Exhibit 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of July 17, 2009

by and among

FRESH DEL MONTE PRODUCE INC.,

and

CERTAIN SUBSIDIARIES NAMED HEREIN,

as Borrowers,

THE LENDERS AND ISSUING BANK NAMED HEREIN,

and

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,

“RABOBANK NEDERLAND”, NEW YORK BRANCH,

as Administrative Agent

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,

“RABOBANK NEDERLAND”, NEW YORK BRANCH,

as Lead Arranger

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,

“RABOBANK NEDERLAND”, NEW YORK BRANCH,

BANK OF AMERICA, N.A., SUNTRUST ROBINSON HUMPHREY, INC.,

U.S. BANK NATIONAL ASSOCIATION

and

ING CAPITAL LLC,

as Joint Bookrunners

BANK OF AMERICA, N.A. and SUNTRUST BANK,

as Co-Syndication Agents,

U.S. BANK NATIONAL ASSOCIATION

and

ING CAPITAL LLC,

as Co-Documentation Agents,

and

AGFIRST FARM CREDIT BANK,

as Managing Agent

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(continued)

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(continued)

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(continued)

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EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Notice of Revolving Borrowing
Exhibit C	Form of Intercompany Note
Exhibit D	Form of Designated Borrower Request and Assumption Agreement

SCHEDULES

Schedule E-1	ERISA Event
Schedule G-1	Guarantors; Guaranty Agreements
Schedule M-1	Material Subsidiaries
Schedule P-1	Pledgors
Schedule 2.1(c)	Existing Letters of Credit
Schedule 4.1(b)	Subsidiaries
Schedule 4.1(c)	Joint Ventures
Schedule 4.1(e)	Authorizations; Approvals
Schedule 4.1(i)	Litigation
Schedule 4.1(m)	Environmental Matters
Schedule 4.1(o)	Permitted Liens as of the Agreement Date
Schedule 4.1(r)	Material Contracts
Schedule 4.1(s)	Intellectual Property
Schedule 4.1(t)	Material Surviving Debt
Schedule 4.1(u)	Investments permitted as of the Agreement Date
Schedule 4.1(v)	Property Locations
Schedule 9.2	Notice Addresses

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SECOND AMENDED and RESTATED CREDIT AGREEMENT dated as of July 17, 2009 among FRESH DEL MONTE PRODUCE INC., an exempted company duly incorporated under the laws of the Cayman Islands (“Fresh Produce”), and the Subsidiaries of Fresh Produce identified on the signature pages hereto (Fresh Produce and such Subsidiaries are referred to herein collectively as the “Borrowers” and each individually as a “Borrower”); the various banks and other financial institutions as are, or may from time to time become, parties hereto as Lenders; the Issuing Bank party hereto; COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH , as lead arranger (the “Lead Arranger”); COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, BANK OF AMERICA, N.A., SUNTRUST ROBINSON HUMPHREY, INC., U.S. BANK NATIONAL ASSOCIATION and ING CAPITAL LLC, as joint bookrunners (the “Joint Bookrunners”); BANK OF AMERICA, N.A. and SUNTRUST BANK, as co-syndication agents (the “Co-Syndication Agents”); U.S. BANK NATIONAL ASSOCIATION and ING CAPITAL LLC, as co-documentation agents (the “Co-Documentation Agents”); AGFIRST FARM CREDIT BANK, as managing agent (the “Managing Agent”); and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH (“Rabobank”), as administrative agent for the Lenders (together with any successor appointed pursuant to Article 8, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, certain of the Borrowers, the Administrative Agent, the other agents parties thereto, certain of the Lenders, and the Departing Lenders are parties to that certain Amended and Restated Credit Agreement dated as of March 21, 2003 (such agreement, as amended, modified or supplemented prior to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, the parties desire to enter into this Agreement to amend and restate the Existing Credit Agreement in its entirety and to replace the Departing Lenders; and

WHEREAS, each Borrower acknowledges and agrees that the security interests granted to the Administrative Agent pursuant to the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) shall remain outstanding and in full force and effect in accordance with the Existing Credit Agreement (except to the extent modified on the Agreement Date) and such other Loan Documents (except to the extent modified on the Agreement Date) and shall continue to secure the Obligations (as defined herein); and

WHEREAS, each of the Borrowers, the Administrative Agent and the Lenders acknowledges and agrees that (a) the Advances (as such term is defined herein) on the date hereof represent, among other things, the amendment, restatement, renewal, extension, consolidation and modification of the Obligations (as defined in the Existing Credit Agreement) arising in connection with the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith; (b) each Borrower, the Administrative Agent and the Lenders intend that the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith and the collateral pledged thereunder shall secure, without interruption or impairment of any kind, all existing Obligations (as defined in the Existing Credit Agreement)

under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith as amended, restated, renewed, extended, consolidated and modified hereunder, together with all other Obligations (as defined herein) hereunder; (c) all Liens (as defined in the Existing Credit Agreement) evidenced by the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith are hereby ratified, confirmed and continued; (d) this Agreement is intended to restate, renew, extend, consolidate, amend and modify the Existing Credit Agreement; and (e) the Loan Documents (as defined in the Existing Credit Agreement) (other than the Existing Credit Agreement which is hereby being restated, renewed, extended, consolidated, amended or modified) shall remain extant and in full force and effect (except to the extent amended, modified or restated as of the date hereof); and

WHEREAS, each of the Borrowers, the Administrative Agent and the Lenders intend that (a) the provisions of the Existing Credit Agreement be hereby superseded and replaced by the provisions hereof; and (b) by entering into and performing their respective obligations hereunder, this transaction shall not constitute a novation.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein set forth and other good and valuable consideration, the receipt and adequacy of all of the foregoing as legally sufficient consideration being hereby acknowledged, the Borrowers, the Administrative Agent and the Lenders do hereby agree that the Existing Credit Agreement is amended and restated in its entirety, and agree, as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Lender” has the meaning specified in Section 2.12.

“Administrative Agent” has the meaning specified in the introductory paragraph of this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent with JP Morgan Chase, NA, ABA # 021000021, Account No. 400-212307, Favor: Rabobank International, New York Branch, Reference: Fresh Del Monte #80610, Attention: Loan Syndications.

“Advance” means, as applicable, a Revolving Advance or a Swing Line Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person or is a director, partner or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, (a) by such other Person of the power to vote 5% or more of the Stock of such Person or (b) by such other Person of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Stock, by contract or otherwise.

“Agreement” means this Second Amended and Restated Credit Agreement.

“Agreement Date” means the date as of which this Agreement is dated.

“Anti-Terrorism Laws” means, collectively, any law, regulation or order relating to terrorism, national security, U.S. embargoes or other sanctions, or money laundering, including, without limitation, the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. § 5 et seq.), the International Security Development and Cooperation Act (22 U.S.C. § 2349aa-9 et seq.), Executive Order No. 13224, and the USA Patriot Act, and any rules and regulations promulgated pursuant to or under the authority of any of the foregoing (including, without limitation, the rules and regulations promulgated or administered by OFAC).

“Applicable Accounting Standards” means, as of the date of this Agreement, GAAP; provided, however, that, upon not less than thirty (30) days prior written notice to the Administrative Agent, Fresh Produce may change to IFRS, provided, however, in the case of any change to IFRS, (a) such notice of its change to IFRS shall be accompanied by a description in reasonable detail of any material variation between the application of accounting principles under GAAP and the application of accounting principles under IFRS in calculating the financial covenants under Section 6.16 hereof and the reasonable estimates of the difference between such calculations arising as a consequence thereof, and (b) if such change is reasonably deemed by the Administrative Agent to be material or detrimental to the Lenders, such change shall not be effective for purposes of calculating the financial covenants (or Applicable Margin) hereunder until Fresh Produce and the Administrative Agent have agreed upon amendments to the financial covenants (and related defined terms) contained herein to reflect any change in such basis.

“Applicable Law” means, in respect of any Person, all provisions of constitutions, statutes, rules, regulations, and orders of governmental bodies or regulatory agencies applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s LIBOR Lending Office in the case of a LIBO Rate Advance.

“Applicable Margin” means for any Borrower on any date of determination, the applicable percentage indicated below which corresponds to the Leverage Ratio of Fresh Produce indicated below.

Level	Leverage Ratio	Applicable Margin for LIBO Rate Advances	Applicable Margin for Base Rate Advances	Applicable Margin for Unused Commitment
1	Greater than or equal to 2.75 to 1.00	3.500%	2.250%	0.750%
2	Less than 2.75 to 1.00, but greater than or equal to 2.25 to 1.00	3.250%	2.000%	0.750%
3	Less than 2.25 to 1.00, but greater than or equal to 1.50 to 1.00	3.000%	1.750%	0.625%
4	Less than 1.50 to 1.00, but greater than or equal to 1.00 to 1.00	2.750%	1.500%	0.500%
5	Less than 1.00 to 1.00	2.500%	1.250%	0.500%

The Applicable Margin for each Revolving Advance and the Unused Commitment shall be determined by reference to the Leverage Ratio in effect from time to time at the end of each fiscal quarter based on the financial statements for the most recently ended fiscal quarter and the three immediately preceding completed fiscal quarters; provided, however, that (a) no change in the Applicable Margin shall be effective until three Business Days after the date on which the Administrative Agent receives financial statements pursuant to Section 5.16(b) and (c), as the case may be, and a certificate of the Chief Financial Officer of Fresh Produce demonstrating such Leverage Ratio, attaching thereto a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by Fresh Produce in determining such Leverage Ratio, (b) the Applicable Margin shall be the highest interest rate margin set forth above with respect to the applicable Revolving Advances and Unused Commitment, respectively, if Fresh Produce has not submitted to the Administrative Agent the information described in clause (a) of this proviso as and when required under Section 5.16(b) or (c), as the case may be, for so long as such information has not been received by the Administrative Agent, and (c) commencing on the Agreement Date, until the date which is three Business Days after the date on which the Administrative Agent receives audited financial statements pursuant to Section 5.16(c) and a certificate of the Chief Financial Officer of Fresh Produce demonstrating the Leverage Ratio for the fiscal year of Fresh Produce ending January 1, 2010, the Applicable Margins shall be the margins at Level 3 set forth in the grid above. In the event that the information contained in any financial statements delivered pursuant to Section 5.16(b) or (c), as the case may be, or the accompanying certificate of the Chief Financial Officer of Fresh Produce demonstrating such Leverage Ratio, is shown to be inaccurate (other than inaccuracies resulting from subsequent changes in accounting principles which were correctly applied at the time such certificate and financial statements were prepared), and such inaccuracy, if corrected, would have led to the application of higher Applicable Margins for any period (an “Applicable Period”) than the Applicable Margins actually applied for such Applicable Period, then (i) Borrowers shall immediately deliver to Administrative Agent and Lenders a correct certificate of the Chief Financial Officer of Fresh Produce demonstrating the revised Leverage Ratio for such Applicable Period, (ii) the Applicable Margins shall be determined as if such higher level set forth in the grid that was in effect for such Applicable Period were applicable for such Applicable Period, and (iii) Borrowers shall immediately deliver to the Administrative Agent full payment in respect of the accrued additional interest or fees as a result of such increased Applicable Margins for such Applicable Period, which payment shall be applied by the Administrative Agent in accordance with this Agreement.

“Applicable Period” has the meaning specified in the definition of “Applicable Margin” set forth in Section 1.1.

“Applicant Borrower” has the meaning specified in Section 2.13.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in accordance with Section 9.7, and in substantially the form of Exhibit A hereto.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), and any similar laws relating to the insolvency of debtors in any other country, as the same may now or hereafter be amended, and including any successor statute.

“Base Rate” means, at any date of determination, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the greatest of:

(a) the rate of interest announced by Rabobank in New York, New York, from time to time and as in effect as of such day, as Rabobank’s base rate;

(b) 1/2 of one percent per annum above the Federal Funds Rate in effect as of such day; and

(c) the LIBO Rate for an Interest Period of one month in effect as of such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1.00%).

If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate or the LIBO Rate for any reason, including the inability of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (b) or (c), as applicable of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in Rabobank’s base rate or the LIBO Rate or the Federal Funds Rate shall be effective on the effective date of such change in such base rate or the LIBO Rate or the Federal Funds Rate, respectively, but in no event shall exceed the maximum interest rate permitted by Applicable Law.

“Base Rate Advance” means an Advance denominated in U.S. dollars that bears interest at the Base Rate, plus the Applicable Margin in effect from time to time with respect to Base Rate Advances that are Revolving Advances, or the interest rate margin mutually agreed between the Swing Line Bank and Fresh Produce with respect to Swing Line Advances.

“Blocked Person” has the meaning specified in Section 4.1(x).

“Board of Directors” means (a) with respect to a corporation, the board of directors of such corporation or a duly authorized committee of the board of directors, (b) with respect to a partnership, the board of directors or similar body of the general partner (or, if more than one general partner, the managing general partner) of such partnership, and (c) with respect to a limited liability company, any managing or other authorized committee of such limited liability company or any board of directors or similar body of any managing member.

“Borrower” and “Borrowers” have the respective meanings specified therefor in the introductory paragraph of this Agreement; provided, however, “Borrower” and “Borrowers” shall also include, if the conditions of Section 2.13 are satisfied, any other Designated Borrower.

“Borrowing” means a Revolving Borrowing or a Swing Line Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City, and, if the applicable Business Day relates to any LIBO Rate Advances, on which dealings are carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person or have a useful life of more than one year; provided, however, that there shall be excluded from this definition that portion of any expenditure (a) which is financed by Debt (other than the Obligations) permitted hereunder, including, without limitation, the non-cash portion of Capitalized Leases, (b) which is otherwise treated as an expense on the statement of such Person that would have an effect on such Person’s EBITDA, (c) which is made pursuant to Section 6.5(c) in respect of the reinvestment in replacement assets within 12 months of any permitted sale of assets thereunder, (d) which is made with insurance proceeds received in respect of loss or damage to a fixed asset to replace such asset, (e) to the extent such Person or its Subsidiary is reimbursed in cash for such expenditure by a Person other than such Person or its Subsidiaries (provided if such reimbursement is received in connection with an expenditure made in the immediately preceding fiscal year, the amount of such reimbursement may be applied as a credit against the expenditures made in the current fiscal year), or (f) made in connection with the acquisition of any Person, or the acquisition of all or substantially all of the assets of a business or a business unit, or all or substantially all of the operating assets of any Person, or assets which constitute all or substantially all of the assets of a division or a separate or separable line of business of any Person, to the extent such acquisition is permitted by Section 6.6(h).

“Capitalized Lease” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases on a balance sheet of the lessee, excluding operating leases.

“Cash Equivalents” means, for any Person, any of the following, to the extent owned by such Person free and clear of all Liens (other than Permitted Liens) and having a maturity of not greater than 1 year from the date of acquisition: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) readily marketable direct obligations denominated in U.S. dollars of any other sovereign government or any agency or instrumentality thereof which are unconditionally guaranteed by the full faith and credit of such government and which have a rating equivalent to at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, (c) insured certificates of deposit of or time deposits with any commercial bank that issues (or the parent of which issues) commercial paper rated as described in clause (d) below, is organized under the laws of the United States or any State thereof or is a foreign bank or branch or agency thereof acceptable to the Administrative Agent and, in any case, has combined capital and surplus of at least U.S.$1,000,000,000 (or the foreign currency equivalent thereof), (d) commercial paper issued by any corporation organized under the laws of any State of the United States or any commercial bank organized under the laws of the United States or any State thereof or any foreign bank, each of which shall have a Consolidated net worth of at least U.S.$250,000,000 and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P or (e) a mutual fund invested solely in assets that constitute “Cash Equivalents” of the types described in clauses (a) through (d) of this definition.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“Change of Control” means at any time, with respect to any Loan Party, the occurrence of any of the following: (a) any Person other than the direct and indirect shareholders of such Loan Party existing on the date hereof, (i) acquires (whether through legal or “beneficial ownership,” by contract or otherwise), directly or indirectly, the right to vote more than 45% of the total voting power of all classes of Stock of such Loan Party then outstanding and such percentage is in excess of the percentage owned by such direct and indirect shareholders existing on the date hereof, or (ii) shall have elected, or caused to be elected, a sufficient number of its or their nominees to the Board of Directors of such Loan Party such that the nominees so elected (regardless of when elected) shall collectively constitute a majority of the Board of Directors of such Loan Party; or (b) any “change of control” (or similar defined term) under or as defined in any document governing Debt incurred pursuant to Section 6.2(l). For purposes of this definition, “Person” includes any “group” as that term is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, and “beneficial ownership” shall have the meaning provided in Rule 13d-3 under the Securities Exchange Act of 1934.

“Co-Documentation Agents” has the meaning specified in the introductory paragraph of this Agreement.

“Co-Syndication Agents” has the meaning specified in the introductory paragraph of this Agreement.

“Collateral” means all Pledged Stock, all other “Collateral” referred to in the Security Documents and all other property (including, but not limited to, the proceeds of such “Collateral” and all after-acquired property) that is or is intended to be subject to any Lien in favor of the Administrative Agent in accordance with the terms of the Security Documents.

“Commitment” means, with respect to any Lender at any time, the amount set forth on its signature page hereto under the caption “Commitment,” or, if such Lender has entered into one or more Assignments and Acceptances or any agreements described in Section 2.12(e), set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.7(c) as such Lender’s “Commitment,” as such amount may be reduced pursuant to Section 2.5 or 2.10 or increased pursuant to Section 2.12.

“Computation Date” means the date on which the Equivalent Amount in U.S. dollars of any Letters of Credit denominated in Pounds or Euros, as applicable, is determined.

“Confidential Information” means information that any Loan Party furnishes to the Administrative Agent or any Lender on a confidential basis, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Administrative Agent or such Lender from a source other than a Loan Party.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDA” means, for Fresh Produce for any period, the sum, determined on a Consolidated basis, of (a) Consolidated Net Income (or net loss), plus, without duplication and to the extent included in the calculation of such Consolidated Net Income (or net loss), (b) the sum of (i) Consolidated Net Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) non-cash compensation expense defined in and required by SFAS 123(R), and (vi) any extraordinary, unusual or non-recurring noncash expenses or losses, minus (c) the sum of (i) any extraordinary, unusual or non-recurring income or gains which were included in the calculation of Consolidated Net Income (or net loss), and (ii) cash expenditures in excess of $5,000,000 incurred per quarter, the effect of which is to reduce balance sheet provisions previously booked and treated as an extraordinary, unusual or non-recurring non-cash expense, in each case of Fresh Produce and its Subsidiaries, determined in accordance with GAAP for such period.

“Consolidated Interest Expense” means, for any period, all amounts that would be deducted in arriving at Consolidated Net Income for such period in respect of interest charges (including amortization of debt discount and expense and imputed interest on Capitalized Leases).

“Consolidated Interest Income” means, for any period, the sum of all amounts that would be included, for purposes of determining Consolidated Net Income, as income of Fresh Produce and its Subsidiaries for such period in respect of interest payments by third parties to Fresh Produce and its Subsidiaries.

“Consolidated Net Income” means, for Fresh Produce for any period, the net income of Fresh Produce and its Subsidiaries determined in accordance with GAAP on a Consolidated basis; provided, however, that there shall not be included in such Consolidated Net Income:

(a) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of Fresh Produce or its Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and gain (but not loss) realized upon the sale or other disposition of any Stock of any other Person; and

(b) the cumulative effect of a change in accounting principles.

“Consolidated Net Interest Expense” means, for any period, (a) Consolidated Interest Expense for such period, minus (b) Consolidated Interest Income for such period.

“Consolidated Total Debt” of Fresh Produce means, without duplication and as of any date of determination, all Debt of Fresh Produce and its Subsidiaries (including ship mortgages under which Fresh Produce or any of its Subsidiaries is a mortgagor), excluding (a) all obligations of Fresh Produce and its Subsidiaries in respect of pension liabilities, worker’s compensation liabilities, accounts payable, accrued expenses, taxes payable or deferred taxes, (b) contingent obligations in respect of undrawn letters of credit issued pursuant to worker’s compensation laws, insurance laws or similar legislation or to secure public or statutory obligations, and (c) obligations under Hedge Contracts, in each case determined on a Consolidated basis.

“Conversion,” “Convert” and “Converted” each refer to a conversion of LIBO Rate Advances into Base Rate Advances or the conversion of Base Rate Advances into LIBO Rate Advances pursuant to Section 2.2 or Section 10.1.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables, including trade payables arising in connection with consignment sale arrangements, not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than trade payables not overdue by more than 60 days incurred in the ordinary course of business), (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capitalized Leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations under Hedge Contracts, (h) all obligations of others referred to in clauses (a) through (g) above or clause (i) below Guaranteed by such Person, and (i) all obligations referred to in clauses (a) through (g) above of another Person secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations.

“Default” means any of the events specified in Section 7.1 hereof which, with the passage of time or giving of notice (or both), would, unless cured or waived, become an Event of Default.

“Default Rate” means a simple per annum interest rate equal to, (a) with respect to outstanding principal, the sum of (i) the Base Rate or the LIBO Rate, as applicable, plus (ii) the Applicable Margin then in effect for such Type of Advances, plus (iii) 2%, and (b) with respect to all other Obligations, the sum of (i) the Base Rate, plus (ii) the Applicable Margin then in effect with respect to Base Rate Advances, plus (iii) 2%.

“Defaulted Advance” means, with respect to any Lender at any time, the portion of any Advance required to be made by such Lender to any Borrower pursuant to Section 2.1 or 2.2 at or prior to such time which has not been made by such Lender or by the Administrative Agent for the account of such Lender pursuant to Section 2.2(d) as of such time. In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.9(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.1 or 2.2 on the same date it was originally required to be made.

“Defaulted Amount” means, with respect to any Lender at any time, any amount required to be paid by such Lender to the Administrative Agent or any other Lender hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender to (a) the Swing Line Bank pursuant to Section 2.1(b) to purchase any participation in a Swing Line Advance made by the Swing Line Bank, (b) the Issuing Bank pursuant to Section 2.3(b) to purchase any participation in a Revolving Advance made by the Issuing Bank, (c) the Administrative Agent pursuant to Section 2.2(d) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender, (d) any other Lender pursuant to Section 2.9 to purchase any participation in Advances owing to such other Lender and (e) the Administrative Agent pursuant to Section 8.5 to reimburse the Administrative Agent for such Lender’s ratable share of any amount required to be paid by the Lenders to the Administrative Agent or such Lender as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.9(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulting Lender” means, at any time, any Lender that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall be deemed insolvent by any Governmental Authority or be the subject of any bankruptcy, insolvency or similar action or proceeding in any applicable jurisdiction.

“Del Monte Europe License” means the Amended License Agreement dated May 9, 1990 between DMC and Del Monte Foods Limited (now known as Del Monte Europe Limited).

“Del Monte International” means Del Monte International, Inc., a company organized under the laws of Panama.

“Del Monte International Licenses” means (a) the Amended License Agreement dated May 4, 1990 between DMC and Del Monte International and (b) the Amended License Agreement dated May 9, 1990 between DMC and Del Monte International.

“Departing Lenders” means, collectively, any Persons that, immediately prior to the Agreement Date, were party to the Existing Credit Agreement as a “Lender” thereunder but are not Lenders under this Agreement, and are identified as “Departing Lenders” on the signature pages hereto.

“Designated Borrower” has the meaning specified in Section 2.13.

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.13.

“DMC” means Del Monte Corporation, a New York corporation and licensor of the Trademarks pursuant to the Trademark Licenses.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” on its signature page hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; or (c) a commercial bank or other financial institution (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, having a combined capital and surplus of at least U.S. $250,000,000; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

“Environment” means the ambient air, surface water, drinking water, groundwater, land surface, subsurface strata, river sediment, plant or animal life, and other natural resources.

“Environmental Action” means any action, suit, demand, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement arising under any Environmental Law or any Environmental Permit or arising from alleged injury or threat to health, safety or the Environment that is commenced by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages or by any third party for damages.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction or decree, or judicial or agency interpretation, policy or guidance determined by a court to have the force and effect of law, relating to pollution or protection of the Environment, human health or safety (including, without limitation, employees), animals or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equivalent Amount” means (a) whenever this Agreement requires or permits a determination on any date of the equivalent in U.S. dollars of an amount expressed in Pounds or Euros, the equivalent amount in U.S. dollars of such amount expressed in Pounds or Euros, as applicable, as determined by the Administrative Agent on such date on the basis of the Spot Rate for the purchase of U.S. dollars with Pounds or Euros, as applicable, on the relevant Computation Date provided for hereunder; or (b) whenever this Agreement required or permits a determination on any date of the equivalent amount in Pounds or Euros of such amount expressed in U.S. dollars, the equivalent amount in Pounds or Euros, as applicable, of such amount expressed in U.S. dollars, as determined by the Administrative Agent on such date on the basis of the Spot Rate for the purchase of Pounds or Euros, as applicable, with U.S. dollars on the relevant Computation Date provided for hereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, supplemented or otherwise modified from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” of any Person means any other Person that for purposes of Title IV of ERISA is a member of the controlled group of such Person, or under common control with such Person, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” with respect to any Person means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan of such Person unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur within the following 30 days with respect to a Plan the contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of which meets the requirements of subsection (1) of Section 4043(b) of ERISA but also including those sponsors generally excluded from the application of Section 4043 by subsection (2) of such Section; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) or 4041A of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of such Person or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA, except to the extent such cessation of operations relates to the letter agreement described in Schedule E-1; (e) the withdrawal by such Person or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 400l(a)(2) of ERISA; (f) the conditions for imposition of a lien under Sections 412 or 430 of the Internal Revenue Code or Section 303(k) of ERISA shall have been met with respect to any Plan; (g) the termination of a Multiemployer Plan under Section 4041A of ERISA; (h) the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (i) a Single Employer Plan is in “at risk status” within the meaning of Internal Revenue Code Section 430(i); (j) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Internal Revenue Code Section 432(b); or (k) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Euros” means the single currency of participating member states of the European Union.

“Event of Default” has the meaning assigned to such term in Section 7.1.

“Excluded Taxes” has the meaning specified in Section 10.2(a).

“Executive Order No. 13224” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Credit Agreement” has the meaning specified in the recitals to this Agreement.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain fee letter executed by the Borrowers setting forth the applicable fees relating to this Agreement to be paid to the Administrative Agent, on its behalf and on behalf of the Lenders.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 4.1(k).

“Foreign Plan” has the meaning specified in Section 4.1(k).

“Fresh Chile” means Del Monte Fresh Produce (Chile) S.A., a Chilean corporation.

“Fresh International” means Del Monte Fresh Produce International Inc., a Liberian corporation.

“Fresh International License” means the License Agreement dated as of December 5, 1989 by and between DMC and Fresh International, as amended by that certain Amendment No. 1, effective as of October 12, 1992.

“Fresh International Sublicense” means the Sublicense Agreement dated as of December 5, 1989, by and between Wafer (as sublicensor) and Fresh International (as sublicensee), as amended by that certain Amendment No. 1, effective as of October 12, 1992.

“Fresh N.A.” means Del Monte Fresh Produce N.A., Inc., a Florida corporation.

“Fresh Produce” has the meaning specified in the introductory paragraph of this Agreement.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession in the U.S., that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any government or political subdivision of the United States or any other country or any agency, authority, board, bureau, central bank, commission, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, having jurisdiction over the Administrative Agent, any Borrower, any other Loan Party or any of their respective assets or properties, in each case whether U.S. or non-U.S., or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision.

“Guarantors” means each of the Persons listed under the heading of “Guarantor” on Schedule G-1 hereof, and each other Person that delivers a Guaranty Agreement at any time hereafter.

“Guaranty” or “Guaranteed,” as applied to an obligation (each a “primary obligation”), means (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including any obligation, whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, or (ii) to advance or supply funds for the purchase or payment of such primary obligation, or (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof; provided, however, that “Guaranty” shall not include non-binding comfort letters limited to corporate intent or policies.

“Guaranty Agreements” means the guaranty agreements, guaranty and indemnity deeds, and other similar agreements delivered on the Agreement Date by each of the Persons listed under the heading of “Guarantor” on Schedule G-1 hereto, guaranteeing or providing an indemnity for the obligations described on Schedule G-1 hereto, and any other agreement delivered after the Agreement Date (including by way of supplement or amendment to any guaranty or indemnity agreement) by any Person providing an indemnity or guaranty of all or any part of the Obligations, in each case as amended, supplemented or modified from time to time in accordance with its terms.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any applicable Environmental Law.

“Hedge Bank” means any Lender or any Affiliate thereof that is party to a Hedge Contract with a Loan Party (or any Person party to a Hedge Contract with a Loan Party that was a Lender or an Affiliate thereof party to such Hedge Contract immediately prior to the assignment of all of its Commitments hereunder pursuant to Section 2.10).

“Hedge Contracts” means with respect to any Person, (a) any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements, (b) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement (including any fuel, grain or corrugated board futures agreement) designed to protect such Person against fluctuations in commodity prices (including fuel, grain or corrugated board prices), and (c) any foreign exchange contract, forward foreign exchange contract, currency swap, currency future, currency option, or other similar agreement or arrangement designed to protect such Person against fluctuations in foreign exchange rates or currency valuations, in each case, entered into in the ordinary course of business for bona fide hedging purposes and not for the purpose of speculation.

“IFRS” means the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board.

“Impacted Lender” means a Defaulting Lender or a Lender (a) that has defaulted in fulfilling its lending obligations under one or more other syndicated credit facilities, or (b) as to which an entity that controls such Lender has been deemed insolvent by any Governmental Authority or become the subject of a bankruptcy, insolvency or other similar proceeding.

“Increased Commitments” has the meaning specified in Section 2.12.

“Indemnified Party” has the meaning specified in Section 9.4(c).

“Initial Borrowing Date” means the date on which the initial Borrowing shall occur.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Interest Period” means, for each LIBO Rate Advance comprising part of the same Borrowing (or portion of the same Borrowing), the period commencing on the date of such LIBO Rate Advance or the date of Conversion of any Base Rate Advance into such LIBO Rate Advance, and ending on the last day of the period selected by any Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower requesting a Borrowing pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three, or six months, as such Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided that:

(a) the duration of any Interest Period for any LIBO Rate Advance that commences before the repayment date for such Advance and otherwise ends after such repayment date shall end on such repayment date;

(b) if any Borrower fails to select the duration of any Interest Period for a LIBO Rate Advance, the duration of such Interest Period shall be one month;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month;

(e) such Borrower shall not select an Interest Period for a LIBO Rate Advance that ends after the Termination Date; and

(f) the Borrowers may also select Interest Periods of one, two, three or five weeks in duration (each, a “Non-Conforming Interest Period”), provided (i) no more than four Non-Conforming Interest Periods are selected during any calendar year and (ii) each Lender is able to fund the requested LIBO Rate Advance for such Non-Conforming Interest Period..

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“IntraLinks” means IntraLinks, Inc. or any other digital workspace provider selected by the Administrative Agent from time to time after notice to, and approval of, Fresh Produce.

“Inventory” means, with respect to Fresh Produce or any of its Subsidiaries, all goods owned and held for sale in the ordinary course of its business, including all fresh produce, paper and packaging materials and all raw materials and work in process therefor and materials used or consumed in the manufacture or production thereof.

“Investment” by any Person in any other Person means any direct or indirect advance or loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extensions of credit or capital contributions to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Stock, Debt or other similar instruments issued by such Person.

“Issuing Bank” means Rabobank and its successors and assigns hereunder as issuer of such Letter of Credit.

“Joint Bookrunner” has the meaning specified therefor in the introductory paragraph of this Agreement.

“L/C Cash Collateral Account” has the meaning specified in Section 7.3.

“L/C Related Documents” has the meaning specified in Section 2.3(c)(i).

“Lead Arranger” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Lenders” means the banks and other financial institutions that have agreed to make Revolving Advances under the Total Commitment hereunder, as indicated on the signature pages hereto under the caption “Commitment” or in one or more Assignments and Acceptances entered into from time to time and set forth in the Register maintained by the Administrative Agent pursuant to Section 9.7(c).

“Letter of Credit” has the meaning specified in Section 2.1(c).

“Letter of Credit Amount” means at any time, the sum of (a) the aggregate maximum amount available to be drawn under all Letters of Credit outstanding at such time (assuming compliance at such time with all conditions to drawing), plus (b) the aggregate drawn but unreimbursed drawings of any Letters of Credit at such time.

“Letter of Credit Commission” means, for any date of determination, with respect to any outstanding Letter of Credit, a letter of credit commission on an amount equal to the stated principal amount of such outstanding Letter of Credit less any amounts drawn under such Letter of Credit, at the rate per annum equal to the Applicable Margin for LIBO Rate Advances in effect at such time.

“Letter of Credit Sublimit” means U.S.$100,000,000.

“Leverage Ratio” means, for any period, the ratio of (a) Consolidated Total Debt of Fresh Produce to (b) Consolidated EBITDA of Fresh Produce.

“LIBO Rate” means, for any Interest Period for any LIBO Rate Advance comprising part of the same Revolving Borrowing, an interest rate per annum obtained by dividing:

(a) either (i) the rate per annum determined by Rabobank on the basis of the offered rates for deposits in U.S. dollars for such Interest Period (provided if such Interest Period is a Non-Conforming Interest Period, the offered rate shall be determined based upon the offered rate for deposits in U.S. dollars for an Interest Period of (x) one month in connection with a Non-Conforming Interest Period of 1, 2, or 3 weeks, and (y) two months in connection with a Non-Conforming Interest Period of 5 weeks) which appear on Bloomberg page BBAM, pg.1 (Official BBA Libor Fixings) (or such other page or pages as the Administrative Agent, in agreement with the Borrowers and after consultation with the Lenders, shall nominate to replace that page or pages for the purpose of displaying offered rates of leading banks for London interbank deposits in U.S. dollars) as of 11:00 a.m., London time, on the day that is two Business Days preceding the first day of such Interest Period, or (ii) if a rate cannot be determined pursuant to clause (i) above, a rate per annum equal to the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are available to the Administrative Agent as determined by the Administrative Agent in London, England to prime banks in the interbank market, as of 11:00 a.m., London time, on the day that is two Business Days preceding the first day of such Interest Period, by

(b) a percentage equal to 100%, minus the LIBO Rate Reserve Percentage for such Interest Period.

“LIBO Rate Advance” means a Revolving Advance denominated in U.S. dollars that bears interest at the LIBO Rate plus the Applicable Margin in effect from time to time with respect to Revolving Advances that are LIBO Rate Advances. The LIBO Rate for any LIBO Rate Advance shall be adjusted as of the effective date of any change in the LIBO Rate Reserve Percentage.

“LIBO Rate Reserve Percentage” means the percentage which is in effect from time to time under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any basic, special, emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (as such term is defined in Regulation D of the Board of Governors as in effect from time to time) or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBO Rate Advances is determined, whether or not any Lender has any Eurocurrency Liabilities subject to such reserve requirement at that time.

“LIBOR Lending Office” means, with respect to any Lender, the office of such Lender specified as its “LIBOR Lending Office” on its signature page hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.

“Lien” means, with respect to any property, any mortgage, lien, pledge, assignment by way of security, charge, hypothec, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, or other encumbrance of any kind in respect of such property.

“Loan Documents” means this Agreement, the Guaranty Agreements, the Security Documents, all L/C Related Documents, the Fee Letter, each Designated Borrower Request and Assumption Agreement, each Notice of Revolving Borrowing, each Notice of Swing Line Borrowing, each Notice of Issuance, any Hedge Contract between a Hedge Bank and a Loan Party, and all other documents, instruments, certificates, and agreements executed or delivered by Fresh Produce or its Subsidiaries in connection with or pursuant to this Agreement and, to the extent not modified, superseded, terminated or replaced on or after the Agreement Date, all Security Documents (as defined in the Existing Credit Agreement) delivered in connection with the Existing Credit Agreement. Without limiting the generality of the foregoing, each amendment to this Agreement or to any other Loan Document, each waiver of any provision of this Agreement or any other Loan Document, and each instrument and agreement executed in connection herewith or therewith shall be deemed to be a Loan Document for all purposes of this Agreement and the other Loan Documents.

“Loan Party” or “Loan Parties” means each of the Borrowers, the Guarantors, and the Pledgors.

“Managing Agent” has the meaning specified in the introductory paragraph of this Agreement.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Effect” means, as of any date of determination, a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of Fresh Produce and its Subsidiaries taken as a whole or (b) the material rights and remedies of the Administrative Agent or any Lender under any Loan Document or (c) the ability of Fresh Produce and its Subsidiaries, collectively, to perform their Obligations under the Loan Documents.

“Material Contracts” means, with respect to any Loan Party, (a) each contract listed on Schedule 4.1(r), (b) each other contract to which such Loan Party is, or may become, a party which covers and/or replaces the services and/or arrangements which are provided for in any contract listed on Schedule 4.1(r), and (c) the Trademark Licenses.

“Material Subsidiary” means (a) as of the Agreement Date, those direct and indirect Subsidiaries of Fresh Produce listed on Schedule M-1 hereto, and (b) thereafter, any direct or indirect Subsidiary of Fresh Produce which, as a result of any acquisition, Investment, merger, reorganization, transfer of assets, or other change in circumstances after the Agreement Date, meets any of the following conditions:

(a) Investments in such Subsidiary by Fresh Produce and its other Subsidiaries, in the aggregate, exceed 10% of the total assets of Fresh Produce and its Subsidiaries Consolidated as of the end of the most recently completed fiscal quarter; or

(b) Fresh Produce’s and its other Subsidiaries’ proportionate share of the total assets, in the aggregate (after intercompany eliminations), of such Subsidiary (and its Subsidiaries) exceeds 10% of the total assets of Fresh Produce and its Subsidiaries Consolidated as of the end of the most recently completed fiscal quarter; or

(c) Fresh Produce’s and its other Subsidiaries’ equity in the income from continuing operations, in the aggregate, before income taxes, extraordinary items and cumulative effect of a change in accounting principles of such Subsidiary (and its Subsidiaries) exceeds 10% of such income of Fresh Produce and its Subsidiaries Consolidated for the most recently completed fiscal year.

“Material Surviving Debt” has the meaning specified in Section 4.1(t).

“Moody’s” means Moody’s Investors Service Inc. or any successor thereto.

“Multiemployer Plan” of any Person means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which such Person or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” of any Person means a single employer plan, as defined in Section 4001 (a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and at least one Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“NAJ License” means the License Agreement dated as of December 5, 1989 by and between DMC and Fresh N.A., as amended by that certain Amendment No. 1, effective as of October 12, 1992.

“Net Cash Proceeds” means, with respect to any sale, lease, transfer or disposition of any asset or the sale or issuance of any Debt or Stock, any securities convertible into or exchangeable for Stock or any warrants, rights or options to acquire Stock by any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction, after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees and commissions, (b) the amount of taxes payable in connection with or as a result of such transaction, and (c) the principal amount of, premium or penalty, if any, and interest on any Debt (other than the Advances) that is secured by a Lien on the assets in question, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person and are properly attributable to such transaction or to the asset that is the subject thereof.

“Non-Conforming Interest Period” has the meaning specified in the definition of Interest Period set forth in Section 1.1.

“Notice of Issuance” has the meaning specified in Section 2.3(a).

“Notice of Revolving Borrowing” has the meaning specified in Section 2.2(a).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.2(b).

“Obligation” means, to the extent arising hereunder, under any other Loan Document, all Advances, loans, debts, liabilities, covenants and duties owing by any Borrower or any Loan Party to the Administrative Agent, any Lender, the Issuing Bank, or any Hedge Bank, of any kind or nature, present or future, whether or not for the payment of money, whether (a) arising by reason of any (i) extension of credit, (ii) opening or amendment of a Letter of Credit or payment of any draft drawn thereunder, (iii) loan, (iv) guaranty, (v) indemnification, or (vi) Hedge Contract between a Loan Party and a Hedge Bank, or (b) direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired (including any interest, fees and expenses that, but for the provisions of the Bankruptcy Code, would have accrued).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Taxes” has the meaning specified in Section 10.2(b).

“Paid In Full,” “Pay In Full” and “Payment In Full” means, with respect to the Obligations of any Borrower or Loan Party, (a) with respect to each Letter of Credit issued for the account of any Borrower, the termination and surrender for cancellation of such Letter of Credit, (b) with respect to each Letter of Credit (other than those referred to in clause (a) above, including, without limitation, any Letter of Credit with respect to which, notwithstanding the termination thereof pursuant to its terms, the beneficiary thereunder has a right to make drawings thereunder in accordance with Applicable Law), the delivery of cash collateral which represents 107% of the stated amount of such Letter of Credit, in such form requested by the Issuing Bank for deposit in a cash collateral account, and the execution and delivery of such documents and instruments as the Issuing Bank may request in order to protect and perfect the Issuing Bank’s Lien, (c) with respect to all other Obligations (other than, as of any date of payment, Obligations which are contingent and unliquidated and not then due and owing and which pursuant to Section 9.11, survive the making and repayment of the Advances, the issuance and discharge of Letters of Credit hereunder and the termination of the Commitments hereunder), the payment in full in cash of such Obligations.

“Payment Taxes” has the meaning specified in Section 10.2(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:

(a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.2;

(b) Liens imposed by law, such as landlords’, materialmen’s, mechanics’, carriers’, workmen’s, warehouseman’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or that are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP;

(c) pledges or deposits to secure obligations under worker’s compensation laws or similar legislation or to secure public or statutory obligations;

(d) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, sublicenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which customarily exist on properties of similarly situated corporations engaged in similar activities and do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Loan Party or any of their Subsidiaries;

(e) attachment, judgment and other similar Liens arising in connection with court proceedings that do not cause an Event of Default hereunder;

(f) Liens on any assets of Fresh Produce or any Subsidiary of Fresh Produce which assets are acquired by Fresh Produce or any of its Subsidiaries subsequent to the date of this Agreement, and which Liens were in existence on or prior to the acquisition of such assets; provided that such Liens (i) were not created in contemplation of such acquisition and (ii) do not extend to any assets other than the assets so acquired and the proceeds thereof;

(g) the interests of lessors in any property leased by any Loan Party or its Subsidiaries;

(h) Liens securing Debt permitted by Section 6.2(e), (f), and (h) hereof;

(i) Liens in favor of the Administrative Agent pursuant to the Loan Documents; and

(j) the replacement, extension or renewal of any Lien permitted by clauses (f) through (h) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pledge Agreements” means any pledge agreement, charge over shares or similar agreement delivered on the Agreement Date by each of the Persons listed under the heading of “Pledgor” on Schedule P-1 hereto, granting a Lien on the Stock described on Schedule P-1 hereto in favor of the Administrative Agent, and any other agreement delivered after the Agreement Date (including by way of supplement to any pledge agreement) by any Person granting a Lien on any Stock owned by such Person, in each case as amended, supplemented or modified from time to time in accordance with its terms.

“Pledged Account Agreements” means that certain Lock Box and Assigned Account Agreement among the Administrative Agent, Fresh N.A. and Harris Trust and Savings Bank of even date herewith, and any other similar agreement among a Loan Party, the Administrative Agent and a financial institution delivered in connection with a lockbox account of any Loan Party.

“Pledged Stock” means, collectively, all Stock (or any portion thereof) of a Subsidiary that has been pledged to the Administrative Agent pursuant to a Pledge Agreement.

“Pledgors” means each of Persons listed under the heading of “Pledgor” on Schedule P-1 hereof, and each other Person that at any time hereafter pledges any Stock of any of its Subsidiaries to secure the Obligations or any part thereof.

“Pounds” means the lawful currency of the United Kingdom.

“Process Agent” has the meaning specified in Section 11.1(a).

“Pro Forma Cost Savings” means, with respect to any period of determination, the reduction in net costs and related adjustments that (a) were directly attributable to the acquisition permitted by Section 6.6(h), (b) result from actions actually taken during such period, (c) prior to the pro forma date of such acquisition, are supportable and quantifiable by the underlying accounting records of such business, and (d) are described, as provided below, in an officers’ certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by an officers’ certificate delivered to the Administrative Agent from the chief financial officer of Fresh Produce that outlines the specific actions taken and the net cost savings achieved or to be achieved from each such action.

“Pro Rata Share” of any amount means, with respect to any Lender at any time, an amount equal to (a) a fraction the numerator of which is the amount of such Lender’s Commitment at such time and the denominator of which is the Total Commitment at such time, multiplied by (b) such amount.

“Rabobank” has the meaning specified in the introductory paragraph of this Agreement.

“RCRA” means the Resource Conservation and Recovery Act, as amended.

“Real Property” means all real property in which any Loan Party has an ownership interest or leasehold interest.

“Receivable” with respect to any Person, means all indebtedness owed to such Person by any obligor, whether or not constituting an account, a payment intangible or a general intangible and whether or not evidenced by chattel paper or an instrument, whether now existing or hereafter arising and wherever located, arising in connection with the sale of goods or the provision of services by such Person to an obligor, and all monies due or to become due under such indebtedness, and including the right to payment of any other obligations of such obligor with respect thereto.

“Register” has the meaning specified in Section 9.7(c).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Required Lenders” means, at any time, a Lender or Lenders owed or holding not less than 51% of the Total Commitment; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (a) the aggregate principal amount of the Revolving Advances made by such Lender and outstanding at such time, (b) such Lender’s Pro Rata Share of the Letter of Credit Amount outstanding at such time, and (c) such Lender’s Unused Commitment at such time. For purposes of this definition, (i) the portion of the Letter of Credit Amount relating to the Letters of Credit issued by Rabobank and (ii) the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank shall be considered to be owed to the Lenders ratably in accordance with their respective Commitments, except to the extent any such Lender shall have failed to purchase the participation in such Swing Line Advance, in which case Rabobank shall retain the right to vote such amount.

“Restricted Payment” means any direct or indirect distribution, dividend, or other payment to any Person on account of any general or limited partnership interest in, or shares of Stock of such Person and the payment of any management or similar fee to any Person.

“Restricted Purchase” means any payment by any Person on account of the purchase, redemption, or other acquisition or retirement of any shares of Stock of such Person.

“Revolving Advance” means an advance under the Commitments pursuant to Section 2.1(a).

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Advances of the same Type made by the Lenders.

“S&P” means Standard & Poor’s Ratings Services, a Division of The McGraw Hill Companies, Inc., or any successor thereto.

“Secured Parties” means the Administrative Agent, the Lenders, the Swing Line Bank, any Hedge Bank, and the Issuing Bank, and “Secured Party” means any of the foregoing.

“Security Agreements” means (a) that certain Security Agreement of even date herewith among Fresh Produce, Fresh Chile, Fresh International, certain U.S. Subsidiaries of Fresh Produce and the Administrative Agent, (b) those certain Floating and Fixed Charges of even date herewith executed by each of Del Monte Foods International Limited, Del Monte Europe Limited, and Del Monte (UK) Limited in favor of the Administrative Agent, (c) that certain Intellectual Property Security Agreement of even date herewith among Wafer, Fresh N.A., Fresh International, Fresh Chile, Del Monte Fresh Produce Company, Del Monte Fresh Produce (West Coast), Inc., Del Monte Europe Limited, Del Monte International, Del Monte Fresh Produce (Texas), Inc., and the

Administrative Agent, and (d) any other agreement delivered on or after the Agreement Date (including by way of supplement to any of the foregoing) by any Person granting a Lien on the assets of such Person (including, without limitation, any Lien on bank accounts of such Person) to secure all or any part of the Obligations, in each case as amended, supplemented or modified from time to time in accordance with its terms.

“Security Documents” means, individually and collectively, the Pledge Agreements, the Pledged Account Agreements and the Security Agreements.

“SFAS 123(R)” means Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” which requires all public companies that grant stock options to employees to recognize in its financial statements non-cash compensation expense of the fair value of the options.

“Shipping Holdings” means Fresh Del Monte Ship Holdings Ltd., an exempted company duly incorporated under the laws of the Cayman Islands.

“Shipping Subsidiary” means any direct or indirect Subsidiary of Fresh Produce which is a special purpose shipping company created to acquire and own shipping vessels.

“Single Employer Plan” of any Person means a single employer plan, as defined in Section 400l(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and no Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the tangible and intangible property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s tangible and intangible property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability; provided, however, that with respect to any Person organized under the laws of the United Kingdom, “Solvent” shall mean that such Person is able to pay its debts as they fall due, is not deemed unable to pay its debts as they fall due within the meaning of Section 123(1) of the Insolvency Act of 1986 and that the value of its assets is greater than the value of its liabilities, taking into account contingent and prospective liabilities.

“Spot Rate” for a currency means the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its foreign exchange office at approximately 11:00 a.m. (New York time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made.

“Stock” means, as applied to any Person, any stock, share capital, partnership interests or other equity of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other entity of which (or in which) more than 50% of (a) the issued and outstanding Stock (or the equivalent thereof) having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time Stock (or the equivalent thereof) of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust, estate or other entity, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Successor Entity” has the meaning specified in Section 6.4.

“Supporting Documents” has the meaning specified in Section 2.13.

“Swing Line Advance” means an advance made by the Swing Line Bank pursuant to Section 2.1(b).

“Swing Line Bank” means Rabobank.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank.

“Swing Line Sublimit” has the meaning specified in Section 2.1(b).

“Tangible Net Worth” means, at any time, an amount equal at such time to the amount of total tangible assets of Fresh Produce and its Subsidiaries at such time less the amount of total liabilities of Fresh Produce and its Subsidiaries at such time, in each case determined on a Consolidated basis.

“Taxes” has the meaning specified in Section 10.2.

“Termination Date” means the earlier of (a) January 17, 2013 and (b) the date of the termination in whole of the Commitments pursuant to Section 2.5 or 7.2.

“Total Commitment” means the aggregate of all Lenders’ Commitments not to exceed U.S.$500,000,000 at any time, as such amount may be reduced pursuant to Sections 2.5 and 2.10, and as such amount may be increased in accordance with Section 2.12, provided that nothing in this definition or Section 2.12 shall be deemed to obligate any Lender to increase such Lender’s Commitment hereunder, which Commitment shall be set forth as provided in the definition of “Commitment”.

“Total Current Exposure” has the meaning specified in Section 2.1(a).

“Trademark” means the trademarks “DEL MONTE” and “DEL MONTE plus any design or logotype,” in any and all forms, as well as any and all of the trademarks, applications for registration of trademarks and trademark applications, to the extent such trademarks, any form thereof or any applications relating thereto are licensed to Wafer, Fresh International or Fresh N.A. or any other Loan Party pursuant to the Trademark Licenses.

“Trademark Licenses” means the Fresh International License, the Wafer Licenses, the NAJ License, the Fresh International Sublicense, the Del Monte Europe License and the Del Monte International Licenses.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the LIBO Rate.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the state or states referred to.

“United States person” has the meaning specified in Section 10.2.

“Unused Commitment” means, at any time,

(a) the Total Commitment, minus

(b) the sum of (i) the aggregate principal amount of all Revolving Advances made by the Lenders and outstanding on such date, plus (ii) the Letter of Credit Amount outstanding on such date.

“U.S.” or “United States” means the United States of America.

“U.S. dollars” or “U.S.$” means lawful money of the United States.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Wafer” means Wafer Limited, a Gibraltar corporation.

“Wafer Licenses” means the two License Agreements each dated as of December 5, 1989 by and between DMC and Wafer, as amended by that certain Amendment No. 1, effective as of October 12, 1992.

“Wholly-Owned Subsidiary” of any Person means (a) with respect to a corporate Subsidiary all the outstanding Stock (or the equivalent thereof) of which (other than directors’ qualifying shares) is owned by such Person or one or more Wholly-Owned Subsidiaries or (b) with respect to a partnership Subsidiary all of the Stock of which, other than not more than a 2% Interest owned by the general partner of such partnership Subsidiary, is owned by such Person or one or more Wholly-Owned Subsidiaries.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.2 Construction. The headings, captions or arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of the Loan Documents, nor affect the meaning thereof.

SECTION 1.3 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.4 Accounting Terms. (a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared, in accordance with Applicable Accounting Standards applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of Applicable Accounting Standards applied on a basis consistent with those used in the preparation of the annual or quarterly financial statements furnished to the Lenders pursuant to Section 5.16 most recently prior to or concurrently with such calculations (except in connection with the first such statements to be delivered after a change from GAAP to IFRS in accordance with the definition of Applicable Accounting Standards herein) unless (i) either (x) Fresh Produce shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (y) the Required Lenders shall so object in writing within 180 days after delivery of such financial statements and (ii) Fresh Produce and the Required Lenders have not agreed upon amendments to the financial covenants contained herein to reflect any change in such basis, in which event such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made.

(b) Fresh Produce shall deliver to the Administrative Agent, at the same time as the delivery of any annual or quarterly financial statement under Section 5.16, (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above, and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

(c) Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations of Consolidated EBITDA, the Leverage Ratio, Consolidated Net Interest Expense and/or the Tangible Net Worth hereunder, (i) after consummation of any acquisition permitted by Section 6.6(h), (x) income statement items (whether positive or negative) attributable to the Person or property acquired in such transaction shall, to the extent not otherwise included in such income statement items for Fresh Produce and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1, be included to the extent relating to any period applicable in such calculations, (y) Indebtedness incurred by Fresh Produce or its Subsidiaries to consummate such acquisition and, to the extent not retired in connection with such acquisition, Indebtedness of the

Person or property acquired in such transaction, shall be deemed to have been incurred as of the first day of the applicable period, and (z) any assets acquired in such transaction shall be deemed to have been acquired as of the first day of the applicable period, and (ii) after consummation of any such acquisition permitted by Section 6.6(h), any applicable Pro Forma Cost Savings relating to such transaction may be included.

SECTION 1.5 Currency Equivalents Generally. For purposes of determining in U.S. dollars any amount outstanding in another currency, the non-U.S. currency equivalent in U.S. dollars of such currency on the date of any such determination shall be used.

ARTICLE 2

AMOUNTS AND TERMS OF THE ADVANCES AND THE LETTERS OF CREDIT

SECTION 2.1 Extensions of Credit.

(a) Revolving Advances. Each Lender agrees, severally and not jointly, on the terms and conditions hereinafter set forth, to make Revolving Advances in U.S. dollars to the Borrowers from time to time on any Business Day during the period from the date hereof until the Termination Date in an amount for each such Revolving Advance not to exceed such Lender’s Pro Rata Share of the Unused Commitment at such time; provided that at such time, the sum of (i) the aggregate principal amount of all Revolving Advances, (ii) the aggregate principal amount of all Swing Line Advances, and (iii) the Letter of Credit Amount (the sum of clauses (i), (ii) and (iii) being the “Total Current Exposure”), after giving effect to such Borrowing, shall not exceed the Total Commitment. Within the limits of the Unused Commitment, the Borrowers may borrow under this Section 2.1(a), prepay or repay pursuant to Section 2.5 and reborrow under this Section 2.1(a).

(b) Swing Line Advances. The Borrowers may request the Swing Line Bank to make, and the Swing Line Bank shall make, on the terms and conditions hereinafter set forth, Swing Line Advances to the Borrowers from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed at any time outstanding U.S.$25,000,000 (the “Swing Line Sublimit”); provided that (i) at such time the Total Current Exposure, after giving effect to such Borrowing, shall not exceed the Total Commitment and (ii) if any Lender is an Impacted Lender, the Swing Line Bank shall have no obligation to fund a Swing Line Advance unless such Impacted Lender or Borrowers have entered into arrangements satisfactory to Administrative Agent and the Swing Line Bank to eliminate any funding risk associated with the Impacted Lender. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Advance shall be made as a Base Rate Advance. Within the limits of the Swing Line Sublimit, the Borrowers may borrow under this Section 2.1(b), prepay or repay pursuant to Section 2.5 and reborrow under this Section 2.1(b).

(c) Letters of Credit. The Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (each, a “Letter of Credit”) denominated in U.S. dollars, Pounds or Euros for the account of any Borrower from time to time on any Business Day from and after the date of the initial Advance until the Termination Date in an aggregate amount not to exceed at any time outstanding the Letter of Credit Sublimit in effect at such time; provided that, (i) after giving effect to the issuance of such Letter of Credit, the Total Current Exposure shall not exceed the Total Commitment, (ii) the aggregate amount of Letters of Credit denominated in Pounds and Euros shall not exceed the Equivalent Amount of U.S.$25,000,000 at any time, and (iii) if any Lender is an Impacted Lender, the Issuing Bank shall have no obligation to issue a Letter of Credit unless such Impacted Lender or Borrowers have entered into arrangements satisfactory to the Administrative Agent and the Issuing Bank to eliminate any funding risk with respect to such Impacted Lender. Each Letter of Credit shall have an expiry date which is 365 days or less immediately following the date of the issuance of such Letter of Credit, but in no event shall any Letter of Credit have an expiry date that occurs on a date later than the Termination Date; provided, however, a Borrower may request issuance or renewal of a Letter of Credit with an expiry date after the Termination Date if, at the time of such issuance or renewal, such Borrower deposits into the L/C Cash Collateral Account an amount in immediately available funds equal to the face amount of such Letter of Credit. The reimbursement obligation under the Letter of Credit shall be payable in U.S. dollars (including the Equivalent Amount in U.S. dollars for any Letter of Credit issued in Pounds or Euros) in accordance with Section 2.3(b). All amounts paid by the Issuing Bank under a Letter of Credit shall, immediately upon the making of such payment and without the necessity of further act or evidence, constitute Revolving Advances pursuant to Section 2.3(b) to the requesting Borrower by the Issuing Bank hereunder for all purposes of this Agreement (including, without limitation, the provisions of Section 2.4 and Section 2.6), which shall be deemed made by the Issuing Bank, and the Issuing Bank shall be entitled to all of the benefits of this Agreement and the other Loan Documents with respect to such Revolving Advances. Each Letter of Credit issued on behalf of any Borrower may be cancelled before its expiration date without penalty if the beneficiary of the Letter of Credit delivers the original Letter of Credit to the Issuing Bank. Each Letter of Credit issued under the Existing Credit Agreement and outstanding as of the Agreement Date is listed on Schedule 2.1(c) hereto, and such existing Letters of Credit shall automatically be deemed to have been issued and outstanding under this Agreement as of the Agreement Date.

SECTION 2.2 Making the Advances.

(a) Each Revolving Advance shall, at the option of the Borrowers, be made either as a Base Rate Advance or as a LIBO Rate Advance (except for the first three Business Days after the Agreement Date, during which period such Advances shall bear interest as a Base Rate Advance); provided, however, that (i) if the Borrowers fail to give the Administrative Agent three Business Days’ written notice specifying whether a LIBO Rate Advance is to be repaid or reborrowed on the last day of the applicable Interest Period for such LIBO Rate Advance, such LIBO Rate Advance shall be repaid and then reborrowed as a Base Rate Advance on such date, (ii) the Borrowers may not select a LIBO Rate Advance (A) with respect to the Swing Line Advances, (B) with respect to an Advance, the proceeds of which are to reimburse an Issuing Bank pursuant to Section 2.1(c) hereof, or (C) if, at the time of such Advance, a Default or an Event of Default has occurred and is continuing, and (iii) any Conversion of LIBO Rate Advances into Base Rate Advances shall only be made on the last day of the Interest Period for such LIBO Rate Advances, unless Borrowers pay to the Administrative Agent the amounts due under Section 10.3 hereof. Each Revolving Advance shall be made, to the extent that a Lender is so obligated under Section 2.1, on written notice from the Borrower requesting such Revolving Advance to the Administrative Agent delivered before 11:00 A.M. (New York City time) on, (i) in the case of a LIBO Rate Advance, a Business Day which is at least three (3) Business Days prior to the first day of the Interest Period for such LIBO Rate Advance, and (ii) in the case of a Base Rate Advance, on or before the Business Day for the making of such Advance, in each case, specifying (v) whether the Revolving

Advance is a new borrowing, or a continuation or Conversion of, a Revolving Advance under the Commitments, (w) the Type of Revolving Advance to be made, (x) the date on which such Revolving Advance is to be made, (y) the amount of such Revolving Advance (which amounts shall be allocated by the Administrative Agent among the Lenders, in the case of a Revolving Advance, on a pro rata basis in accordance with each Lender’s Pro Rata Share of such Revolving Advance), and (z) in the case of proposed LIBO Rate Advances, the Interest Period therefor (which Interest Period shall be the same for each Lender) (such written notice to be substantially in the form of Exhibit B attached hereto, and being hereinafter referred to as the “Notice of Revolving Borrowing”). Each such Notice of Revolving Borrowing shall be sent by electronic mail or facsimile and signed by the chief financial officer, Vice President of Corporate Finance or the Vice President of Treasury or corporate controller of Del Monte Fresh Produce Company.

Each Lender making a Revolving Advance shall, before 1:00 P.M. (New York City time) on the date such Revolving Advance is to be made, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s Pro Rata Share of such Revolving Advance. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the requesting Borrower by crediting the account of such Borrower set forth in the Notice of Revolving Borrowing pursuant to which the Revolving Advance is being made.

(b) Each Swing Line Advance shall be made on notice, given not later than 11:00 A.M. (New York City time) on the date of the proposed Swing Line Advance, by any Borrower to the Swing Line Bank. Each such notice of a proposed Swing Line borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed immediately in writing, or electronic mail or facsimile, specifying therein the requested (i) date on which such Swing Line Advance is to be made and (ii) amount of such Swing Line Advance. The Swing Line Bank, upon fulfillment of the applicable conditions set forth in Article 3, will make the amount thereof available, no later than 4:00 P.M. (New York City time) on such Business Day, to the requesting Borrower in same day funds by crediting the account of such Borrower set forth in the Notice of Swing Line Borrowing pursuant to which the Swing Line Advance is being made. At any time the Swing Line Bank makes a Swing Line Advance, each Lender (other than the Swing Line Bank) shall be deemed, without further action by any Person, to have purchased from the Swing Line Bank an unfunded participation in any such Swing Line Advance in an amount equal to such Lender’s Pro Rata Share of such Swing Line Advance and shall be obligated to fund such participation as a Revolving Advance at such time and in the manner provided below. Each such Lender’s obligation to participate in, purchase and fund such participating interests shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Swing Line Bank or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or an Event of Default or the termination of the Commitments; (C) any adverse change in the condition (financial or otherwise) of the requesting Borrower or any other Person; (D) any breach of this Agreement by any Borrower or any other Lender; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Borrower hereby consents to each such sale and assignment. Each Lender agrees to fund its Pro Rata Share of an outstanding Swing Line Advance on (X) the Business Day on which demand therefor is made by the Swing Line Bank, provided that such demand is made not later than 11:00 A.M. (New York City time) on such Business Day, or (Y) the first Business Day next succeeding such demand if such demand is made after such time. Upon any such assignment by the Swing Line Bank to any other Lender of a participation in a Swing Line Advance, the Swing Line Bank represents and warrants to such other Lender that it is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or the Borrower to which such Swing Line Advance was made. If and to the extent that any Lender shall not have so made the amount of such participation in such Swing Line Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of request by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Revolving Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.

(c) Each Notice of Revolving Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrowers requesting the Advances covered by such Notice and such Borrower shall indemnify each Lender against any loss or expense incurred by such Lender as a result of any failure to fulfill on or before, as applicable, the date specified for such Advance the applicable conditions set forth in Article 3, including, without limitation, any loss (excluding loss of anticipated profits) or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender (and the Administrative Agent in the case of Advances by the Administrative Agent pursuant to Section 2.2(d)) to fund such Advance when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Revolving Advance, that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Revolving Advance, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Revolving Advance in accordance with subsection (a) of this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the requesting Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the requesting Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the requesting Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of repayment or payment by the Borrower, the interest rate applicable at such time under Section 2.6 to such Revolving Advance, and (ii) in the case of repayment or payment by such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Revolving Advance for all purposes.

(e) The failure of any Lender to make any Advance required to be made by it shall not relieve any other Lender of its obligation, if any, under this Agreement to make any Advance required to be made by it, but no Lender shall be responsible for the failure of any other Lender to make any Advance required to be made by such other Lender.

(f) Notwithstanding anything in this Agreement to the contrary, LIBO Rate Advances may not be outstanding as part of more than 15 separate Borrowings in the aggregate. Each LIBO Rate Advance shall be in an amount of U.S.$5,000,000 or an integral multiple of U.S.$100,000 in excess thereof. Each Base Rate Advance (other than the initial Base Rate Advance hereunder) shall be in an amount of U.S.$1,000,000 or an integral multiple of U.S. $100,000 in excess thereof.

SECTION 2.3 Issuance of and Drawings and Reimbursement Under Letters of Credit.

(a) Request for Issuance.

(i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the second Business Day prior to the date of the proposed issuance of such Letter of Credit, by the requesting Borrower to the Administrative Agent. The Administrative Agent shall give to the Issuing Bank prompt notice thereof by telex, telecopier or electronic mail of such Borrower’s request for the issuance of a Letter of Credit. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telex, telecopier or electronic mail, specifying therein the requested (A) type of Letter of Credit, (B) date of such issuance (which shall be a Business Day), (C) stated principal amount of such Letter of Credit, (D) expiration of such Letter of Credit, (E) currency in which such Letter of Credit shall be denominated, which shall be U.S. dollars, Pounds or Euros, (F) name and address of the beneficiary of such Letter of Credit and (G) form of any such Letter of Credit.

(ii) If the requested form of such Letter of Credit is acceptable to the Issuing Bank in its sole discretion, the Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article 3, make such Letter of Credit available to the requesting Borrower at its office referred to in Section 9.2 or as otherwise agreed with such Borrower in connection with such issuance. At any time the Issuing Bank issues a Letter of Credit, each Lender (other than the Issuing Bank) shall be deemed without further action by any Person, to have purchased from the Issuing Bank an unfunded participation in such outstanding Letter of Credit in an amount equal to such Lender’s Pro Rata Share of the stated principal amount of such Letter of Credit and shall be obligated to fund such participation in the Revolving Advance resulting from any drawing under such Letter of Credit at such time and in the manner provided below. At the request of any Lender, the Issuing Bank will send to such Lender a copy of any Letter of Credit issued by the Issuing Bank under this clause (ii).

(b) Drawing and Reimbursement. The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making of a Revolving Advance by the Issuing Bank bearing interest at the Base Rate in the amount of such draft and, in connection with any Letter of Credit denominated in Pounds or Euros, such Revolving Advance shall be made in the Equivalent Amount in U.S. dollars as of the date of such draft payment by the Issuing Bank. In the event of a payment of any draft drawn under any Letter of Credit issued by the Issuing Bank, each other Lender shall be deemed to have purchased from the Issuing Bank, and the Issuing Bank shall sell and assign to each such other Lender, such other Lender’s Pro Rata Share of such outstanding Revolving Advance as of the date of such purchase, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Issuing Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Revolving Advance to be purchased by such Lender. Each Borrower hereby consents to each such sale and assignment. Each Lender agrees to purchase its Pro Rata Share of an outstanding Revolving Advance on (i) the Business Day on which demand therefor is made by the Issuing Bank, provided notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by the Issuing Bank to any other Lender of a portion of such Revolving Advance, the Issuing Bank represents and warrants to such other Lender that it is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Revolving Advance, the Loan Documents or the Borrower for the account of which such Letter of Credit was issued. If and to the extent that any Lender shall not have so made the amount of its interest in such Revolving Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. On the last day of each month, the Issuing Bank shall notify each Lender of its Pro Rata Share of the Revolving Advances made by the Issuing Bank during the preceding month pursuant to this Section 2.3(b) and shall pay to each such Lender in respect of the amount of any funded participations of such Lender in such Revolving Advances outstanding at any time during the preceding month, an amount equal to such Lender’s Pro Rata Share of the interest payable on such Revolving Advances only to the extent that such amounts shall have been paid to the Issuing Bank by the Borrowers.

(c) Obligations Absolute. The payment obligations of the Borrowers under this Agreement with respect to Letters of Credit and any agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any other agreement or instrument relating thereto (this Agreement and all of the foregoing being, collectively, the “L/C Related Documents”);

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any Borrower in respect of any L/C Related Document or any other amendment or waiver of or consent to or departure from all or any of the L/C Related Documents;

(iii) the existence of any claim, set-off, defense or other right that any Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi) any exchange, release or non-perfection of any Collateral or other collateral for all or any of the obligations of any Borrower in respect of the L/C Related Documents; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower.

SECTION 2.4 Fees.

(a) Administrative Agent. The Borrowers agree to pay to the Administrative Agent for its own account a fee separately agreed between the Borrowers and the Administrative Agent and such other fees required by the Fee Letter.

(b) Commitment Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee on such Lender’s average daily Pro Rata Share of the Unused Commitment from the date hereof until the Termination Date at a rate per annum equal to the Applicable Margin for the Unused Commitment in effect from time to time, payable in arrears on the second day of the immediately following calendar quarter during the term of such Lender’s Commitment and on the Termination Date; provided, however, that any commitment fee accrued with respect to the Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided further that no commitment fee shall accrue on the Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(c) Letter of Credit Fees. In addition, the requesting Borrower shall, in consideration of the issuance by the Issuing Bank of each Letter of Credit and in addition to other charges payable by each Borrower to any of the Lenders under this Agreement, (i) pay to the Administrative Agent for the account of the Issuing Bank, (x) such fee as may be agreed to between Fresh Produce and the Issuing Bank from time to time in connection with each Letter of Credit issued hereunder, which fee shall be due and payable quarterly in arrears on the second day of each calendar quarter during which such Letter of Credit was outstanding (unless a different payment schedule is agreed to between Fresh Produce and the Issuing Bank) and, if then unpaid, on the Termination Date, and (y) the amount of all usual and customary fees and expenses of the Issuing Bank for issuing, amending, or renewing any Letter of Credit, and (ii) pay to the Administrative Agent, for the account of the Lenders, a Letter of Credit Commission in respect of the Equivalent Amount in U.S. dollars of each Letter of Credit, with such Letter of Credit Commission to be paid by the Administrative Agent to the Lenders in arrears on the second day of each calendar quarter in connection with the Letters of Credit outstanding during the previous quarter, and, to the extent that such amounts remain owing and unpaid, on the Termination Date.

SECTION 2.5 Reduction of Commitments; Voluntary and Mandatory Prepayment.

(a) Reduction of Commitments. The Borrowers shall have the right, upon at least two Business Days’ notice to the Administrative Agent, to terminate irrevocably in whole or reduce in part the unused portion of the Commitments on a pro rata basis (which shall include the termination in whole or the reduction in part of the obligation of such Lender to make Revolving Advances to the Borrowers in the amount specified in Section 2.1(a) in the event of such termination or reduction); provided, however, that each partial reduction shall be in the amount of U.S.$1,000,000 or an integral multiple thereof. The Administrative Agent shall give notice of such reduction to the Lenders.

(b) Optional Prepayments. The Borrowers may, upon at least three Business Days’ notice to the Administrative Agent, prepay pro rata among the Lenders the outstanding amount of any Advance (other than any Swing Line Advance or Revolving Advance made by the Issuing Bank (resulting from a drawing under a Letter of Credit) not participated to any other Lender, in which case, such prepayment shall not be made on a pro rata basis) in whole or in part with accrued interest to the date of such prepayment on the amount prepaid; provided, however, that in the event that any Lender receives payment of the principal of any LIBO Rate Advance other than on the last day of the Interest Period relating to such LIBO Rate Advance (whether due to prepayments made by any Borrower, or due to acceleration of the Advances, or due to any other reason), the Borrowers shall pay to such Lender on demand any amounts owing pursuant to Section 10.3, and provided, further, that each optional prepayment shall be in an amount of U.S.$300,000 or an integral multiple of U.S.$100,000 in excess thereof.

(c) Mandatory Prepayments.

(i) On any date on which the Total Current Exposure shall exceed the Total Commitment, the Borrowers shall prepay Revolving Advances in the aggregate principal amount equal to such excess. Additionally, each Borrower shall repay the aggregate unpaid principal amount of all Revolving Advances to it of each Lender on the Termination Date.

(ii) On any date on which the aggregate principal amount of all Swing Line Advances then outstanding shall exceed the amount of the Swing Line Sublimit, the Borrowers shall prepay Swing Line Advances in the aggregate principal amount equal to such excess.

(iii) Fresh Produce shall, if applicable, on the first Business Day of each month, either (x) make payment to the Administrative Agent for deposit in the L/C Cash Collateral Account, or (y) issue to the Administrative Agent a Letter of Credit denominated in U.S. dollars, in form and substance reasonably acceptable to the Administrative Agent, in an amount in either case sufficient to cause the aggregate amount on deposit in the L/C Cash Collateral Account (excluding any amounts deposited pursuant to Section 7.3) or the face amount of such Letter of Credit delivered pursuant to clause (y), as applicable, to equal the amount by which the Equivalent Amount in U.S. dollars of all Letters of Credit denominated in Pounds or Euros exceeds U.S. $25,000,000 on the applicable Computation Date.

SECTION 2.6 Interest.

(a) Interest. Except as set forth in clause (b) below, each Borrower shall pay interest on the unpaid principal amount of each Advance to it owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, (x) with respect to any Revolving Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect with respect to Base Rate Advances from time to time, and (y) with respect to any Swing Line Advance, a rate per annum to be mutually agreed between the Swing Line Bank and Fresh Produce, payable (A) in the case of any Base Rate Advance which is a Revolving Advance, (1) in arrears quarterly on the second day of the immediately following calendar quarter during such periods, and (2) on the Termination Date, and (B) in the case of any Base Rate Advance which is a Swing Line Advance, in arrears on (1) the second day of each calendar quarter, (2) upon the payment or prepayment thereof, and (3) on the Termination Date.

(ii) LIBO Rate Advances. During such periods as such Revolving Advance is a LIBO Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Advance to the sum of (x) the LIBO Rate for such Interest Period for such Revolving Advance, and (y) the Applicable Margin from time to time in effect for LIBO Rate Advances, payable in arrears on (1) the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period, (2) the day such Revolving Advances shall be paid in full, and (3) the Termination Date.

(b) Default Interest. The unpaid principal amount of each Advance owing to each Lender and to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under any Loan Document (other than Hedge Contracts) shall bear interest at the applicable Default Rate (i) immediately upon the occurrence of any Event of Default described in Section 7.1(a)(i) as a result of failure to pay principal of any Advance due hereunder, or any Event of Default under Section 7.1(g), and (ii) at the election of the Administrative Agent and the Required Lenders upon the occurrence of any other Event of Default.

SECTION 2.7 Payments and Computations.

(a) Each Borrower shall make each payment hereunder free and clear of any setoff or counterclaim not later than 11:00 A.M. (New York City time) on the day when due, in U.S. dollars, to the Administrative Agent in same-day funds by deposit of such funds to the Administrative Agent’s Account.

(b) Upon its acceptance of an executed Assignment and Acceptance, from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. Each Borrower hereby authorizes each Lender, if and to the extent payment of any amount is not made when due under any Loan Document, to charge from time to time against any account of such Borrower with such Lender any amount so due.

(c) All computations of interest and fees (including, without limitation, Letter of Credit Commissions) shall be made by the Administrative Agent on the basis of a year of 360 days, in each case, for the actual number of days (including the first day but excluding the last day) elapsed in the period for which such interest, fees or commissions are payable. Payments received by the Administrative Agent shall be promptly distributed to each Lender on a pro rata basis to the extent such Lender is entitled to share in such payment, subject to Section 2.9 hereof. All fees hereunder shall be fully earned when due and nonrefundable when paid.

(d) Unless the Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to any Lender hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due to such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent and the Administrative Agent makes available to a Lender on such date a corresponding amount, such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(e) Whenever any payment to be made hereunder shall be stated to be due, or whenever the last day of the Interest Period would otherwise occur, on a day that is not a Business Day, such payment may be made, and the last day of such Interest Period shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, commitment fee or other fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

SECTION 2.8 Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) distributed other than in accordance with the provisions of this Agreement:

(a) on account of Obligations due and payable to such Lender hereunder at such time in excess of its Pro Rata Share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder at such time) of payments on account of the Obligations due and payable to all Lenders hereunder at such time obtained by all the Lenders at such time, or

(b) on account of Obligations owing (but not due and payable) to such Lender hereunder at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder at such time obtained by all of the Lenders at such time;

such Lender shall forthwith purchase from the other Lenders such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.8 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.9 Defaulting Lenders.

(a) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to any Borrower and (iii) any Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then such Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by Applicable Law, set off and otherwise apply the obligation of such Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, such Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by such Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date pursuant to which such set off shall have been made pursuant to this Section 2.9(a). Such Advance shall be a Base Rate Advance and shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.1, even if the other Advances comprising such Borrowing shall be LIBO Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a). Each Borrower shall notify the Administrative Agent at any time such Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by any Borrower to or for the account of such Defaulting Lender which is paid by such Borrower, after giving effect to the amount set off and otherwise applied by such Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.9.

(b) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Administrative Agent or any of the other Lenders and (iii) any Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Lenders and to the fullest extent permitted by Applicable Law, apply at such time the amount so paid by such Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount; provided that, for the avoidance of doubt, notwithstanding such application, such payment by such Borrower shall constitute payment of Obligations owing to the Defaulting Lender. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Lenders, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent and such other Lenders and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent and the other Lenders, in the following order of priority:

(i) first, to the Administrative Agent for any Defaulted Amount then owing to the Administrative Agent; and

(ii) second, to any other Lenders for any Defaulted Amounts then owing to such other Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such other Lenders.

Any portion of such amount paid by any Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.9.

(c) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) any Borrower, the Administrative Agent or any other Lender shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such other Lender shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by Applicable Law, in escrow or the Administrative Agent shall, to the fullest extent permitted by Applicable Law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with Rabobank, in the name and under the control of the

Administrative Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be Rabobank’s standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c). The Administrative Agent shall, to the fullest extent permitted by Applicable Law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

(i) first, to the Administrative Agent for any amount then due and payable by such Defaulting Lender to the Administrative Agent hereunder;

(ii) second, to any other Lenders for any amount then due and payable by such Defaulting Lender to such other Lenders hereunder, ratably in accordance with such respective amounts then due and payable to such other Lenders; and

(iii) third, to any Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender shall be distributed by the Administrative Agent to such Lender and applied by such Lender to the Obligations owing to such Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(d) The rights and remedies against a Defaulting Lender under this Section 2.9 are in addition to other rights and remedies that the Borrowers may have against such Defaulting Lender with respect to any Defaulted Advance and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Defaulted Amount.

SECTION 2.10 Replacement of Lender in Event of Adverse Condition. If (a) any Borrower becomes obligated to pay additional amounts to any Lender pursuant to Section 10.1 or Section 10.2 or to Convert the LIBO Rate Advances into Base Rate Advances pursuant to Section 10.1 as a result of any condition described in such Sections which is not generally applicable to all Lenders (or would not be generally applicable to all Lenders if, in the case of Section 10.2, such Lenders had complied with their obligations to cooperate or to provide the written confirmations (as appropriate) under that Section and any applicable authorizations to pay without withholding or deduction had been obtained), or (b) any Lender shall become an Impacted Lender, or (c) any Lender shall notify Fresh Produce and the Administrative Agent that under Applicable Law such Lender will be prohibited from or restricted in making Advances in any jurisdiction into which Fresh Produce intends to reincorporate pursuant to Section 5.5(a), or in which a Successor Entity will be incorporated or organized in accordance with Section 6.4(a) (after receipt of notice from Fresh Produce of such intended actions) and such restriction or prohibition is not generally applicable to all Lenders or generally applicable to other financial institutions with the same jurisdiction of organization of such Lender, then, in the case of (a), (b), or (c), unless the Lender to which such conditions apply has theretofore taken steps to remove or cure, and has removed or cured, the conditions creating the cause for such obligation to pay such additional amounts or to make such Conversion or has ceased being an Impacted Lender, as applicable, the Borrowers may, within six months of being notified of such condition, (i) so long as no Default or Event of Default then exists, designate one or more Eligible Assignees which are willing to purchase in the aggregate all rights and obligations of such Lender and which are acceptable (such acceptance not to be unreasonably withheld) to the Administrative Agent (each such Eligible Assignee being herein called a “Replacement Lender”) to purchase for cash all of the rights and obligations of such Lender under this Agreement and all of such Lender’s rights hereunder, without recourse to or warranty (other than title) by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Advances payable to such Lender plus any accrued but unpaid interest on such Advances, expense reimbursements and indemnities in respect of that Lender’s Commitment under the Loan Documents or (ii) prepay in whole the aggregate outstanding amount of all Advances owing to such Lender, including all principal, accrued but unpaid interest thereon and all amounts owing pursuant to Section 9.4, whereupon the Commitment of such Lender shall be irrevocably terminated in whole (which shall include the termination in whole of the obligation of such Lender to make Advances to the Borrowers), and the Total Commitment shall be reduced in the amount of such Lender’s Commitment. Such Lender shall consummate such sale or the Borrowers shall make such prepayment in accordance with such terms within a reasonable time not exceeding five Business Days from the date the Borrowers shall have designated one or more Replacement Lenders or the Borrowers shall have given notice of prepayment to such Lender, and whereupon such Lender shall no longer be a party hereto or have any obligations or rights hereunder (except rights which, pursuant to the provisions of this Agreement, survive the termination of this Agreement and the repayment of the Obligations), and, if applicable, the Replacement Lender(s) shall succeed to such obligations and rights.

SECTION 2.11 Application of Payments. Subsequent to the acceleration of the Obligations under Section 7.2 hereof, payments and prepayments with respect to the Obligations made to the Administrative Agent, the Lenders, the Issuing Bank, the Swing Line Bank or otherwise received by the Administrative Agent, any Lender, the Issuing Bank or the Swing Line Bank (from realization on Collateral or otherwise, but excluding any funds held in the L/C Cash Collateral Account which shall be applied to, or held to pay, the Letter of Credit Amount as set forth in Section 7.3) shall be distributed in the following order of priority: FIRST, to the reasonable costs and expenses (including reasonable attorneys’ fees and expenses), if any, incurred by the Administrative Agent, any Lender, the Issuing Bank or the Swing Line Bank in the collection of such amounts under this Agreement or of the Loan Documents (other than a Hedge Contract), including, without limitation, any costs incurred in connection with the sale or disposition of any Collateral; SECOND, to the payment of interest then due and payable on the Swing Line Advances; THIRD, to the payment of the principal of any Swing Line Advances then outstanding; FOURTH, to any fees then due and payable to the Administrative Agent under this Agreement or any other Loan Document; FIFTH, to any fees then due and payable to the Lenders and the Issuing Banks under this Agreement; SIXTH, to the payment of interest then due and payable on the Revolving Advances; SEVENTH, on a pro rata basis, to (a) the payment of principal of the Revolving Advances, (b) the L/C Cash Collateral Account to the extent of any Letter of Credit Obligations then outstanding, and (c) any obligations owed to a Hedge Bank under Hedge Contracts with a Loan Party; EIGHTH, to any other Obligations not otherwise referred to in this Section 2.11 and NINTH, to the applicable Loan Party.

SECTION 2.12 Increases of the Total Commitments; Adjustments to Commitments.

(a) Following the Agreement Date, Fresh Produce may from time to time through the Termination Date, propose to increase the aggregate amount of the Total Commitments in accordance with this Section 2.12; provided that (i) no Default or Event of Default has occurred and is continuing (or shall occur as a result of the requested Increased Commitments), and (ii) Borrowers shall be in pro forma compliance with all covenants set forth in Section 6.16.

(b) The aggregate principal amount of the increases to the Total Commitment made pursuant to this Section 2.12 (the amount of any such increase, each, an “Increased Commitment”), shall not exceed $100,000,000; provided that each Increased Commitment must be at least $25,000,000 and in integral multiples of $25,000,000 in excess thereof. Fresh Produce shall provide at least 30 days’ notice to Administrative Agent (which shall promptly provide a copy of such notice to the Lenders) of any requested Increased Commitments. Subject to the last sentence in clause (d) below, each such notice delivered by Fresh Produce shall be irrevocable and shall be binding upon all Borrowers.

(c) The Administrative Agent shall deliver a copy of each notice of requested Increased Commitments to such Lenders or other Persons that qualify as an Eligible Assignee as may be determined by the Administrative Agent in its reasonable discretion with the approval of Fresh Produce or as may be specified by Fresh Produce. No Lender shall have any obligation to increase its Commitment or its other obligations under this Agreement or the other Loan Documents, and any decision by a Lender to increase its Commitment shall be made in its sole discretion independently from any other Lender.

(d) If the Administrative Agent receives commitments from Lenders and/or from any other Person that (i) qualifies as an Eligible Assignee and is acceptable to Fresh Produce and Administrative Agent in its reasonable discretion, and (ii) has agreed to become a Lender in respect of all or a portion of the Increased Commitments (an “Additional Lender”), in excess of the requested Increased Commitments, the Administrative Agent shall have the right, in its sole discretion but with the consent of Fresh Produce, to reduce and reallocate (within the minimum and maximum amounts specified by each such Lender or Additional Lender in its notice to the Administrative Agent) the shares of the Increased Commitments of the Lenders or Additional Lenders willing to fund such Increased Commitments so that the total committed Increased Commitments equals the requested Increased Commitments. If the Administrative Agent does not receive commitments from Lenders (or Additional Lenders) in an amount sufficient to fund the requested Increased Commitments, the Administrative Agent shall so notify Fresh Produce and the request for Increased Commitments shall be deemed automatically rescinded.

(e) An increase in the aggregate amount of the Lenders’ Commitments pursuant to this Section 2.12 shall become effective upon the receipt by Administrative Agent of an agreement in form and substance reasonably satisfactory to Administrative Agent and Borrowers signed by each Borrower, by each Additional Lender and by each existing Lender whose Commitment is to be increased, setting forth the new Pro Rata Share and Commitment of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement as a Lender and to be bound by all the terms and provisions hereof, together with officer’s certificates and ratification agreements executed by each Loan Party and such evidence of appropriate corporate authorization on the part of each Loan Party with respect to the requested Increased Commitments, amendments to any Loan Documents reasonably requested by Administrative Agent in relation to the requested Increased Commitments (which amendments Administrative Agent is hereby authorized to execute on behalf of the Lenders) and such opinions of counsel for the Loan Parties with respect to the requested Increased Commitments and other assurances as Administrative Agent may reasonably request. If, after giving effect to any Increased Commitments, the outstanding Revolving Advances would not be held pro rata in accordance with the new Commitments, the Lenders (including, without limitation, any Additional Lenders) shall, on the effective date of the applicable Increased Commitments, make advances among themselves so that after giving effect thereto the Revolving Advances will be held by the Lenders (including, without limitation, any Additional Lenders), on a pro rata basis in accordance with their respective Commitments hereunder (after giving effect to the applicable Increased Commitments). Each Lender agrees to wire immediately available funds to the Administrative Agent in accordance with this Agreement as may be required by the Administrative Agent in connection with the foregoing.

SECTION 2.13 Designated Borrowers. After the Agreement Date, Fresh Produce may at any time, upon not less than twenty (20) days notice from Fresh Produce to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), request that any one or more Material Subsidiaries of Fresh Produce (an “Applicant Borrower”) be designated as a Designated Borrower to receive Advances or to have Letters of Credit issued hereunder by delivering to the Administrative Agent (which shall deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit D (a “Designated Borrower Request and Assumption Agreement”); provided, however, Fresh Produce shall not have any right to request that an Applicant Borrower become a Designated Borrower hereunder if (a) such Applicant Borrower is not a Wholly-Owned Subsidiary of Fresh Produce, or is organized under the laws of a jurisdiction in which any Lender is prohibited or restricted under Applicable Law from making Advances, or (b) any Default or Event of Default then exists or would be caused hereby. The parties hereby acknowledge and agree that prior to any Applicant Borrower becoming a Designated Borrower entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received such Security Documents, Guaranty Agreements, reaffirmation agreements, supporting resolutions, incumbency certificates, certified (if available) governing documents and good standing certificates, opinions of counsel and any other document or information reasonably requested by the Administrative Agent (including all documents requested on behalf of any Lender pursuant to Section 9.12 hereof), each in form and substance satisfactory to the Administrative Agent, or in connection with documents requested pursuant to Section 9.12, each such Lender (collectively, the “Supporting Documents”). If the Administrative Agent agrees that an Applicant Borrower shall have satisfied all of the requirements of this Section 2.13 and, therefore, be entitled to become a Designated Borrower hereunder, then promptly following receipt of (i) all Supporting Documents, and (ii) a certificate of the chief financial officer of Fresh Produce certifying that no Default or Event of Default then exists or would result from the joinder of such Applicant Borrower as a Borrower hereunder, the Administrative Agent shall send a notice to Fresh Produce and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes thereof (which effective date shall in any event be the later of (x) the fifteenth day after the Administrative Agent’s receipt of all documents requested pursuant to

Section 9.12 hereof, and (y) the third Business Day following the date of such notice), whereupon each of the Lenders agrees to permit such Designated Borrower to receive Advances or to have Letters of Credit issued hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided, that no Notice of Borrowing or Notice of Issuance may be submitted by or on behalf of such Designated Borrower until three (3) Business Days after such effective date.

ARTICLE 3

CONDITIONS

SECTION 3.1 Conditions Precedent to Initial Advance and Issuance of Letters of Credit. The obligation of any of the Lenders to make an initial Advance or the Issuing Bank to issue any initial Letter of Credit in each case on the earlier to occur of the date of such initial Advance, or initial issuance, is subject to the following conditions precedent being satisfied in a manner satisfactory to the Administrative Agent and the Lenders, in their sole discretion:

(a) The Lenders shall be satisfied (i) in the event such initial Advance or initial issuance occurs on the date hereof with, or (ii) in the event such initial Advance or initial issuance occurs on any date after the date hereof, that there shall have been no material change since the date hereof with respect to, (x) the corporate and legal structure and capitalization of each Loan Party and its Subsidiaries, including, without limitation, the charter, bylaws or equivalent corporate documents and any shareholders’ agreement and (y) the management and operations of the Loan Parties and their Subsidiaries.

(b) The information provided by or on behalf of any Loan Party and its Subsidiaries to the Lenders prior to their committing to lend hereunder shall be true and correct in all material respects.

(c) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) would reasonably be likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby.

(d) Each of the Lenders shall have completed a due diligence investigation of Fresh Produce, the other Loan Parties and their respective Subsidiaries in scope, and with results, satisfactory to each of the Lenders, and the results of such investigation shall be acceptable to each of the Lenders in their sole discretion.

(e) The Administrative Agent, for the benefit of the Secured Parties, shall have been granted by the Loan Parties a perfected first-priority Lien in all of the Collateral (subject to the Permitted Liens), and all filings or other action necessary to perfect such Liens on the Pledged Stock and such Liens on all other Collateral with respect to which a security interest may be perfected by filing shall have been duly completed, except for (i) filings under English law and Gibraltar law with the Companies House in the United Kingdom and Gibraltar, respectively, in the case of Security Documents governed by English law or Gibraltar law or granted by a company incorporated in the United Kingdom which shall be made within 21 days after the Agreement Date, (ii) filings with the United Kingdom Intellectual Property Office (in respect of the UK-registered intellectual property) in the case of the Intellectual Property Security Agreement referred to in part (c) of the definition of Security Agreements which shall be made as soon as reasonably practicable after the Agreement Date, and (iii) the perfection of Liens on Commercial Tort Claims (as defined in the Security Agreements governed by US law) that have not been described on Schedule 3 of the Security Agreements governed by US law.

(f) The Loan Parties shall have obtained all necessary approvals required from regulatory authorities and others, if any, in connection with the transactions contemplated hereby (without the imposition of any conditions that are not acceptable to the Lenders).

(g) On the Initial Borrowing Date, there shall exist (i) no material default by any Loan Party in any Material Contract and all Material Contracts shall be in full force and effect, nor (ii) to the knowledge of any Loan Party, any material default in compliance by such Loan Party with any material Applicable Laws or Material Surviving Debt.

(h) In the reasonable opinion of the Administrative Agent, there shall have occurred no material adverse change in (i) the properties, business, prospects, operation or condition (financial or otherwise) of Fresh Produce and its Subsidiaries taken as a whole or (ii) loan syndication or financial conditions generally or in the syndication, financial or business conditions in any of the jurisdictions in which a Loan Party is organized, including, without limitation, material adverse changes in the regulatory or business environment.

(i) The Lenders shall have received such additional information not previously provided by the Loan Parties as the Lenders deem reasonably necessary relating to properties of the Loan Parties located in the United States, and as to any material environmental hazards or liabilities relating thereto to which any Loan Party or any of its Subsidiaries may be subject.

(j) The Lenders shall have received true and correct copies of the Trademark Licenses and the Fresh International Sublicense as in effect as of the Agreement Date.

(k) The Lenders shall have received evidence satisfactory to the Administrative Agent that adequate lockbox accounts have been established by the Borrowers and each other Loan Party which has granted a security interest to the Lenders pursuant to a Security Agreement in Receivables owned by such Loan Party in locations satisfactory to the Administrative Agent.

(l) The Administrative Agent shall have received on or before the Initial Borrowing Date the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Lenders (unless otherwise specified) and in sufficient copies for each Lender:

(i) Certified copies of the resolutions of the Board of Directors of each Borrower and each other Loan Party approving this Agreement, each other Loan Document and each L/C Related Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, each other Loan Document and each L/C Related Document.

(ii) A copy of the charter or memorandum and articles of association, as the case may be, of each Borrower and each other Loan Party and each amendment thereto, certified (as of a date reasonably near the Initial Borrowing Date) by an appropriate governmental official as being a true and correct copy thereof.

(iii) A copy of a certificate of the Secretary of State of the state of organization of each Borrower and each other Loan Party (or the equivalent, if any, of such certificate in any non-U.S. jurisdiction in which such Borrower or Loan Party is organized), dated reasonably near the Initial Borrowing Date, attaching the charter of such Borrower or Loan Party and each amendment thereto on file in his office and certifying that (A) such amendments are the only amendments to such Person’s charter on file in his office; (B) such Person has paid all franchise taxes to the date of such certificate; and (C) such Person is duly incorporated and in good standing or presently subsisting under the laws of the jurisdiction of its organization.

(iv) A certificate of each Borrower and each other Loan Party, signed on behalf of such Person by its President, Vice President, Secretary or any Assistant Secretary or by one of its directors, or by other appropriate officers of it, dated as of the Initial Borrowing Date (the statements made in which certificate shall be true on and as of the Initial Borrowing Date), certifying as to (A) the absence of any amendments to the charter of such Person since the date of the certificate referred to in Section 3.1(l)(iii); (B) a true and correct copy of the bylaws or similar document, if applicable, of such Person as in effect on the Initial Borrowing Date; and (C) the due incorporation and good standing (or the reasonable equivalent thereof, if any) of such Person as a corporation organized under the laws of the jurisdiction of its organization, and the absence of any proceeding for the dissolution or liquidation of such Person.

(v) A certificate of the Secretary, an Assistant Secretary or a Director or other appropriate officer of each Borrower and each other Loan Party certifying the names and true signatures of the directors and officers of such Person authorized to sign this Agreement and each other Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(vi) The Security Agreements and Pledge Agreements, duly executed by the parties thereto, together with (A) certificates, if any, representing the shares of Pledged Stock (or the equivalent thereof) of each of the Subsidiaries to be pledged pursuant thereto, accompanied by undated stock powers (or the equivalent thereof) executed in blank; (B) executed financing statements and other similar documents in proper form for filing under the Uniform Commercial Code of any state of the United States and any similar laws of any jurisdictions outside the United States, that the Administrative Agent may deem necessary or desirable in order to perfect and protect the Liens created by the Security Documents, covering the Collateral described in the Security Documents; (C) evidence of the completion of all other recordings, registrations and filings of or with respect to the Security Documents that the Administrative Agent may deem necessary or desirable in order to perfect and protect the Liens created thereby (other than (i) filings under English law or Gibraltar with the Companies House in the United Kingdom or Gibraltar, respectively, which shall be made within 21 days after the Agreement Date, and (ii) filings with the United Kingdom Intellectual Property Office (in respect of the UK-registered intellectual property) in the case of the Intellectual

Property Security Agreement referred to in part (c) of the definition of Security Agreements which shall be made as soon as reasonably practicable after the Agreement Date); (D) evidence of the insurance required by the terms of the Security Agreements or under this Agreement; and (E) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the Liens created by the Security Documents has been taken.

(vii) This Agreement, duly executed by the parties hereto.

(viii) The Fee Letter duly executed by the Borrowers.

(ix) Each of the Guaranty Agreements duly executed by each Person specified on Schedule G-1, each such Guaranty Agreement to be in form and substance satisfactory to the Administrative Agent, and guaranteeing the obligations specified in such Schedule.

(x) A Pledged Account Agreement, in form and substance satisfactory to the Administrative Agent, duly executed by each provider of a lockbox account of Fresh N.A.

(xi) Such financial, business and other information regarding each Loan Party as the Lenders shall have reasonably requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under ERISA, collective bargaining agreements and other arrangements with employees, the audited annual Consolidated financial statements for the fiscal year ended December 26, 2008, of Fresh Produce and its Subsidiaries, the unaudited Consolidated financial statements of Fresh Produce and its Subsidiaries for each fiscal quarter end in 2009 for which financial statements are available, the budget for the fiscal year commencing on or about January 1, 2009, as to Fresh Produce and its Subsidiaries and the projected balance sheet, income statement and cash flow as to Fresh Produce and its Subsidiaries for four years commencing on or about December 27, 2008, in each case in form and substance satisfactory to the Lenders.

(xii) A favorable opinion of (A) Cleary Gottlieb Steen & Hamilton LLP, special United States counsel to the Loan Parties, (B) general counsel for the Loan Parties, (C) British Virgin Islands counsel to the Loan Parties, (D) Costa Rican counsel to the Loan Parties, (E) Gibraltar counsel to the Loan Parties, (F) Guatemalan counsel to the Loan Parties, (G) Hong Kong counsel to the Loan Parties, (H) Cleary Gottlieb Steen & Hamilton LLP, United Kingdom counsel to the Loan Parties, (I) Liberian counsel to the Loan Parties, (J) Netherlands counsel to the Loan Parties, (K) Netherlands Antilles counsel to the Loan Parties, (L) Cayman Islands counsel to the Loan Parties, (M) Chilean counsel to the Loan Parties, (N) Japanese counsel to the Loan Parties, (O) Bermuda counsel to the Loan Parties, (P) Panama counsel to the Loan Parties, and (Q) such other counsel as the Administrative Agent may reasonably request.

(xiii) Such other documents, instruments and certificates as the Administrative Agent may reasonably request.

(m) The Borrowers shall have paid all accrued fees and expenses of the Administrative Agent and the Lenders as required to be paid on the Initial Borrowing Date under the terms of the Fee Letter executed by the Borrowers and the Administrative Agent.

SECTION 3.2 Conditions Precedent to Each Advance and Issuance of Letters of Credit. The obligation of the Lenders to make each Advance (including the initial Advance) (other than a Revolving Advance made by the Issuing Bank pursuant to Section 2.3(b)), and to issue a Letter of Credit shall be subject to the further conditions precedent that on the date of such Advance or issuance, as the case may be:

(a) the following statements shall be true (and the receipt by any Borrower of the proceeds of such Advance shall be deemed to constitute a representation and warranty by such Borrower that such statements are true on such date):

(i) The representations and warranties contained in Article 4 of this Agreement, and in each of the Security Documents, are correct in all material respects on and as of the date of such Advance or issuance in accordance with Section 4.2 hereof; and

(ii) No event has occurred and is continuing, or would result from such Advance or issuance, which constitutes a Default or Event of Default; and

(b) if the applicable Borrower is a Designated Borrower, then the conditions of Section 2.13 to designate such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent; and

(c) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender through the Administrative Agent may reasonably request.

SECTION 3.3 Determinations Under Section 3.1. For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the initial Advance specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Advance.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

SECTION 4.1 Representations and Warranties of the Borrowers. In order to induce the Administrative Agent, the Lenders and the Issuing Bank to enter into this Agreement and to extend credit to each Borrower, each Borrower hereby agrees, represents, and warrants as follows:

(a) Organization; Power. (i) Each Loan Party (x) is a corporation, partnership, limited liability company or other legal entity duly organized or formed, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization, (y) is duly qualified and in good standing (if applicable) as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not reasonably be likely to have a Material Adverse Effect, and (z) has all requisite power and authority and has all material licenses, authorizations, consents and approvals necessary to own or lease and operate its properties, to conduct its business as now being conducted and as proposed to be conducted and to enter into and carry out the terms of the Loan Documents to which it is a party, and (ii) each Subsidiary of each Loan Party, (x) is a corporation, partnership, limited liability company or other legal entity duly organized or formed, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization, (y) is duly qualified and in good standing (if applicable) as a foreign corporation or a limited liability company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and (z) has all requisite power and authority and has all material licenses, authorizations, consents and approvals necessary to own or lease and operate its properties, to conduct its business as now being conducted and as proposed to be conducted and to enter into and carry out the terms of the Loan Documents to which it is a party, except where the failure by such Subsidiary to satisfy the requirement of clause (x), (y) or (z) above would not have a Material Adverse Effect.

(b) Subsidiaries. Set forth on Schedule 4.1(b) is a complete and accurate list of all Subsidiaries of each Loan Party, as of the date hereof showing (as to each such Subsidiary) the jurisdiction of its incorporation or formation, the number of shares of each class of Stock authorized, and the number outstanding, on the date hereof and the percentage of the outstanding shares of each such class owned (directly or indirectly) by such Loan Party. All of the outstanding Stock of all of the Subsidiaries of Fresh Produce owned by Fresh Produce or any of its Subsidiaries has been validly issued, is fully paid and non-assessable and is owned by Fresh Produce or one or more of its Subsidiaries, (i) with respect to the outstanding Stock constituting Collateral, free and clear of all Liens, except for Liens under the Security Documents and (ii) with respect to the outstanding Stock not constituting Collateral, to the best of such Loan Party’s knowledge, free and clear of all Liens except Permitted Liens.

(c) Joint Ventures. Set forth on Schedule 4.1(c) is a complete and accurate list of all joint ventures of Fresh Produce and/or any of its Subsidiaries and any third Person as of the date hereof showing (as to each such joint venture) the other Person or Persons parties thereto, a brief description of the purpose thereof, and the percentage of the outstanding Stock of such joint venture owned on the date hereof by Fresh Produce or any of its Subsidiaries and any outstanding options, warrants, rights of conversion or purchase and similar rights on the date hereof with respect thereto.

(d) Authorization; No Conflict. The execution, delivery and performance by each Loan Party of this Agreement, each other Loan Document and each L/C Related Document to which it is or is to be a party and the other transactions contemplated hereby, are within such Loan Party’s corporate powers, have been duly authorized by all necessary action (corporate or otherwise), and do not (i) contravene such Loan Party’s charter, by-laws or memorandum and articles of association; (ii) violate any Applicable Law (including, without limitation, to the extent applicable, the Securities Exchange Act of 1934, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and any similar statute); (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties (including the Material Contracts); or (iv) except for the Liens created under the Security Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such Applicable Law or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could have a Material Adverse Effect.

(e) No Authorizations Needed. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of this Agreement, any other Loan Document or any L/C Related Document to which it is or is to be a party, or for the consummation of the transactions hereunder; or (ii) (A) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents; (B) the perfection or maintenance of the Liens created by the Security Documents with respect to the Pledged Stock and with respect to other Collateral in which a security interest may be perfected by filing, whether pursuant to a filing under the Uniform Commercial Code, with the Companies House or otherwise (other than the perfection of Liens on Commercial Tort Claims (as defined in the Security Agreements governed by US law) that have not yet been described on Schedule 3 to the Security Agreements governed by US law); or (C) the exercise by the Administrative Agent of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.1(e), all of which have been duly obtained, taken, given or made and are in full force and effect, and the filing or registration of the Security Documents and related financing statements or other notification filings necessary to perfect any Lien created thereby.

(f) Enforceability. This Agreement, each other Loan Document and each L/C Related Document have been (or, when delivered hereunder, will have been) duly executed and delivered by each Loan Party thereto. This Agreement, each other Loan Document and each L/C Related Document have been (or, when delivered hereunder, will be) the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

(g) Financial Statements. The Consolidated balance sheet of Fresh Produce and its Subsidiaries, as at December 26, 2008, and the related Consolidated statements of income and cash flows of Fresh Produce and its Subsidiaries, for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP, independent public accountants, copies of which have been furnished to the Administrative Agent, fairly present the Consolidated financial condition of Fresh Produce and its Subsidiaries, as at such date and the Consolidated results of the operations of Fresh Produce and its Subsidiaries, for the period ended on such date, all in accordance with GAAP applied on a consistent basis, and since December 26, 2008, nothing has occurred that has resulted in a Material Adverse Effect.

(h) Projections; Other Information. The four year projected Consolidated balance sheets and income statements of Fresh Produce and its Subsidiaries delivered to the Administrative Agent pursuant to Section 3.1 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in the light of conditions existing at the time of delivery of such projected financial statements, and represented, at the time of delivery, Fresh Produce’s reasonable estimate of its future financial performance. No information, exhibit or report, taken in the aggregate, furnished by any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contained at the time such statements were made any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

(i) Litigation. There is no action, suit, investigation, litigation or proceeding affecting Fresh Produce or any of its Subsidiaries, including any Environmental Action, pending or, to the best of its knowledge, threatened, before any court, Governmental Authority or arbitrator, involving an amount in controversy in excess of U.S.$15,000,000, except for (i) matters in which Fresh Produce or its Subsidiary is the plaintiff, (ii) matters disclosed on Schedule 4.1(i) hereto, and (iii) matters arising after the Agreement Date that would not reasonably be likely to have a Material Adverse Effect. No such matter disclosed on Schedule 4.1(i) purports to affect the legality, validity or enforceability of this Agreement, any other Loan Document or any L/C Related Document or the consummation of the transactions contemplated thereby or hereby, or is reasonably likely to have a Material Adverse Effect.

(j) Use of Proceeds. None of the Borrowers will, directly or indirectly, use any of the proceeds of any Borrowing for the purpose, whether immediate, incidental or ultimate, of buying a “margin stock” or of maintaining, reducing or retiring any Debt originally incurred to purchase a stock that is currently a “margin stock,” or for any other purpose that would constitute this transaction a “purpose credit,” in each case within the meaning of the margin regulations of the Board of Governors of the Federal Reserve System, if such use would violate such regulations or cause any Lender to violate such regulations or impose any filing or reporting requirement on any Lender.

(k) ERISA Matters. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of any Loan Party or any of its ERISA Affiliates that has resulted in or is reasonably likely to result in a Material Adverse Effect. Neither any Loan Party nor any of its ERISA Affiliates has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that would reasonably be expected to have a Material Adverse Effect. Neither any Loan Party nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan of any Loan Party or any of its ERISA Affiliates that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and to the knowledge of Fresh Produce no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA, in either case which reorganization or termination would reasonably be expected to have a Material Adverse Effect. With respect to each scheme or arrangement mandated by a government other than the United States providing for post-employment benefits (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law providing for post-employment benefits (a “Foreign Plan”): (i) All material employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with applicable generally accepted accounting principles; (ii) The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations, in accordance with applicable generally accepted accounting principles, and the liability of each Loan Party and each Subsidiary of a Loan Party with respect to a Foreign Plan is reflected in accordance with applicable generally accepted accounting principles on the financial statements of such Loan Party or such Subsidiary, as the case may be; and (iii) Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, unless, in each of the foregoing cases, the failure to do so would not be reasonably likely to have a Material Adverse Effect.

(l) Casualties; Taking of Properties. Since December 26, 2008, neither the business nor the properties of Fresh Produce or its Subsidiaries, taken as a whole, has been materially and adversely affected as a result of any fire, drought, explosion, earthquake, storm, accident, strike or other labor dispute, embargo, taking of property or cancellation of material contracts, permits or concessions by any U.S. or non-U.S. government or any agency thereof, riot, activities of armed forces, act of God or of any public enemy, or any other casualty (whether or not covered by insurance).

(m) Environmental Matters. Except as set forth on Schedule 4.1(m) hereto (i) each of Fresh Produce and its Subsidiaries is in compliance with all applicable Environmental Laws, except for such non-compliance that would not be reasonably likely to have a Material Adverse Effect; (ii) each of Fresh Produce and its Subsidiaries has obtained and currently maintains all Environmental Permits necessary for the operation of its business, all such Environmental Permits are in good standing and Fresh Produce and its Subsidiaries are in compliance with all such Environmental Permits, except where the failure to obtain, maintain or comply with such Environmental Permits would not be reasonably likely to have a Material Adverse Effect; (iii) to the best knowledge of Fresh Produce, there has been no release, spill, emission, leaking, pumping, injection, deposit, application, disposal, discharge, dispersal, leaking or migration into the Environment, including the movement of any Hazardous Material in or through the Environment, of any Hazardous Material at, in, on, under, affecting or migrating to or from any Real Property, which would be reasonably likely to have a Material Adverse Effect; (iv) neither Fresh Produce nor its Subsidiaries have transported or arranged for the transportation of any Hazardous Materials to any location that is listed or, to the knowledge of the Loan Parties, proposed for listing on the National Priorities List under CERCLA (“NPL”) or listed on the Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) maintained by the Environmental Protection Agency, except to the extent such transportation would not be reasonably likely to have a Material Adverse Effect; (v) to the best knowledge of Fresh Produce and its Subsidiaries, none of the Real Properties presently require or previously required interim status or a hazardous waste permit for the treatment, storage or disposal of hazardous waste pursuant to RCRA, or any analogous Environmental Law, except where the failure to obtain such status or permit would not be reasonably likely to have a Material Adverse Effect, and, except as set forth on Schedule 4.1(m), no Real Property has been placed or proposed to be placed on the NPL or its state equivalents or placed on CERCLIS; and (vi) no asbestos-containing material, polychlorinated biphenyls, or underground storage tanks are present on or under any Real Property in a manner or condition that would be reasonably likely to have a Material Adverse Effect.

(n) Taxes. Each of Fresh Produce and each of its Subsidiaries has filed, has caused to be filed or has been included in all U.S. federal income-tax returns and all material state, local, provincial and non-U.S. income-tax returns and governmental remittance returns required to be filed and has paid all taxes and other amounts shown thereon to be due, together with applicable interest and penalties, except for any taxes being contested in good faith by appropriate proceedings promptly initiated and diligently pursued and for which reserves or other appropriate provisions required by GAAP have been established and with respect to which no Lien or right of demand has arisen or attached to its property and become enforceable against its other creditors.

(o) Title to Properties. Immediately upon the filing of appropriate financing statements in the jurisdictions listed on Schedule 2 to the Security Agreements governed by US law, the registration of the Security Agreements governed by English law or Gibraltar law or granted by a company incorporated in the UK with the applicable Companies House, and the filings with the United Kingdom Intellectual Property Office (in respect of the UK-registered intellectual property) in the case of the Intellectual Property Security Agreement referred to in part (c) of the definition of Security Agreements, the Security Documents create a valid, continuing and perfected security interest in favor of the Secured Parties in the Pledged Stock and in all other Collateral with respect to which a security interest may be perfected by filing (other than the perfection of Liens on Commercial Tort Claims (as defined in the Security Agreements governed by US law) that have not yet been described on Schedule 3 to the Security Agreements governed by US law), which security interest is free and clear of all other Liens, except for Permitted Liens. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for Permitted Liens. As of the Agreement Date, all Permitted Liens of record of Fresh Produce or any other Loan Party are set forth on Schedule 4.1(o) attached hereto.

(p) Solvency. Each Borrower is, and will be after giving effect to the transactions contemplated hereby, individually and together with its Subsidiaries, Solvent.

(q) Investment Company. Neither Fresh Produce nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by any Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(r) Material Contracts. Set forth on Schedule 4.1(r) hereto is a complete and accurate list of all Material Contracts of each Loan Party as of the date hereof, showing the parties, subject matter and term thereof and listing all amendments thereto. Each such Material Contract has been duly authorized, executed and delivered by all parties thereto, has not been amended or otherwise modified since the Agreement Date, except to the extent permitted hereby, is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally), and there exists no default under any Material Contract by any party thereto.

(s) Intellectual Property. Set forth on Schedule 4.1(s) hereto is a complete and accurate list of all patents, trademarks, trade names, service marks and copyrights of Fresh Produce and its Subsidiaries as of the date hereof, showing the jurisdiction in which registered, the applicable registrant, the registration number, the date of registration and the expiration date. To the best knowledge of Fresh Produce, there are no sublicenses of the Trademark Licenses to any third parties.

(t) Material Surviving Debt. Set forth on Schedule 4.1(t) hereto is a complete and accurate list of all surviving debt in excess of U.S.$1,000,000 (the “Material Surviving Debt”) of Fresh Produce and its Subsidiaries, showing as of the date hereof the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

(u) Investments. Set forth on Schedules 4.1(u) and 4.1(b) hereto is a complete and accurate list of all Investments (excluding crop-related grower advances) held by any Loan Party or any of its Subsidiaries, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

(v) Locations. Set forth on Schedule 4.1(v) hereto is a complete and accurate list as of the date hereof of (i) all distribution centers, warehouses, ports, plantation properties, and other real property owned or leased by Fresh Produce and any of its Subsidiaries in the United States or the United Kingdom, indicating whether such property is owned or leased (and if leased the name of the lessor) and the name of the Subsidiary with an interest in such location, and (ii) all plantations and distribution centers owned or leased by Fresh Produce and any of its Subsidiaries outside of the United States.

(w) Anti-Terrorism Laws. None of Borrowers nor any Affiliate of any Borrower knows of any violation by it of any Anti-Terrorism Law. The Advances are intended solely for the purposes set forth in Section 5.17 and the Advances are not intended specifically to enable any transaction that, if conducted by a United States entity, would violate any rules or regulations promulgated by OFAC or other United States economic or trade sanctions restrictions.

(x) Blocked Persons. To each Borrower’s knowledge, none of Borrowers nor any Affiliate of any Borrower is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” or other blocked person on the most current list maintained by OFAC and published or made available in the Federal Register or published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(vi) a Person or entity who is affiliated with a Person or entity listed above.

SECTION 4.2 Survival of Representations and Warranties, Etc. All representations and warranties made under this Agreement shall be deemed to be made, and shall be true and correct, at and as of the Agreement Date and the date of each Advance which will increase the principal amount of the Obligations outstanding, or upon the issuance of a Letter of Credit hereunder, except to the extent such representation or warranty is limited to a specified date; provided that each representation and warranty shall be deemed to be updated by such information relating to the matters described therein as and to the extent that Fresh Produce or the relevant Borrower shall have furnished such information in writing to the Administrative Agent and the matters or event described therein are otherwise permitted under Articles 5 and 6 hereunder. All representations and warranties made under this Agreement shall survive, and not be waived by, the execution hereof by the Lenders, the Administrative Agent and the Issuing Bank, any investigation or inquiry by any Lender, Issuing Bank or the Administrative Agent, or the making of any Advance or the issuance of any Letter of Credit under this Agreement.

ARTICLE 5

AFFIRMATIVE COVENANTS

Each of the Borrowers covenants and agrees that so long as any Commitment is outstanding and thereafter until Payment in Full of all of the Obligations, unless the Required Lenders shall have otherwise consented in writing thereto:

SECTION 5.1 Compliance with Laws, Etc. It will comply, and cause each of its Subsidiaries to comply, in all material respects, with all Applicable Laws, such compliance to include, without limitation, compliance with ERISA, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 or any similar statute, except where the failure to do so would not or not be reasonably likely to (a) have a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance or properties of any Loan Party or (ii) the ability of any Loan Party to perform its obligations under any Loan Document to which it is or is to be a party or (b) result in the imposition of a Lien (other than a Permitted Lien) on any of the Collateral.

SECTION 5.2 Payment of Taxes, Etc. It will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its property, and (b) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided that none of the Borrowers nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith by appropriate proceedings promptly initiated and diligently pursued as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors and the time period for appeals with respect to the enforcement of any such Lien and the underlying tax, assessment, charge or claim shall have expired.

SECTION 5.3 Compliance with Environmental Laws. It will comply, in all material respects, cause each of its Subsidiaries to comply, in all material respects, and use its best efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, to the extent required by Environmental Laws.

SECTION 5.4 Maintenance of Insurance. It will maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations, including, without limitation, maritime insurance, in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which it operates, provided that each such insurance policy shall name the Administrative Agent, for the benefit of the Secured Parties, as additional named insured and, in connection with property insurance covering assets located in the United States, the United Kingdom, Chile and Liberia, as co-loss payee thereunder, pursuant to an endorsement in form acceptable to the Administrative Agent.

SECTION 5.5 Preservation of Corporate Existence, Etc; Dissolution.

(a) Except as provided in paragraph (b) below or as permitted by Section 6.4, it will preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided that none of the Borrowers nor any of their Material Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the Board of Directors of Fresh Produce or any such Borrower or any such Subsidiary, as the case may be, shall determine that the preservation and maintenance thereof is no longer desirable in the conduct of its business or the business of such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to any such Borrower, such Subsidiary or the Lenders; and provided further that any Loan Party or any of its Material Subsidiaries may change its jurisdiction of organization or incorporation if (i) the Board of Directors of such Loan Party shall determine it to be in the best interests of such Loan Party or such Material Subsidiaries, (ii) such change, in the reasonable determination of the Administrative Agent, does not have an adverse impact on any Lien, or the perfection or priority of such Lien, or any other Obligation (including any Guaranty Agreement) of such Loan Party, granted to the Administrative Agent by such Loan Party under any Loan Document, (iii) such jurisdiction is not one in which any Lender is under Applicable Law prohibited from or restricted in making Advances, and (iv) the Administrative Agent receives at least 30 days’ (or such shorter period approved by the Administrative Agent) prior written notice of such change, and upon the effectiveness thereof, all such documents (including opinions of counsel) that it may request to continue to receive the benefits of the Loan Documents immediately prior to such change.

(b) Not later than one hundred eighty (180) days after the Agreement Date (as such time period may be extended from time to time in writing by the Administrative Agent in its discretion), it will either (i) cause each of Del Monte Foods Europe Limited, an English limited company and Del Monte Foods Northern Europe Limited, an English limited company, to merge with or into, or transfer all of their assets to, Del Monte Foods International Limited, and deliver to the Administrative Agent any documents requested pursuant to Sections 5.14 or 5.15 of this Agreement in connection therewith, or (ii) cause Del Monte Foods Europe Limited and Del Monte Foods Northern Europe Limited to execute and deliver a Guaranty Agreement.

SECTION 5.6 Visitation Rights. It will, at any reasonable time and from time to time, permit the Administrative Agent or any of the Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit and inspect the properties of it and any of its Subsidiaries, and to discuss the assets, liabilities, affairs, finances and business prospects of it and any of its Subsidiaries with any of their senior officers or directors and with their independent certified public accountants.

SECTION 5.7 Preparation of Environmental Reports. In the event an Environmental Action occurs or is issued to any of the Loan Parties which would be reasonably likely to have a Material Adverse Effect, each of the Borrowers will, at the request of the Administrative Agent from time to time, provide to the Lenders within 60 days after such request an environmental site assessment report for any such property of any Borrower or its Subsidiaries described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action to the extent required by applicable Environmental Law in connection with any Hazardous Materials on such property; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report, and each such Borrower hereby grants and agrees to cause any of its Subsidiaries that owns any property described in such request to grant at the time of such request, to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto such property to undertake such an assessment; provided that in no event shall the Administrative Agent require the preparation and delivery of any environmental site assessment report for the property of Del Monte Fresh Produce (Hawaii) Inc., which is subject to an Administrative Order Consent effective as of September 28, 1995.

SECTION 5.8 Keeping of Books. It will keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of it and each such Subsidiary in accordance with its customary business practice.

SECTION 5.9 Maintenance of Properties, Etc. It will maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties in good working order and condition, ordinary wear and tear excepted.

SECTION 5.10 Compliance with Terms of Leaseholds. It will make, and cause each of its Subsidiaries to make, all payments and otherwise perform all material obligations in respect of all material leases of real property to which it or any of its Subsidiaries is a party; keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or canceled if such occurrence would be reasonably likely to have a Material Adverse Effect; notify the Administrative Agent of any default by any party with respect to such leases; and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so.

SECTION 5.11 Performance of Material Contracts. It will perform and observe, and cause each of its Subsidiaries to perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect in accordance with its terms, and enforce each such Material Contract in accordance with its terms.

SECTION 5.12 Transactions with Affiliates. It will conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of its Affiliates (other than Affiliates that are wholly owned, either directly or indirectly, by Fresh Produce) on terms that are fair and reasonable and no less favorable to it or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate and in a manner consistent with past practice in connection with conducting transactions with Affiliates.

SECTION 5.13 Lockbox Accounts. It will direct all Receivables owing to any Loan Party organized under the laws of any jurisdiction in the United States to be directed to a lockbox account (and related bank account) pledged to the Administrative Agent pursuant to a Pledged Account Agreement, except for delinquent Receivables assigned to a third party for collection; provided, however, Fresh Del Monte (Canada) Inc. may maintain a lockbox account (and related bank account) in Canada that is not subject to a Pledged Account Agreement so long as the collected balance therein is wired to an account subject to a Pledged Account Agreement on a daily basis.

SECTION 5.14 Further Assurances. It will, at its own expense, execute and deliver, and cause its Subsidiaries to execute and deliver, all further instruments and documents (including without limitation any security agreement in form and substance satisfactory to the Administrative Agent), and take all further action, that may be necessary which the Administrative Agent may reasonably request, in order to perfect or protect any Lien granted or purported to be granted under any of the Loan Documents in any Collateral, whether now owned or hereafter acquired, that the Administrative Agent or the Required Lenders may reasonably specify.

SECTION 5.15 Material Subsidiaries. It shall, promptly and in no event later than 30 days after the date that any Subsidiary becomes a Material Subsidiary or after the acquisition of any Material Subsidiary, (a) pledge or cause the pledge of the Stock (or the equivalent thereof) of such Subsidiary, and (b) cause such Subsidiary to execute and deliver to the Administrative Agent a guaranty of the Obligations and, to the extent such Subsidiary is organized under the laws of any jurisdiction in the United States, the United Kingdom or Liberia, a security agreement granting a lien on such Subsidiary’s personal property to the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent, except to the extent that, at the time such Subsidiary becomes a Material Subsidiary or such Material Subsidiary is acquired such Stock and/or personal property are subject to Permitted Liens or may not be permitted to be pledged pursuant to a negative pledge covenant; provided that if such pledge is not permitted, Fresh Produce and such Material Subsidiary shall use reasonable best efforts to grant to the Administrative Agent for the benefit of the Secured Parties security interests satisfactory to the Lenders in such assets.

SECTION 5.16 Reporting Requirements. Fresh Produce covenants and agrees that so long as any Commitment is outstanding and thereafter until Payment in Full of all of the Obligations, it shall deliver to the Administrative Agent and the Lenders (and, with respect to clauses (b), (c), (e) and (h) of this Section 5.16, such delivery may be made by Fresh Produce posting such information directly via IntraLinks):

(a) Default Notice. As soon as possible and in any event within two Business Days after any officer of it becomes aware of the occurrence of each Default or after any officer of it becomes aware that any Person has given written notice to it or any of its Subsidiaries of any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer of it, setting forth details of such Default or event, development or occurrence, as the case may be, and the action it has taken and proposes to take with respect thereto.

(b) Quarterly Financials. As soon as available and in any event no later than 45 days after the end of each of the first three quarters of each fiscal year of Fresh Produce, a Consolidated balance sheet of Fresh Produce and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and cash flows of Fresh Produce and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of Fresh Produce.

(c) Annual Financials. As soon as available and in any event no later than 90 days after the end of each fiscal year of Fresh Produce, a copy of the audited financial statement for Fresh Produce and its Subsidiaries, including therein a Consolidated balance sheet of Fresh Produce and its Subsidiaries and, upon the request of the Administrative Agent, unconsolidated balance sheets of each of the Borrowers, in each case as of the end of such fiscal year and a Consolidated statements of income and cash flows of Fresh Produce and its Subsidiaries and, upon the request of the Administrative Agent, unconsolidated statements of income of the Borrowers, in the case of Fresh Produce accompanied by an opinion acceptable to the Required Lenders of independent public accountants of recognized international standing.

(d) No Default Certificate. (i) Together with the delivery of quarterly financial statements pursuant to clause (b) above, (A) a certificate of the chief financial officer and one of the chief executive officer, chief operating officer or president of Fresh Produce stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that Fresh Produce has taken and proposes to take with respect thereto, and (B) a schedule in form satisfactory to the Administrative Agent of the computations used by Fresh Produce in determining compliance with the financial covenants contained in Section 6.16; and (ii) together with the delivery of annual financial statements pursuant to clause (c) above, (A) a certificate addressed to the Lenders of independent public accountants of recognized international standing stating that in the course of the regular audit of the business of Fresh Produce and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof; and (B) a certificate of the chief financial officer and one of the chief executive officer, chief operating officer or president of Fresh Produce stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that Fresh Produce has taken and proposes to take with respect thereto, together with a schedule in form satisfactory to the Administrative Agent of the computations used by Fresh Produce in determining compliance with the financial covenants contained in Section 6.16.

(e) Annual Forecasts. As soon as available and in any event no later than 45 days after the end of each fiscal year of Fresh Produce, forecasts prepared by management of Fresh Produce and its Subsidiaries, in the form currently used by Fresh Produce, of balance sheets, income statements and cash flow statements on a quarterly basis for the next four quarters.

(f) ERISA. (i) As soon as is reasonably practicable and in any event within 30 days after any Loan Party or any of its ERISA Affiliates knows or has reason to know that any material ERISA Event has occurred, a statement of the chief financial officer of such Loan Party describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and within 10 days after the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information; (ii) promptly and in any event within three Business Days after receipt thereof by any Loan Party or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any such Plan; and (iii) promptly and in any event within ten Business Days after receipt thereof by any Loan Party or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any of its ERISA Affiliates in connection with any event described in clause (A) or (B).

(g) Litigation. Promptly after receipt thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, U.S. or non-U.S., affecting any Loan Party or any of its Subsidiaries, seeking an amount in controversy in excess of U.S.$15,000,000, or seeking any injunctive relief that would be reasonably likely to result in a Material Adverse Effect.

(h) Securities Reports. Promptly, and in any event within 10 days thereof, after the sending or filing thereof, copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, or with any national securities exchange.

(i) Material Contract Notices. Promptly after receipt thereof, copies of all default notices received by any Loan Party or any of its Subsidiaries under or pursuant to any Material Contract and, from time to time upon request by the Administrative Agent such information regarding any Material Contracts as the Administrative Agent may reasonably request.

(j) Environmental Conditions. Promptly after receipt of notice of the assertion or occurrence any Environmental Action or noncompliance with any Environmental Action, notice of any such Environmental Action against or of any such noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that would be reasonably likely to have a Material Adverse Effect.

(k) Hedge Contracts. (i) Promptly upon any Loan Party entering into any Hedge Contract (excluding Hedge Contracts in connection with foreign exchange rates or currency valuations) with any Hedge Bank other than Rabobank, a report setting forth the notional amount thereof, and (ii) at the time of the delivery of the financial statements pursuant to Section 5.16(b) and (c) above, a report setting forth the amount of presettlement risk at the end of the applicable fiscal period of each Loan Party with respect to each Hedge Contract (excluding Hedge Contracts in connection with foreign exchange rates or currency valuations) with a Hedge Bank.

(l) Location Update. From time to time upon request by the Administrative Agent (which request shall not be made more than one time in any 12 month period provided no Default exists), an updated Schedule 4.1(v) hereto indicating the location of all warehouses, distribution centers, ports, plantations and other real property interests of Fresh Produce or any Subsidiary as required to be disclosed on such Schedule.

(m) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, taxes, properties or prospects of any Loan Party or any of its Subsidiaries as the Administrative Agent may reasonably request or any Lender may from time to time reasonably request in writing through the Administrative Agent.

SECTION 5.17 Use of Proceeds. The proceeds of the initial Revolving Advances made hereunder shall be used to refinance and replace the Existing Credit Agreement and to pay transaction expenses in connection with this Agreement. The proceeds of all other Advances and the Letters of Credit issued hereunder shall be used for working capital needs, general corporate purposes, capital expenditures and Investments, in each case for the Borrowers and each Borrower’s Subsidiaries to the extent permitted hereunder.

ARTICLE 6

NEGATIVE COVENANTS

Each of the Borrowers covenants and agrees that so long as any Commitment is outstanding and thereafter until Payment in Full of all of the Obligations, unless the Required Lenders shall have otherwise consented in writing thereto:

SECTION 6.1 Liens. It will not create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including without limitation accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction (or the equivalent thereof in a jurisdiction outside the United States), a financing statement (or the equivalent thereof in a jurisdiction outside the United States) that names it or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except for Permitted Liens.

SECTION 6.2 Debt. It will not create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt other than:

(a) Debt under the Loan Documents (other than any Hedge Contracts);

(b) intercompany Debt; provided, however, that (i) such Debt shall be unsecured and, to the extent such Debt is incurred by a Loan Party, subordinated to the Advances and evidenced by an intercompany note in substantially the form of Exhibit C hereto and, to the extent such Debt is owed to a Loan Party, pledged to the Lenders pursuant to the Security Documents to secure the Borrowers’ Obligations under the Loan Documents, and (ii) loans made pursuant to this clause (b) may not be made to any Shipping Subsidiary created after the date hereof other than in an amount not to exceed the amount equal to the down payment for the vessel owned by such Shipping Subsidiary (such down payment not to exceed 30% of the purchase price for such vessel);

(c) shipping vessel mortgages of any Shipping Subsidiary and unsecured guarantees of Shipping Holdings of shipping vessel mortgages of any Shipping Subsidiary;

(d) other direct or indirect guaranties (other than the guaranties referred to in clause (c) above or clause (l)(ii) below) of the Debt of other Persons not to exceed in the aggregate U.S.$50,000,000 (or the non-U.S. currency equivalent thereof);

(e) Debt under Capitalized Leases, including any Capitalized Leases for refrigerated containers, in an aggregate principal amount not exceeding U.S.$200,000,000 (or the non-U.S. currency equivalent thereof);

(f) existing Debt secured by Real Property on the Agreement Date, and any Debt constituting a refinancing thereof; provided that any such refinancing shall not increase the aggregate principal amount of such existing Debt immediately prior to such refinancing and shall not be secured by any assets other than such Real Property;

(g) Debt secured by Liens on acquired assets permitted by clause (f) of the definition of “Permitted Liens” set forth in Article 1 hereof; provided that (i) such Debt was in existence prior to the acquisition of such assets and was not created in contemplation thereof, (ii) at the time of acquisition of such assets, such Debt could not be prepaid without penalty or premium, and (iii) the aggregate principal amount of such Debt shall not exceed U.S.$50,000,000 (or the non-U.S. currency equivalent thereof) at any time;

(h) secured Debt (other than Debt referred to in clauses (e), (f), or (g) above), including any purchase money indebtedness, outstanding in an aggregate principal amount not to exceed U.S.$50,000,000 (or the non-U.S. currency equivalent thereof); provided that no such Debt shall be secured by any Collateral (other than any Collateral consisting of Equipment (as defined in the Security Agreement) acquired with purchase money financing);

(i) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(j) Hedge Contracts permitted under Section 6.14 hereof;

(k) unsecured Debt (other than the guaranties referred to in clause (c) above or clause (l)(ii) below) incurred by any Subsidiary of Fresh Produce in the aggregate amount not to exceed $50,000,000 outstanding for all such Subsidiaries at any time provided (i) at the time of incurrence of such Debt and immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, Borrowers are in pro forma compliance with the financial covenants set forth in Section 6.16 hereof as of the last day of the immediately preceding fiscal quarter for which financial statements are available, and (ii) at the time of incurrence of such Debt and immediately after giving effect to the incurrence of such Debt, no Default exists or would result therefrom; and

(l)(i) other unsecured Debt incurred by Fresh Produce so long as (A) at the time of incurrence of such Debt and immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, Borrowers are in pro forma compliance with the financial covenants set forth in Section 6.16 hereof as of the last day of the immediately preceding fiscal quarter for which financial statements are available (and Fresh Produce shall provide to Administrative Agent a certificate of its chief financial officer certifying such compliance for any incurrence (whether in any single transaction or a series of related transactions) in excess of $100,000,000 in the aggregate), (B) at the time of incurrence of such Debt and immediately after giving effect to the incurrence of such Debt, no Default exists or would result therefrom, (C) such Debt shall not have any amortization or maturity date earlier than six months after the Termination Date, and (D) the documents evidencing such Debt shall not contain any cross-default to the Loan Documents (other than, for the avoidance of doubt, cross-default to maturity and cross-acceleration provisions), any thresholds for events of default equal to or more restrictive or burdensome than those set forth in Section 7.1 hereof, or any financial maintenance covenants requiring the maintenance of any numerical thresholds or limitations equal to, in excess of or more burdensome than the numerical thresholds or limitations set forth in Section 6.16 hereof, and (ii) unsecured Guarantees by the Subsidiaries of Fresh Produce in respect of any Debt of Fresh Produce permitted pursuant to sub clause (i) of this clause (l) provided that (A) no Guarantee of such Debt shall be permitted unless such guaranteeing party shall have also provided a Guaranty of the Obligations on the terms set forth herein and (B) if the Debt being Guaranteed is subordinated to the Obligations, such Guaranty shall be subordinated to the Guaranty of the Obligations on terms at least as favorable to the Secured Parties as those contained in the subordination of such Debt.

SECTION 6.3 Trademark Subsidiary Debt. Notwithstanding anything in Section 6.2 to the contrary, none of Wafer or Del Monte International will, nor shall Fresh Produce or any of its Subsidiaries permit or cause Wafer or Del Monte International to, create, incur, assume or suffer to exist any Debt (other than Debt under the Loan Documents to which it is a party).

SECTION 6.4 Mergers, Etc. It will not, nor will it permit any of its Subsidiaries to, merge into or consolidate with any Person or permit any Person to merge into it, except that (a) Fresh Produce may be a party to a merger or consolidation (including by means of a scheme of arrangement) with one or more newly formed “shell entities” for the purposes of (i) changing its jurisdiction of organization or incorporation as permitted by Section 5.5(a) and/or (ii) becoming a Wholly-Owned Subsidiary of a holding company organized in another jurisdiction if, immediately following such merger or consolidation, all of the outstanding shares of such holding company are owned (in substantially the same percentages) by the Persons who had been shareholders of Fresh Produce immediately prior to such merger or consolidation, so long as in either case (A) no Default then exists or is caused thereby, (B) in the reasonable determination of the Administrative Agent, such merger or consolidation does not have an adverse impact on any Lien, or the perfection or priority of such Lien, or any other Obligation (including any Guaranty Agreement) of Fresh Produce, granted to the Administrative Agent by Fresh Produce under any Loan Document, (C) if Fresh Produce (x) is not the surviving Person of any such merger or (y) is a party to any such consolidation, the surviving Person of such merger or Person formed by such consolidation, as the case may be (such Person, the “Successor Entity”), shall assume, in a manner reasonably satisfactory to the Administrative Agent, the obligations of Fresh Produce under the Loan Documents to which Fresh Produce was a party, (D) the jurisdiction of incorporation of Fresh Produce (if it is the surviving Person) or the Successor Entity, as the case may be, is not one in which any Lender is under Applicable Law prohibited from or restricted in making Advances, and (E) the Administrative Agent receives at least 30 days’ (or such shorter period approved by the Administrative Agent) prior written notice of such event, and upon the effectiveness thereof, all Supporting Documents that it may request to continue to receive the benefits of the Loan Documents immediately prior to such change; and (b) any direct or indirect Subsidiary of Fresh Produce may merge into or consolidate with Fresh Produce or any other Subsidiary (direct or indirect) of Fresh Produce, but only if, in the case of this clause (b):

(i) except as permitted by clause (a) above, in the case of any such merger or consolidation of a Wholly-Owned Subsidiary of any Borrower and any other Subsidiary, the Person surviving such merger or formed by such consolidation shall be a Wholly-Owned Subsidiary of such Borrower;

(ii) except as permitted by clause (a) above, in the case of any such merger or consolidation of any other Subsidiary of a Borrower, the Person surviving such merger or formed by such consolidation shall be a Subsidiary of such Borrower;

(iii) if a Loan Party is a party to such merger or consolidation and (x) is not the surviving Person of any such merger, or (y) is a party to any such consolidation, the surviving Person of such merger or Person formed by such consolidation, as the case may be, shall assume, in a manner reasonably satisfactory to the Administrative Agent, the obligations of such Loan Party under the Loan Documents to which such Loan Party was a party; and

(iv) if the surviving Person of such merger is a Material Subsidiary, the Administrative Agent receives the documents required to be delivered pursuant to Section 5.15 hereof;

provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default and the Administrative Agent shall have received written notice of any such merger or consolidation pursuant to this clause (b) not later than 30 days (or such longer period as may be acceptable to the Administrative Agent) after the effectiveness thereof if such merger or consolidation involves a Loan Party. Fresh Produce shall not, and shall not permit any Subsidiary to, liquidate or dissolve itself or otherwise wind up its business, except any Subsidiary may liquidate or dissolve if all of its assets are transferred to Fresh Produce or another Subsidiary in compliance with Section 6.5(e) hereof (provided the Administrative Agent receives 30 days’ prior written notice if such Subsidiary is a Loan Party).

SECTION 6.5 Sales of Assets. It will not, nor will it permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any assets, including, without limitation, substantially all assets constituting the business of a division, branch or other unit of operation, or grant any option or other right to any Person to purchase, lease or otherwise acquire any of its assets other than Inventory to be sold in the ordinary course of its business, except

(a) the sale of Inventory in the ordinary course of its business;

(b) the sale or other disposition of obsolete Equipment (as defined in the Security Agreement) and periodic clearance of aged Inventory, in each case consistent with its past business practices, provided that any such sale or disposition of Equipment or aged Inventory shall be made for fair market value;

(c) the sale of any asset by it or any of its Subsidiaries (other than a bulk sale of Inventory and a sale of Receivables other than delinquent accounts for collection purposes only) so long as (i) the purchase price paid to it or such Subsidiary for such asset shall be at least equal to the Fair Market Value (as defined below) of such asset as determined by (A) with respect to any asset or assets, in a single transaction or related transactions, with a Fair Market Value of at least U.S.$10,000,000 (or the non-U.S. equivalent thereof), the Board of Directors of it or such Subsidiary, as the case may be, and evidenced in a resolution of such Board of Directors and (B) with respect to any asset or assets, in a single transaction or related transactions with a Fair Market Value of less than U.S.$10,000,000 (or the non-U.S. equivalent thereof), any one of the chief financial officer, the chief executive officer, the president or the chief operating officer, (ii) within 12 months of the receipt of Net Cash Proceeds of such sale of assets, such proceeds are reinvested in assets similar to the assets sold that (as determined by the Board of Directors or such officer of the seller of such assets) will be used in the seller’s business existing on the date hereof or in a business reasonably related thereto (it being understood that any expenditures made pursuant to this clause (ii) shall be excluded from Capital Expenditures) and (iii) the aggregate purchase price paid to the Borrowers and their Subsidiaries for any assets sold by the Borrowers and their Subsidiaries during the same fiscal year pursuant to this clause (c) (other than amounts reinvested pursuant to clause (ii)) shall not exceed (x) U.S.$30,000,000 (or the non-U.S. currency equivalent thereof) for assets that do not constitute Collateral, or (y) U.S.$15,000,000 (or the non-U.S. currency equivalent thereof) for assets that constitute Collateral; provided, however, that the sale of Stock (or the equivalent thereof) or all or substantially all of the assets of any Subsidiary of Fresh Produce pursuant to the terms of this clause (c) shall not be permitted unless (1) prior to or simultaneously with such sale all intercompany loans made and outstanding to such Subsidiary pursuant to Section 6.2(b) shall have been repaid in full and (2) to the extent any Investment has been made in such Subsidiary pursuant to Section 6.6(f), the Net Cash Proceeds of such sale received by Fresh Produce or any of its Subsidiaries shall be in an amount at least equal to the Fair Market Value of such Subsidiary;

(d) the sale of any asset or assets in a single transaction or related transactions with an aggregate book value of less than U.S. $2,000,000 (or the non-U.S. currency equivalent thereof); and

(e) transfers of assets (i) between the Loan Parties; provided (x) if such asset was subject to a Lien under any Security Document prior to such transfer it remains subject to an enforceable first priority (subject to Permitted Liens) perfected Lien under a Security Document after such transfer, and (y) if such asset was not subject to the Administrative Agent’s Lien but was owned by a

Material Subsidiary, such asset is transferred to another Material Subsidiary, (ii) from a Subsidiary not a Loan Party to a Loan Party, (iii) between Subsidiaries that are not Loan Parties, and (iv) from a Loan Party to a Subsidiary that is not a Loan Party; provided (x) such transfer is in the ordinary course of business of such Loan Party, and if such asset was subject to a Lien under any Security Document prior to such transfer, it remains subject to an enforceable first priority (subject to Permitted Liens) perfected Lien under a Security Document after such transfer, and the Subsidiary transferee guarantees the Obligations hereunder to the same extent as the transferor had guaranteed the Obligations, or (y) the aggregate amount of such transfers during any fiscal year does not exceed U.S.$2,000,000 (or the non-U.S. currency equivalent thereof).

For the purposes of this Section 6.5, “Fair Market Value” shall mean, with respect to any asset or property, the value that would be obtained in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined by the Board of Directors or such officer of such seller.

SECTION 6.6 Investments; Acquisitions. It will not, nor will it permit any of its Subsidiaries to, make or hold any Investment in any Person, or engage in or consummate any acquisition of all or substantially all of the assets of a business or a business unit, or all or substantially all of the operating assets of any Person, or assets which constitute all or substantially all of the assets of a division or a separate or separable line of business of any Person, other than:

(a) Investments in Cash Equivalents and in Hedge Contracts permitted hereunder;

(b) loans and advances to, and guaranties issued on behalf of, officers and employees (i) in the ordinary course of business as presently conducted in an aggregate principal amount not to exceed U.S.$1,000,000 (or the non-U.S. currency equivalent thereof) at any time outstanding and (ii) in respect of the provision of employee housing in the ordinary course of business as presently conducted and consistent with past practices;

(c) Investments existing on the Agreement Date and described on Schedules 4.1(u) and 4.1(b) hereto;

(d)(x) crop-related grower advances with respect to fresh produce growers made in the ordinary course of business and consistent with past practices of any Borrower or any of its Subsidiaries, as the case may be and (y) advances to Can-Am Express Inc. and RLN Leasing, Inc. in an aggregate principal amount not to exceed U.S.$20,000,000 (or the non-U.S. currency equivalent thereof) at any time outstanding;

(e) Investments in Loan Parties;

(f) Investments (other than intercompany loans) in Wholly-Owned Subsidiaries of Fresh Produce that are not Loan Parties; provided that the aggregate amount invested from the date hereof pursuant to this clause (f) shall not exceed an amount equal to the lesser of (i) the amount equal to 10% of Tangible Net Worth at such time and (ii) the amount equal to 10% of the total tangible and intangible assets of Fresh Produce and its Subsidiaries at such time except where local law requires an Investment in such Wholly-Owned Subsidiary above the amounts set forth in subclauses (i) and (ii) of this clause (f) to prevent (x) the insolvency (as determined by such local law) of such Wholly-Owned Subsidiary or (y) the violation of such local law;

(g) loans and advances to Subsidiaries of Fresh Produce to the extent permitted by, and in accordance with, Section 6.2(b);

(h) Investments and acquisitions in other assets or Persons after the Agreement Date by Fresh Produce and its Subsidiaries; provided (i) any Person acquired will be a Subsidiary immediately after such Investment or acquisition, (ii) such assets are usable in, or Person is primarily engaged in, businesses that are related, ancillary or complementary to the business of Fresh Produce and its Subsidiaries as of the date hereof, (iii) no Default then exists or would be caused thereby, (iv) the cash flow and operating statements of Fresh Produce on a Consolidated basis after giving effect to such acquisition or Investment (based on combined actual results for the twelve month period ending on the last day of the last month for which financial statements of Fresh Produce and such acquisition or Investment target are available) demonstrate to the satisfaction of the Administrative Agent that Fresh Produce will be in compliance with the financial and other covenants hereunder at the time of the acquisition or Investment through the four fiscal quarter period thereafter, (v) prior to making any such acquisition or Investment involving cash consideration (including the principal amount of any Debt assumed or satisfied by Fresh Produce or any Subsidiary in such transaction) in excess of U.S.$100,000,000 (or the non-U.S. currency equivalent thereof), Fresh Produce shall provide to the Administrative Agent a certificate of the chief financial officer of Fresh Produce certifying (A) that Fresh Produce is in compliance with the financial covenants hereof before and after giving effect to such acquisition or Investment (based on combined actual results for the twelve month period ending on the last day of the last month for which financial statements of Fresh Produce and such acquisition or Investment target are available), (B) that no Event of Default then exists or would be caused thereby and (C) the total amount of such acquisition or Investment and the full name and jurisdiction of organization of any new Subsidiary created for the purpose of effecting such acquisition or Investment, and (vi) to the extent the Person acquired or created is a Material Subsidiary, the Administrative Agent shall have received all documents required by Section 5.15 hereof; and

(i) other Investments in, and acquisitions of Stock of, any Persons; provided (i) such Persons shall be primarily engaged in businesses that are related, ancillary or complementary to the business of Fresh Produce and its Subsidiaries as of the date hereof (including, for the avoidance of doubt, any food business), (ii) no Default then exists or would be caused thereby, and (iii) the aggregate principal amount of all such Investments in, or such acquisitions of Stock of, any Persons after the Agreement Date shall not exceed $50,000,000; provided, further, however, that the Administrative Agent shall be granted control over and a first priority perfected security interest in, any such Investments or acquisitions made pursuant to this clause (i) (iii) in excess of $35,000,000 in the aggregate at any time after the Agreement Date.

SECTION 6.7 Restricted Payments; Restricted Purchases. It will not, nor will it permit any of its Subsidiaries to, declare or make any Restricted Payment or Restricted Purchase, except that Fresh Produce may declare and pay dividends and distributions payable in common stock (or the equivalent thereof) and so long as no Default shall have occurred and be continuing at the time of any action described in clause (a), (b) or (c) below or would result therefrom, (a) Fresh Produce may declare and pay dividends and distributions payable in cash solely out of and up to 50% of net income of Fresh Produce (computed on a non-cumulative, Consolidated basis in accordance with GAAP) for the fiscal year immediately preceding the year in which such dividend or distribution is paid; provided that, Fresh Produce may declare and pay dividends and distributions payable in cash solely out of and up to 70% of net income of Fresh Produce (computed on a non-cumulative, Consolidated basis in accordance with GAAP) for the fiscal year immediately preceding the year in which such dividend or distribution is paid if after giving effect to such dividend payment (based on actual results for the four fiscal quarters ending on the last day of the last fiscal quarter for which financial statements of Fresh Produce are available) Fresh Produce and its Subsidiaries on a Consolidated basis shall have as of the end of such four fiscal quarters then ending a Leverage Ratio for such four fiscal quarters then ending of less than 2.50 to 1.00, (b) any direct or indirect Subsidiary of a Borrower may (i) declare and pay cash dividends to such Borrower and (ii) declare and pay cash dividends to any other Wholly-Owned Subsidiary of a Borrower of which it is a direct or indirect Subsidiary, (c) Fresh Produce may repurchase its own Stock in an aggregate amount not to exceed U.S.$300,000,000 during the term of this Agreement, and (d) any Subsidiary which is not a Wholly-Owned Subsidiary may declare and pay cash dividends consistent with past practices.

SECTION 6.8 Change in Nature of Business. It will not, nor will it permit any of its Subsidiaries to, make any material change in the nature of its business as carried on at the date hereof.

SECTION 6.9 Amendments.

(a) It will not, nor will it permit any of its Subsidiaries to, amend its charter, memorandum and articles of association, bylaws or similar constituent documents in a manner that would have a material adverse effect on the rights and remedies of the Administrative Agent or Lenders or that would in any other way be materially disadvantageous to the Administrative Agent or Lenders.

(b) It will not, nor will it permit any of its Subsidiaries to, (i) cancel or terminate, or accept any cancellation or termination of, (ii) amend, modify or change any material term or condition of, or supplement in any material respect (except for any amendment or modification by the applicable licensor in accordance with such Trademark License), (iii) waive any material default under or material breach of, or (iv) sell, assign, transfer or sublicense to any Person, other than a Subsidiary of Fresh Produce, any of its rights in or with respect to, any Trademark License without the consent of the Administrative Agent.

SECTION 6.10 Prepayments of Debt. It will not, nor will it permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of, or amend, modify or supplement in any way, any subordination terms of, any Debt, except that any of the Borrowers or any of its Subsidiaries may (a) prepay the Advances in accordance with this Agreement; (b) make regularly scheduled or required repayments of Debt, except for any mandatory prepayments arising from change of control or asset sale events (including the sale, lease, transfer or other disposition of any asset (including Stock)) or similar events under any Debt permitted by Section 6.2(l); and (c) so long as no Default or Event of Default then exists, (i) redeem, prepay or purchase prior to the scheduled maturity thereof any Debt permitted pursuant to Section 6.2(l) in the form of notes, bonds, debentures or other similar instruments; provided (x) that at the time of such redemption, prepayment or purchase and immediately after giving effect to such purchase, the Borrowers are in pro forma compliance with the financial covenants set forth in Section 6.16 hereof as of the last day of the immediately preceding fiscal quarter for which financial statements are available as if such redemption, prepayment or purchase occurred on such day, and (y) the aggregate principal amount of such Debt redeemed, prepaid or purchased shall not exceed thirty percent (30%) of the original issuance principal amount of such Debt (including, for the avoidance of doubt, the original principal amount of any additional series of or supplement to such Debt or reopenings thereof), (ii) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Debt permitted pursuant to clauses (c), (e), (f), (g), (h), or (k) of Section 6.2 (x) using proceeds from any Advance if in the reasonable determination of a Borrower or Subsidiary, as the case may be, the terms of such Debt are less favorable than the terms hereof, or (y) in a manner and on terms that are no less favorable to, or that (after giving effect to such prepayment, redemption, purchase, defeasance or satisfaction) would have no less favorable effect on the Lenders than if such Debt was not so prepaid, redeemed, purchased, defeased or otherwise satisfied prior to the scheduled maturity thereof, and (iii) prepay, redeem, purchase, defease or otherwise satisfy any intercompany Debt (including intercompany Debt evidenced by an intercompany note as required by Section 6.2(b)).

SECTION 6.11 New Subsidiaries. It will not, nor will it permit any of its Subsidiaries to, acquire or create any new Subsidiary which is a Material Subsidiary of such Borrower, unless such Borrower or Subsidiary shall comply with the terms and conditions of Section 5.15.

SECTION 6.12 Accounting Changes. It will not, nor will it permit any of its Subsidiaries to, make or permit any change in accounting policies or reporting practices as such policies or practices are used in connection with the preparation of the financial statements delivered or to be delivered to the Administrative Agent pursuant to this Agreement, except as required by Applicable Accounting Standards.

SECTION 6.13 Negative Pledge; Restrictions. It will not, nor will it permit any of its Subsidiaries to, enter into or suffer to exist any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than (a) the Loan Documents, (b) in connection with any Debt in existence on the Agreement Date, (c) in connection with purchase money Liens that are Permitted Liens hereunder, (d) any agreement entered into in connection with incurrence of any Debt permitted by Section 6.2(l) provided such agreement shall not prohibit the grant of Liens to the Secured Parties, or (e) with respect to any Material Subsidiary acquired after the date hereof, any such negative pledge agreement which exists at the time such Material Subsidiary is acquired and such negative pledge agreement was not created in connection with or in contemplation of such acquisition, provided that in any event if any such negative pledge agreement exists at such time Fresh Produce shall, and shall cause such Material Subsidiary to, use its reasonable best efforts to grant to the Administrative Agent for the benefit of the Secured Parties security interests satisfactory to the Lenders in the property or assets of such Material Subsidiary. Fresh Produce shall not permit any of its Subsidiaries to enter into agreements that prohibit or limit the amount of dividends or loans that may be paid or made to Fresh Produce or another Loan Party by any Subsidiary of Fresh Produce or any demands for payment on Debt owing by any Subsidiary of Fresh Produce to Fresh Produce or another Loan Party, other than (i) restrictions imposed under an agreement for the sale of all of the Stock or other equity interest of a Subsidiary or for the sale of a substantial part of the assets of such Subsidiary, in either case to the extent permitted hereunder and pending the consummation of such sale, (ii) restrictions in any agreement with another Person relating to a joint venture conducted through a Subsidiary of Fresh Produce in which such Person is a minority stockholder requiring the consent of such Person to the payment of dividends and (iii) restrictions otherwise consented to by the Administrative Agent, which consent will not be unreasonably withheld.

SECTION 6.14 Speculative Transactions. It will not, nor will it permit any of its Subsidiaries to, engage in any transaction involving commodity options or futures contracts or any similar speculative transactions except for Hedge Contracts entered into in the ordinary course of business; provided that such agreements are designed solely to protect Fresh Produce and its Subsidiaries against fluctuations in currency exchanges, interest rates or commodity prices.

SECTION 6.15 Anti-Terrorism Laws. None of Borrowers nor any Affiliate of any Borrower shall knowingly violate any Anti-Terrorism Law.

SECTION 6.16 Financial Covenants. Each of the Borrowers covenants and agrees that so long as any Commitment is outstanding and thereafter until Payment In Full of all of the Obligations, unless the Required Lenders shall have otherwise consented in writing thereto:

(a) Maximum Leverage Ratio. Fresh Produce and its Subsidiaries on a Consolidated basis shall maintain as of the end of each fiscal quarter of Fresh Produce, commencing with the fiscal quarter ending in June 2009, a Leverage Ratio for such fiscal quarter and the three immediately preceding completed fiscal quarters of Fresh Produce of not more than 3.50 to 1.00.

(b) Minimum Tangible Net Worth. Fresh Produce and its Subsidiaries on a Consolidated basis shall maintain as of the fiscal quarter ending in June 2009, and as of the end of each fiscal quarter thereafter of Fresh Produce, Tangible Net Worth of not less than an amount equal to the sum of (i) U.S. $750,000,000, plus (ii) an amount equal to 50% of Consolidated Net Income (to the extent positive) of Fresh Produce for the quarter ending June 2009, and each fiscal quarter thereafter on a cumulative basis.

(c) Minimum Interest Coverage. Fresh Produce and its Subsidiaries on a Consolidated basis shall maintain at the end of each fiscal quarter of Fresh Produce, commencing with the fiscal quarter ending in June 2009, a ratio of Consolidated EBITDA to Consolidated Net Interest Expense for such fiscal quarter and the three immediately preceding completed fiscal quarters of Fresh Produce, of not less than 3.00 to 1.00.

(d) Capital Expenditures. Fresh Produce and its Subsidiaries on a Consolidated basis shall not make Capital Expenditures that exceed $165,000,000 in the aggregate in any fiscal year.

ARTICLE 7

EVENTS OF DEFAULT

SECTION 7.1 Events of Default. Each of the following shall constitute an Event of Default (an “Event of Default”), whatever the reason for such event:

(a) any Loan Party shall fail to pay (i) any principal of, or any interest on, any Advance payable hereunder when due; or (ii) any fees payable hereunder or any other obligation payable hereunder or under any other Loan Document within three Business Days after notice thereof shall be given to any Borrower by the Administrative Agent or Lender; or

(b) any material representation or warranty made in writing by or on behalf of any Loan Party under or in connection with this Agreement or any other Loan Document or in any instrument furnished in connection with the transactions contemplated by this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

(c) any Loan Party shall fail to perform or comply in any material respect with any term, covenant or agreement contained in Section 5.16(a) or Article 6 hereof; or

(d) any Loan Party shall fail to perform or comply in any material respect with any term, covenant or agreement contained in any of Sections 5.4, 5.5, 5.12, 5.15, or 5.16 (other than 5.16(a)), and such failure shall remain unremedied for five Business Days after the earlier of (i) the date any Loan Party knew of the occurrence of such failure, or (ii) notice thereof shall have been given to any Loan Party by the Administrative Agent or any Lender; or

(e) any Loan Party shall fail to perform or comply in any material respect with any other term, covenant or agreement contained in any Loan Document and such failure shall remain unremedied for 10 Business Days after the earlier of (i) the date any Loan Party knew of the occurrence of such failure, or (ii) notice thereof shall have been given to any Loan Party by the Administrative Agent or any Lender; or

(f) any Loan Party or any of its Material Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt, if such Debt is outstanding in a principal amount of at least U.S.$10,000,000 (or the non-U.S. currency equivalent thereof) in the aggregate (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue for a period of 10 consecutive days after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or for a period of 10 consecutive days after such applicable grace period if the effect of such event or condition is to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(g) any Loan Party or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, shall suspend or threaten to suspend making payment whether of principal or interest with respect to any class of its debts or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Material Subsidiaries (each an “Affected Party”) seeking, or seeking the administration, to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, administrator, receiver and manager, trustee, or other similar official for it or for any substantial part of the property of any such Affected Party and its Subsidiaries, taken as a whole, and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including without limitation the entry of an order for relief against, or the appointment of a receiver, administrator, receiver and manager, trustee, custodian or other similar official for it or any substantial part of the property of such Affected Party and its Subsidiaries, taken as a whole,) shall occur; or any Loan Party or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (g) or an encumbrancer takes possession of, or a trustee or administrator or other receiver or similar officer is appointed in respect of, all or any substantial part of the business or assets of any Loan Party and its Subsidiaries, taken as a whole, or distress or any form of execution is levied or enforced upon or sued out against any such assets and is not discharged within 10 days of being levied, enforced or sued out, or any Lien that may for the time being affect a substantial part of the assets of any Affected Party and its Subsidiaries, taken as a whole, becomes enforceable, or anything analogous to any of the events specified in this subsection (g) occurs under the laws of any applicable jurisdictions; or

(h) any judgment or order for the payment of money shall be rendered against any Loan Party or any of its Subsidiaries, which when added to all other unpaid judgments or orders for the payment of money rendered against the Loan Parties and their Subsidiaries, exceeds U.S.$25,000,000 in the aggregate and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and such judgment or order has not been stayed for any period of 20 consecutive Business Days or (ii) there shall be any period of 20 consecutive Business Days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could have a Material Adverse Effect, and there shall be any period of 20 Business Days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j) any material provision of any material Loan Document after delivery thereof pursuant to Section 3.1 shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(k) any Security Document after delivery thereof pursuant to Section 3.1 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien (subject to Permitted Liens) on and security interest in the Collateral purported to be covered thereby; or

(l) any Change of Control with respect to any Loan Party or any of its Material Subsidiaries shall have occurred, excluding any consolidation, merger or transfers between or among any Loan Parties or their respective Subsidiaries to which the Administrative Agent has consented, such consent not to be unreasonably withheld or any other transaction permitted under this Agreement; or

(m) any ERISA Event shall have occurred with respect to a Plan of any Loan Party or any ERISA Affiliate and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans of the Loan Parties and their ERISA Affiliates with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds U.S.$15,000,000, which liability is not satisfied within 10 Business Days; or

(n) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan of such Loan Party or any ERISA Affiliate that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and their ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds U.S.$15,000,000 or requires payments exceeding U.S.$5,000,000 per annum, which liability is not satisfied within 10 Business Days; or

(o) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of such Loan Party and their ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding U.S.$15,000,000, which liability is not satisfied within 10 Business Days; or

(p) any Trademark License shall at any time and for any reason be suspended, revoked or otherwise terminated prior to the scheduled termination thereof, or shall otherwise cease to be in full force and effect or the right of any Loan Party to use the Trademark pursuant to the Trademark Licenses to which such Loan Party is a party shall at any time be suspended, revoked or otherwise terminated or, in the sole judgment of the Lenders, materially impaired.

SECTION 7.2 Remedies. If an Event of Default shall have occurred and until such Event of Default is waived in writing by the Required Lenders, or all of the Lenders as may be required by Section 9.1 hereof, the Administrative Agent:

(a) may, and shall at the request of the Required Lenders, by notice to Fresh Produce, declare the obligation of each Lender to make Advances and of the Issuing Banks to issue Letters of Credit and the Swing Line Bank to make Swing Line Advances to be terminated, whereupon the same shall forthwith terminate;

(b) may, and shall at the request of the Required Lenders by notice to Fresh Produce, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents (other than Hedge Contracts) to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the

Borrowers; provided that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code, (x) the obligation of each Lender to make Advances and of the Issuing Bank to issue Letters of Credit and of the Swing Line Bank to make Swing Line Advances shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers; and

(c) may, and shall at the request of the Required Lenders, exercise all of the post default rights granted to it and to them under the Loan Documents (other than Hedge Contracts) or under Applicable Law. The Administrative Agent, for the benefit of itself, the Issuing Bank and the Lenders, shall have the right to the appointment of a receiver for the property of each Borrower, and each Borrower hereby consents to such rights and such appointment and hereby waives any objection each Borrower may have thereto or the right to have a bond or other security posted by the Administrative Agent, the Issuing Bank or the Lenders in connection therewith.

SECTION 7.3 Actions in Respect of the Letters of Credit. If (a) in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code, the Borrowers will forthwith, and (b) any other Event of Default shall have occurred and be continuing, the Administrative Agent may, irrespective of whether it is taking any of the actions described in Section 7.2 or otherwise, make demand upon the Borrowers to, and forthwith upon such demand the Borrowers will, pay to the Administrative Agent on behalf of the Lenders in same-day funds at the Administrative Agent’s office designated in such demand, for deposit in a bank account designated by the Administrative Agent (the “L/C Cash Collateral Account”), an amount equal to the Letter of Credit Amount then outstanding. If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Lenders or that the total amount of such funds is less than the amount required to be on deposit hereunder, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (i) such amount required to be deposited hereunder over (ii) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim. The L/C Cash Collateral Account shall be in the name and under the sole dominion and control of the Administrative Agent. The Borrowers grant to the Administrative Agent, for its benefit and the benefit of the Lenders and the Issuing Bank, a Lien on and security interest in the L/C Cash Collateral Account and all amounts on deposit therein as collateral security for the performance of the Borrowers’ obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have all rights and remedies available to it under Applicable Law with respect to the L/C Cash Collateral Account and all amounts on deposit therein.

ARTICLE 8

THE ADMINISTRATIVE AGENT

SECTION 8.1 Authorization and Action. Each Lender hereby appoints and authorizes Rabobank to take action on its behalf as the Administrative Agent and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders; provided that the Administrative Agent shall not be required to take any action that exposes it or its officers or directors to personal liability or that is contrary to this Agreement or Applicable Law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by any Borrower or other Loan Party pursuant to the terms of this Agreement.

SECTION 8.2 Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent:

(a) may treat each Lender as the payee of the respective Obligations as set forth on the Register of the Administrative Agent until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.7;

(b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it, and may rely on any opinion of counsel delivered under this Agreement or any other Loan Document, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts or any such opinion;

(c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with the Loan Documents by any other Person;

(d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party;

(e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto (other than its own execution and delivery thereof) or the creation, attachment, perfection or priority of any Lien purported to be created under or contemplated by any Loan Document;

(f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties;

(g) shall have no liability or responsibility to any Loan Party for any failure on the part of any Lender to comply with any obligation to be performed by such Lender under this Agreement;

(h) shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default under this Agreement unless they have received notice from a Lender or Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default”;

(i) shall incur no liability as a result of any determination whether the transactions contemplated by the Loan Documents constitute a “highly leveraged transaction” within the meaning of the interpretations issued by the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System; and

(j) may act directly or through agents on its behalf.

SECTION 8.3 Rabobank and Affiliates. With respect to its Commitments and the Advances made by it, Rabobank shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Rabobank in its individual capacity. Rabobank and its respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person who may do business with or own securities of any Loan Party or any such Subsidiary, all as if Rabobank was not the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 8.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 3.1 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 8.5 Indemnification. Each Lender severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrowers) from and against such Lender’s Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including, without limitation, fees and expenses of legal counsel consulted pursuant to Section 8.2) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements determined by a court of competent jurisdiction in a final order to have resulted from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses payable by the Borrowers under Section 9.4, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrowers.

SECTION 8.6 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank or other financial institution and having a combined capital and surplus of at least U.S.$1,000,000,000. Upon the acceptance of any appointment as an Administrative Agent hereunder by a successor Administrative Agent and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 8 and Section 9.4 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

SECTION 8.7 Notice of Default or Event of Default. In the event that the Administrative Agent or any Lender shall acquire actual knowledge, or shall have been notified in writing, of any Default or Event of Default, the Administrative Agent shall promptly notify the Lenders or such Lender shall promptly notify the Administrative Agent, as applicable, and the Administrative Agent shall take such action and assert such rights under this Agreement as the Required Lenders shall request in writing, and the Administrative Agent shall not be subject to any liability by reason of its acting pursuant to any such request. If the Required Lenders shall fail to request the Administrative Agent to take action or to assert rights under this Agreement in respect of any Event of Default within ten days after their receipt of the notice of any Event of Default from the Administrative Agent, or shall request inconsistent action with respect to such Event of Default, the Administrative Agent may, but shall not be required to, take such action and assert such rights as it deems in its discretion to be advisable for the protection of the Lenders, except that, if the Required Lenders have instructed the Administrative Agent not to take such action or assert such right, in no event shall the Administrative Agent act contrary to such instructions.

SECTION 8.8 Agent May File Proofs of Claim. The Administrative Agent may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, its agents, financial advisors and counsel), the Issuing Bank and the Lenders allowed in any judicial proceedings relative to any Loan Party, or any of their respective creditors or property, and shall be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims and any custodian in any such judicial proceedings is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to the Administrative Agent for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, its agents, financial advisors and counsel, and any other amounts due the Administrative Agent. Nothing contained in this Agreement or the other Loan Documents shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any holder thereof, or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such Proceeding.

SECTION 8.9 Other Agents. Each of the Co-Documentation Agents, the Co-Syndication Agents and the Managing Agent is a Lender designated as a Co-Documentation Agent, Co-Syndication Agent or Managing Agent, respectively, for title purposes only and in such capacity shall have no duties or obligations whatsoever with respect to this Agreement or any other Loan Document and shall have no rights separate from its rights as a Lender thereunder. Each Lead Arranger and Joint Bookrunner shall have no obligations or duties whatsoever in such capacity under this under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity.

SECTION 8.10 Collateral.

(a) The Administrative Agent is hereby authorized to hold all Collateral pledged to it pursuant to any Loan Document and to act on behalf of the itself, the Lenders and the Issuing Bank, in its own capacity and through other agents appointed by it, under the Security Documents; provided, that the Administrative Agent shall not agree to the release of any Collateral except in accordance with the terms hereof.

(b) Each Secured Party hereby directs and authorizes the Administrative Agent to release or subordinate any Lien held by the Administrative Agent for its benefit and the benefit of the Secured Parties:

(i) against all of the Collateral, upon final and indefeasible payment in full of the Obligations (as determined, with reference to Hedge Contracts, in accordance with Section 8.11) and termination of this Agreement; or

(ii) against any part of the Collateral sold or disposed of by the applicable Loan Party if such sale or disposition is permitted by Section 6.5 hereof as certified to the Administrative Agent by the Loan Party in a certificate of an Authorized Signatory; or

(iii) to the extent not otherwise referenced in clauses (i) or (ii) above, (x) against any material portion of Collateral, with the consent of all the Lenders, and (y) against any other Collateral, with the consent of the Required Lenders.

Each Lender and the Issuing Bank hereby directs the Administrative Agent to, and the Administrative Agent hereby agrees to, execute and deliver or file such termination and partial release statements and do such other things as are reasonably necessary to release Liens to be released pursuant to this Section promptly upon the effectiveness of any such release. Upon request by the Administrative Agent at any time, the Lenders and the Issuing Bank will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section.

SECTION 8.11 Rights under Hedge Contracts. It is understood and agreed that the rights and benefits under this Agreement, the Security Documents and the Guaranty Agreements of each Hedge Bank, in such capacity, consist exclusively of such Hedge Bank’s right to share in payments and collections of the Collateral and payments under the Guaranty Agreements. Each Hedge Contract shall be secured but on a silent basis, so that notwithstanding any other provision, if any, in this Agreement or any Security Document or Guaranty Agreement, no Hedge Bank shall be able to take any action in respect of the Collateral or Guaranty Agreements nor instruct the Required Lenders or the Administrative Agent to take any such action nor have any rights in connection with the management or release of any Collateral or the obligations of any Guarantor under any Guaranty Agreement. By accepting the benefits of the Collateral and the Guaranty Agreements, such Hedge Bank shall be deemed to have appointed Administrative Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this paragraph; provided, Administrative Agent shall not owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any Hedge Bank with respect to any Hedge Contract. The Administrative Agent shall have no duty to determine the amount or the existence of any amounts owing under any Hedge Contracts. In connection with any such distribution of payments and collections or termination or release by the Administrative Agent of any Liens or Guarantors thereunder, the Administrative Agent shall be entitled to assume no amounts are due under any Hedge Contract unless such Hedge Bank has notified the Administrative Agent in writing of the amount of any such liability owed to it at least five Business Days prior to such distribution, termination or release.

ARTICLE 9

MISCELLANEOUS

SECTION 9.1 Amendment, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than a Hedge Contract between a Hedge Bank and a Loan Party), nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or in connection with an amendment to any other Loan Document, by the Administrative Agent with the consent of the Required Lenders) and, in the case of an amendment, all Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders and, in the case of an amendment, all Borrowers, do any of the following at any time: (1) waive any of the conditions specified in Section 3.2, (2) change the percentage of the Total Commitment, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (3) amend this Section 9.1, (4) other than as permitted by Section 8.10, release any Collateral, or (5) release any Guarantor from its obligations under its respective Guaranty Agreement except in connection with a sale or merger permitted hereunder;

(b) no amendment, waiver or consent shall, unless in writing and signed by the Borrowers and each Lender affected thereby, do any of the following at any time: (1) increase the principal amount of the Commitment of such Lender over the amount then in effect or increase the Pro Rata Share of such Lender (except pursuant to Section 2.10 upon the prepayment of a Commitment of a Defaulted Lender or Impacted Lender), (2) reduce or forgive the aggregate unpaid principal amount of the Revolving Advances or Swing Line Advances owing to such Lender, (3) reduce the rate of interest or fees payable hereunder to such Lender, or (4) postpone any scheduled date fixed for any payment of principal of, or interest on, the Advances or any fees payable to such Lender hereunder;

(c) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders and the Borrowers required above to take such action, affect the rights or obligations of the Issuing Bank under this Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in addition to the Lenders and the Borrowers required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Loan Document; and

(d) each Lender grants (x) to the Administrative Agent the right to purchase all (but not less than all) of such Lender’s Commitments and Advances owing to it and all of its rights and obligations hereunder and under the other Loan Documents (other than Hedge Contracts) at a price equal to the aggregate amount of outstanding Advances owed to such Lender (together with all accrued and unpaid interest and fees owed to such Lender), and (y) to any Borrower the right to cause an assignment of all (but not less than all) of such Lender’s Commitments and Advances owing to it and all of its rights and obligations hereunder and under the other Loan Documents (other than Hedge Contracts), which right may be exercised by the Administrative Agent or such Borrower, as the case may be, if such Lender refuses to execute any amendment, waiver or consent which requires the written consent of all the Lenders and to which the Required Lenders, the Administrative Agent and such Borrower have agreed. Each Lender agrees that if the Administrative Agent or such Borrower, as the case may be, exercises its option hereunder, it shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 9.7.

Anything in this Agreement to the contrary notwithstanding, if any Lender shall owe a Defaulted Advance or a Defaulted Amount, then, for so long as such amounts shall be outstanding, such Lender shall (unless the Borrowers and the Required Lenders, determined as if such Lender were not a “Lender” hereunder, shall otherwise consent in writing) be deemed for all purposes relating to amendments, modifications, waivers or consents under this Agreement or the other Loan Documents (including without limitation under this Section 9.1) to have no Advances or Commitments, shall not be treated as a “Lender” hereunder when performing the computation of Required Lenders, and shall have no rights under this Section 9.1; provided that any action taken by the other Lenders with respect to the matters referred to in clauses (a) or (b) of this Section 9.1 shall not be effective as against such Lender.

SECTION 9.2 Notices, Etc. (a) Except as provided in paragraph (b) below, all notices and other communications provided for hereunder shall be in writing (including telecopy communication) and mailed, telecopied or delivered,

(i) if to any Borrower, at its address set forth in Schedule 9.2;

(ii) if to any Lender, at its Domestic Lending Office specified on its signature page hereto or in the Assignment and Acceptance pursuant to which it became a Lender;

(iii) if to the Administrative Agent in connection with any Notice of Revolving Borrowing, Notice of Swing Line Borrowing, or any payment or prepayment of the Obligations, at its address at c/o Corporate Bank Services, 10 Exchange Place, 16th Floor, Jersey City, NJ 07302, Attention: Sui Price, Facsimile No.: 212-499-5328/5326;

(iv) to the Administrative Agent in connection with any Notice of Issuance, at its address at c/o Corporate Bank Services, 10 Exchange Place, 16th Floor, Jersey City, NJ 07302, Attention: Bibi Mohamed, Telephone No.: 201-499-5434, Facsimile No.: 201-499-5479/5480; and

(v) if to the Administrative Agent for all other matters, at its address at 245 Park Avenue, New York, New York 10167, Attention: Loan Syndications, Facsimile No.: 212-808-2578;

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be effective five (5) days after deposit in the mails and when transmitted by telecopier, except that notices and communications to the Administrative Agent pursuant to Articles 2, 3, or 8 shall not be effective until received by the Administrative Agent.

(b) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by the Administrative Agent by electronic communication (including e-mail and via IntraLinks) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article 2 if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to IntraLinks shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

SECTION 9.3 No Waiver; Remedies. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.4 Costs and Expenses.

(a) The Borrowers agree to pay on demand (i) all out-of-pocket expenses (including fees, disbursements and other costs of legal counsel) of the Administrative Agent incurred in connection with the preparation, execution and delivery of this Agreement and the Loan Documents required to be delivered pursuant to Section 3.1 of this Agreement in accordance with the terms of that certain Financing Proposal Letter dated May 6, 2009, between the Administrative Agent and Fresh Produce, and (ii) all reasonable costs and expenses of the Administrative Agent in connection with the administration, modification and amendment of the Loan Documents at any time (including, without limitation, the reasonable out-of-pocket fees and expenses of counsel for the Administrative Agent with respect to the administration, modification and amendment of the Loan Documents, in connection with the preparation, execution and delivery of any Loan Documents required to be delivered with respect to events or circumstances arising after the Agreement Date and not contemplated by Section 3.1 hereof, with respect to advising the Administrative Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto).

(b) The Borrowers further agree to pay on demand all reasonable costs and expenses of the Administrative Agent and each Lender in connection with the enforcement of the Loan Documents against any Loan Party, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally or otherwise (including without limitation the reasonable out-of-pocket fees and expenses of counsel for the Administrative Agent and each Lender with respect thereto).

(c) Each Loan Party agrees to indemnify and hold harmless the Administrative Agent, the Issuing Bank and each Lender and each of their affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including without limitation reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation, claim or proceeding arising out of, related to or in connection with:

(i) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries; or

(ii) any Loan Document, any breach or alleged breach of any representation or warranty made by any Loan Party thereunder, or any financing or issuance of a Letter of Credit hereunder; or

whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto (except to the extent one Indemnified Party makes a claim against one or more Indemnified Parties) and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. The Borrowers agree not to assert any claim against the Administrative Agent, the Issuing Bank, any Lender, any of their affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein or in any other Loan Document or the actual or proposed use of the proceeds of the Advances.

(d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including without limitation fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

SECTION 9.5 Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 7.2 to authorize the Administrative Agent to declare the Obligations due and payable pursuant to the provisions of Section 7.2, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law and subject to Section 2.8, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of a Borrower against any and all of the Obligations of such Borrower now or hereafter existing under this Agreement, irrespective of whether such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify such Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including without limitation other rights of set-off) that such Lender and its Affiliates may have.

SECTION 9.6 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers and the other Loan Parties and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender except as permitted under Section 6.4.

SECTION 9.7 Assignments and Participations. (a) Each Lender may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including without limitation all or a portion of its Commitment, and the Advances owing to it), and the Issuing Bank may assign its commitment with respect to its obligation to issue Letters of Credit; provided that

(i) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning

Lender being assigned pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in each case not be less than U.S.$2,500,000; provided, however, that no Lender shall have, at any time, a Commitment in an amount less than U.S.$2,500,000;

(ii) each such assignment shall be to an Eligible Assignee;

(iii) the proposed Assignee shall be approved by the Administrative Agent and Fresh Produce (such approval not to be unreasonably withheld or delayed); provided such approval of Fresh Produce shall not be required if (x) an Event of Default has occurred and is continuing, or (y) such assignment is to another Lender or an Affiliate of a Lender; and

(iv) the parties to each such assignment shall execute and deliver to the Administrative Agent for its own account, for its acceptance and recording in the Register, an Assignment and Acceptance, and a processing and recordation fee of U.S.$3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder or under any other Loan Document have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder, and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and under each other Loan Document (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:

(i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto;

(ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto;

(iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 3.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(v) such assignee confirms that it is an Eligible Assignee;

(vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and

(vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) The Administrative Agent shall maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and their respective Commitments, and the principal amount of the Advances owing hereunder to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance; (ii) record the information contained therein in the Register; and (iii) give prompt notice thereof to the Borrowers.

(e) Each Lender may sell participations in or to all or a portion of its rights and obligations under this Agreement (including without limitation all or a portion of its Commitment and the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement (including without limitation its Commitment) shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and (iv) no participant under any such participation shall have any right to approve such Lender’s action with respect to any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce or forgive the aggregate unpaid principal amount of, or reduce the rate of interest or fees on, the Revolving Advances or Commitments, to the extent subject to such participation, postpone any scheduled date fixed for any payment of principal of, or interest on, the Revolving Advances or any fees payable hereunder, to the extent subject to such participation, or release any material portion of the Collateral or any Guarantor from its obligations under its respective Guaranty Agreement, except in connection with a sale or merger permitted hereunder or in accordance with the terms of any other Loan Document. Each such participant shall have the right of set-off set forth in Section 9.5 hereof in respect of its participating interest to the same extent as if the amount of its participating interest was owed directly to it as a Lender; provided such right of set-off shall be subject to the obligation of such participant to share with the Lenders as provided in Section 2.8 hereof.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.7, disclose to the assignee or participant or proposed assignee or participant, any information relating to any Borrower furnished to such Lender by or on behalf of such Borrower; provided, however, that, prior to any such disclosure, such assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender, and provided further, that any Lender may disclose Confidential Information to any Person (i) to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any Applicable Law or regulation and (ii) to whom or for whose benefit that Lender grants a Lien (or may do so) pursuant to clause (g) below.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time (and without the consent of the Administrative Agent or Fresh Produce) grant a Lien on all or any portion of its rights under this Agreement (including without limitation the Advances owing to it) in favor of any Federal Reserve Bank (or other central bank under any central banking system established in the jurisdiction of organization of such Lender (or its parent bank)) in accordance with Regulation A of the Board of Governors of the Federal Reserve System, or, as to any Lender that is a Farm Credit System entity, in favor of the Farm Credit Funding Corp. or other appropriate funding sources and entities within the Farm Credit System in accordance with the Farm Credit Act of 1971, as amended, except that no such Lien shall release such Lender from any of its obligations under the Loan Documents or (other than upon enforcement by the beneficiary of such Lien) substitute the beneficiary of the relevant Lien for such Lender as a party to any of the Loan Documents.

(h) Notwithstanding anything to the contrary set forth in this Section 9.7, on and as of the Agreement Date, subject to the conditions set forth in Section 3.1 hereof, each of the Departing Lenders and the Lenders hereunder shall sell, assign and transfer, or purchase and assume, as the case may be, such interests in the Revolving Advances and Commitments, in each case, outstanding immediately prior to the Agreement Date, as shall be necessary so that, after giving effect to all such assignments and purchases, the Commitments will be held by the Lenders hereunder as set forth, respectively, on the signature pages hereto. The assignments and purchases provided for in this Section 9.7(h) shall be without recourse, warranty or representation, except that each Departing Lender assigning any interest shall be deemed to have represented that it is the legal and beneficial owner of the interests assigned by it and that such interests are free and clear of any adverse claim. The purchase price for each such assignment and purchase shall equal the principal amount of the Revolving Advance purchased and shall be payable to Administrative Agent for distribution to the Lenders and Departing Lenders, respectively. Each Departing Lender acknowledges and agrees that, to the extent it or its Affiliate is party to any Hedge Contract with a Loan Party, such Hedge Contract shall not be entitled to any Lien on the Collateral or any other benefits under the Existing Credit Agreement or this Agreement, except as otherwise set forth in the proviso to the last sentence of this paragraph (h). Concurrently with the effectiveness of the assignments and purchases provided for above, the Departing Lenders shall cease to be parties to the Existing Credit Agreement and shall be released from all further benefits and obligations thereunder; provided, however, that the Departing Lenders shall continue to be entitled to the benefits of Sections 9.4, 10.1, 10.2, and 10.3 of the Existing Credit Agreement as in effect immediately prior to the Agreement Date.

SECTION 9.8 Marshalling; Payments Set Aside. None of the Administrative Agent, any Lender or any Issuing Bank shall be under any obligation to marshal any assets in favor of the Borrowers or any other party or against or in payment of any or all of the Obligations. To the extent that a Borrower makes a payment or payments to the Administrative Agent, the Lenders or the Issuing Banks or any of such Persons receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

SECTION 9.9 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.10 No Liability of the Issuing Bank. Each Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, that a Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to a Borrower, to the extent of any direct, but not consequential, damages suffered by such Borrower that such Borrower proves were caused by (i) the Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) the Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 9.11 Survival of Obligations. The obligations of the Loan Parties under Sections 2.3(c), 9.4, 10.2, 10.3, and 10.4, and of the Lenders under Section 8.5, shall survive the termination of the Loan Documents and the repayment of amounts due thereunder.

SECTION 9.12 Patriot Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies each Borrower and the other Loan Parties, which information includes the name and address of each Borrower and the other Loan Parties and other information that will allow such Lender to identify each Borrower and the other Loan Parties in accordance with the USA Patriot Act. Each Borrower hereby agrees to provide, and cause each other Loan Party to provide, such information promptly upon the request of the Administrative Agent or any Lender.

ARTICLE 10

INCREASED COSTS, TAXES, ETC.

SECTION 10.1 Increased Costs.

(a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by any Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), shall result in any increase in the cost to any Lender of agreeing to make, fund or maintain any LIBO Rate Advance or of agreeing to issue or of issuing, maintaining or participating in Letters of Credit in any case to or for the account of any Borrower, then such Borrower shall from time to time, upon demand (such demand to be made no later than 45 days subsequent to the date of the increased cost) by such Lender (with a copy of such demand to the Administrative Agent), accompanied by the certificate referred to in the succeeding sentence, pay to such Lender additional amounts sufficient to compensate for such increased cost; provided, however, that each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender (provided that such Lender shall have no obligation to so designate an Applicable Lending Office located in the United States); provided further, however, that no amounts shall be payable under this Section 10.1(a): (x) for any increase in cost resulting from any Excluded Taxes, or (y) for any Taxes in respect of which additional amounts are payable pursuant to Section 10.2 hereof. A certificate as to the amount of such increased cost, together with reasonable detail as to the calculation of such increased cost, submitted to such Borrower by such Lender, shall, in the absence of manifest error, be conclusive and binding for all purposes.

(b) If either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance by any Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by any Lender or any corporation controlling such Lender and any Lender determines that the amount of such capital, is increased by or based upon the existence of such Lender’s commitment to lend or participate in Letters of Credit or, in the case of the Issuing Bank, to issue Letters of Credit hereunder and other commitments of this type, in any case to or for the account of any Borrower, then, upon demand (such demand to be made no later than 45 days subsequent to the date on which such Lender is notified of such increase in capital or determines that such increase in capital has occurred) by such Lender, accompanied by the certificate referred to in the succeeding sentence, such Borrower shall promptly pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that any Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend or to the issuance or maintenance of, or participation in, any Letters of Credit hereunder; provided, however, that each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender (provided that such Lender shall have no obligation to so designate an Applicable Lending Office located in the United States). A certificate as to such amounts, together with reasonable detail as to the calculation of such increased cost, submitted to such Borrower by such Lender in good faith, shall, in the absence of manifest error, be conclusive and binding for all purposes.

(c) If, with respect to any LIBO Rate Advances, the Required Lenders notify the Administrative Agent that the LIBO Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their LIBO Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the affected Borrower and the Lenders, whereupon

(i) if U.S. dollars are the affected currency, each such LIBO Rate Advance denominated in U.S. dollars will automatically, on the last day of the then-existing Interest Period therefor, Convert into a Base Rate Advance; and

(ii) the obligation of the Lenders to make such LIBO Rate Advances in the affected currency shall be suspended,

in each case, until the Administrative Agent shall notify the affected Borrowers that such Lenders have determined that the circumstances causing such suspension no longer exist; provided, however, that with respect to LIBO Rate Advances, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different LIBOR Lending Office if the making of such a designation would avoid the need to suspend such Lender’s obligations to make LIBO Rate Advances to the Borrowers hereunder and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender (provided that such Lender shall have no obligation to so designate an Applicable Lending Office located in the United States).

(d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its LIBOR Lending Office to perform its obligations hereunder to make LIBO Rate Advances or to purchase participations in such Advances or to continue to fund or maintain LIBO Rate Advances, or participations therein, as the case may be, hereunder, then, on notice thereof and demand therefor by such Lender to the Borrowers through the Administrative Agent, (i) the obligation of such Lenders to make LIBO Rate Advances, or participate therein, as the case may be, shall be suspended, and (ii) each LIBO Rate Advance denominated in U.S. dollars will automatically, upon such demand Convert into a Base Rate Advance, until the Administrative Agent shall notify the affected Borrowers that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that with respect to LIBO Rate Advances, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different LIBOR Lending Office if the making of such a designation would avoid the need to suspend such Lender’s obligations to make LIBO Rate Advances to the Borrowers hereunder and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender (provided that such Lender shall have no obligation to so designate an Applicable Lending Office located in the United States). A certificate as to the reason for such suspension or conversion, submitted to such Borrower by such Lender, shall, in the absence of manifest error, be conclusive and binding for all purposes.

SECTION 10.2 Taxes. (a) Any and all payments by the Borrowers hereunder or under any other Loan Document to which it is a party shall be made, in accordance with Section 2.7, free and clear of, and without deduction for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Administrative Agent, taxes that are imposed on such Lender or the Administrative Agent by the United States and by the state or non-U.S. jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and franchise taxes and net income taxes that would not have been imposed but for the fact that such Lender or the Administrative Agent had engaged in business or was present or had such contact in the state or other jurisdiction imposing such taxes that was unrelated to the transactions contemplated by this Agreement, (ii) in the case of each Lender, franchise taxes and net income taxes that are imposed on such Lender by the state or non-U.S. jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, and (iii) any taxes imposed by reason of the Lender’s failure to comply with the provisions of Section 10.2(e) and (f) or Section 10.2(g) hereof (such taxes described in the foregoing clauses (i), (ii) and (iii) are collectively referred to as the “Excluded Taxes”; all taxes, levies, imposts, deductions, charges, withholdings and liabilities other than the Excluded Taxes are hereinafter referred to as “Payment Taxes”). If the Borrowers shall be required by law to deduct any Taxes as such term is defined in subsection (b) below, from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any present or future stamp, documentary, excise, property, value added tax, turnover or similar taxes, charges or levies that arise from any payment made hereunder or under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement and the other Loan Documents (hereinafter referred to as “Other Taxes,” and, together with the Payment Taxes, as the “Taxes”). If any value added tax or other similar tax is chargeable on any supply made by a Lender or the Administrative Agent to a Borrower hereunder or under any Loan Document, the Lender or Administrative Agent (as appropriate) shall, only if required by applicable law, promptly provide an appropriate VAT (value added tax) invoice to the relevant Borrower.

(c) The Borrowers shall indemnify each Lender, the Issuing Bank and the Administrative Agent for the full amount of Taxes, and for the full amount of Taxes imposed by any jurisdiction on amounts payable under this Section, imposed on or paid by such Lender, the Issuing Bank or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender, the Issuing Bank or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the Borrowers shall furnish to the Administrative Agent, at its address referred to in Section 9.2, a certified copy of the receipt of payment thereof. In the case of any payment hereunder by or on behalf of any Borrower organized under the laws of the United States through an account or branch outside the United States or on behalf of any such Borrower by a payor that is not a United States person, if any such Borrower determines that no Taxes are payable in respect thereof, if requested by the Administrative Agent, such Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, a certificate acceptable to the Administrative Agent, or if deemed necessary by the Administrative Agent, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each initial Lender hereunder, and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by a Borrower or the Administrative Agent (but only so long thereafter as such Lender remains lawfully able to do so), provide the Administrative Agent and such Borrower with (1)(x) if such Lender claims an exemption from withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender, signed under penalty of perjury, that it is not (I) a “bank” as described in Section 881(c)(3)(A) of the Internal Revenue Code, (II) a ten percent (10%) shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code), or (III) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the Internal Revenue Code, and (B) a properly completed and executed IRS Form W-8BEN, (y) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN, or (z) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI, and (2) such other form or forms as may be required under the Internal Revenue Code or other laws, regulations, administrative practice or applicable treaties of the United States as a condition to exemption from, or reduction in the rate of, deduction or withholding of any United States withholding tax for which any Borrower is required to pay additional amounts under this Section 10.2. If the appropriate forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicates an interest-withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date by a Borrower, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includible in Taxes) withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8ECI or other form that the applicable Borrower has indicated in writing to the Lenders on the date hereof as being a required form to avoid or reduce withholding tax on payments under this Agreement, that a Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Borrowers and shall not be obligated to include in such form or document such confidential information. If a Lender is a United States person, upon the request of Fresh Produce, it agrees to complete and deliver to Fresh Produce a statement signed by an authorized signatory of such Lender to the effect that it is a United States person together with a duly completed and executed copy of Internal Revenue Service form W-9 or successor form establishing that such Lender is not subject to United States backup withholding tax.

(f) If any Lender claims exemption from, or reduction of, withholding tax pursuant to subsection (e), and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrowers to such Lender, such Lender agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrowers to such Lender. To the extent of such percentage amount, the Administrative Agent will treat such Lender’s documentation as no longer valid. If any Lender is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Lender in an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (e) of this Section are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold the Administrative Agent harmless for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

(g) A Lender which is treated as a resident of a jurisdiction having a double taxation agreement with the United Kingdom which makes provision for full or partial exemption from tax imposed by the United Kingdom on interest and each Borrower which makes a payment to which that Lender is entitled and which would be subject to withholding or deduction for or on account of

United Kingdom income tax shall cooperate in completing any reasonable procedural formalities necessary for and specifically requested by that Borrower to obtain authorization to make that payment without such withholding or deduction or at a lower rate of withholding or deduction (as applicable) (except that the Lender shall have no obligation to cooperate by disclosing any information to any Borrower that such Lender in its sole discretion considers to be confidential information). The Lender shall be required to consult with the Borrower but shall have no obligation to undertake any such procedural formalities (including, without limitation, the submission of any forms to any Governmental Authority) within the first 60 days after the specific request by the Borrower if the Lender considers that it would be unreasonable or impractical for it to do so.

(h) For any period with respect to which a Lender has failed to provide the Borrowers with the appropriate form described in subsection (e) or (f) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) or (f) above) or has failed to cooperate in completing the procedural formalities described in subsection (g) above, such Lender shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes imposed by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(i) Each Lender shall use reasonable efforts consistent with its internal policy and legal and regulatory restrictions (including reasonable efforts to change its Applicable Lending Office; provided that no Lender shall have an obligation to so designate an Applicable Lending Office located in the United States) to avoid the imposition of any Taxes for which the Borrowers are required to pay additional amounts pursuant to Section10.2(a) through (c) hereof; provided, however, that such efforts shall not require any Lender to incur additional costs or legal or regulatory burdens that the Lender considers to be material.

(j) Where the Person beneficially entitled to interest payable to a Lender in respect of an Advance hereunder is (1) a company resident in the United Kingdom for United Kingdom tax purposes, (2) a partnership each member of which is (x) a company so resident in the United Kingdom or (y) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the United Kingdom Income and Corporation Taxes Act 1988 or, as the case may be depending on the relevant accounting period, within the meaning of section 19 of the United Kingdom Corporation Tax Act 2009) the whole of any share of interest payable in respect of that Advance that falls to it by reason of sections 114 and 115 of the United Kingdom Income and Corporation Taxes Act 1988 or, as the case may be depending on the relevant accounting period, Part 17 of the United Kingdom Corporation Tax Act 2009, or (3) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that Advance in computing the chargeable profits (for the purposes of section 11(2) of the United Kingdom Income and Corporation Taxes Act 1988 or, as the case may be depending on the relevant accounting period, within the meaning of section 19 of the United Kingdom Corporation Tax Act 2009) of the company, the applicable Lender shall confirm such fact in writing to the Borrowers on the date on which it becomes a Lender hereunder and shall promptly notify the Borrowers if there is any change in the position from that set out in such confirmation.

SECTION 10.3 LIBO Breakage Costs. If any prepayment or payment (or failure to prepay after the delivery of a notice of prepayment) of principal of, or Conversion of, or failure to borrow after giving any Notice of Revolving Borrowing of, any LIBO Rate Advance is made by a Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion, acceleration of the maturity of the Obligations pursuant to Section 7.2 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 2.10, such Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for all losses, costs or expenses that such Lender may reasonably incur as a result of such failure based on customary funding arrangements, whether or not such arrangements actually occur, and any and all other losses, costs or expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any Borrowing and the unavailability of funds as a result of such Borrower failing to prepay any amount when specified in a notice of prepayment or otherwise when due, but excluding loss of anticipated profits.

SECTION 10.4 Judgment Currency. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under any other Loan Document in any currency (the “Original Currency”) into another currency (the “Other Currency”) the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Original Currency with the Other Currency at 11:00 A.M. on the second Business Day preceding that on which final judgment is given.

(a) The obligation of a Borrower in respect of any sum due in the Original Currency from it to any Lender, the Issuing Bank or the Administrative Agent hereunder or under any other Loan Document shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Lender, the Issuing Bank or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such Other Currency such Lender, the Issuing Bank or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the amount of the Original Currency so purchased is less than the sum originally due to such Lender, the Issuing Bank or the Administrative Agent (as the case may be) in the Original Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender, the Issuing Bank or the Administrative Agent (as the case may be) against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to any Lender, the Issuing Bank or the Administrative Agent (as the case may be) in the Original Currency, such Lender, the Issuing Bank or the Administrative Agent (as the case may be) agrees to remit to such Borrower such excess.

ARTICLE 11

JURISDICTION

SECTION 11.1 Consent to Jurisdiction. (a) Each Borrower irrevocably (i) submits to the jurisdiction of any New York State or Federal court (to the extent such court has subject matter jurisdiction) sitting in New York City and any appellate court from any thereof in any action or proceeding arising out of or relating to any Loan Document (excluding Hedge Contracts); (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or in such Federal court and (iii) waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. To the fullest extent permitted by Applicable Law, each Borrower hereby irrevocably appoints CT Corporation System with an office on the date hereof at 1633 Broadway, New York, New York 10019 (the “Process Agent”), as its agent to receive on behalf of each such Borrower and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to any such Borrower in care of the Process Agent at the Process Agent’s above address, and each Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each Borrower also irrevocably consents to the service of any and all process in any such action or processing by the mailing of copies of such process to such Borrower at its address specified in Section 9.2. Each Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(b) Nothing in this Section shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by applicable law or affect any right of the Administrative Agent or any Lender to bring any action or proceeding against any Borrower or its property in the courts of other jurisdictions.

(c) To the extent that any Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Borrower to the extent permitted by law hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Documents to which it is a party and, without limiting the generality of the foregoing, agrees that the waivers set forth in this subsection (c) shall have the fullest scope permitted under the United States Foreign Sovereign Immunities Act of 1976, as amended, and are intended to be irrevocable for purposes of such Act.

SECTION 11.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 11.3 Waiver of Jury Trial. EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT, AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or directors thereunto duly authorized, as of the date first above written.

BORROWERS:	FRESH DEL MONTE PRODUCE INC., as Borrower

	By:	/s/ Richard Contreras
	Title:	Attorney-in-Fact

	Name:	Richard Contreras

DEL MONTE FRESH PRODUCE N.A., INC., as Borrower

	By:	/s/ Richard Contreras
	Title:	Senior Vice President and Chief Financial Officer

DEL MONTE FRESH PRODUCE INTERNATIONAL INC., as Borrower

	By:	/s/ Richard Contreras
	Title:	Director

FRESH DEL MONTE SHIP HOLDINGS LTD., as Borrower

	By:	/s/ Richard Contreras
	Title:	Attorney-in-Fact

	Name:	Richard Contreras

DEL MONTE B.V. (f/k/a Del Monte Fresh Produce B.V.), as Borrower

	By:	/s/ Richard Contreras
	Title:	Director

SECOND AMENDED AND RESTATED CREDIT AGREEMENT	S-1

DEL MONTE EUROPE LIMITED, as Borrower

By:	/s/ Richard Contreras
Title:	Director

DEL MONTE (UK) LIMITED (f/k/a Del Monte Fresh Produce (UK) Ltd.), as Borrower

By:	/s/ Richard Contreras
Title:	Director

DEL MONTE INTERNATIONAL, INC., as Borrower

By:	/s/ Richard Contreras
Title:	Director

DEL MONTE FOODS INTERNATIONAL LIMITED, as Borrower

By:	/s/ Richard Contreras
Title:	Director

DEL MONTE FUND B.V., as Borrower

By:	/s/ Richard Contreras
Title:	Director

NETWORK SHIPPING LTD., as Borrower

By:	/s/ Richard Contreras
Title:	Director

SECOND AMENDED AND RESTATED CREDIT AGREEMENT	S-2

ADMINISTRATIVE AGENT,

ISSUING BANK AND LENDERS:

COÖPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as Lead Arranger, Joint Bookrunner, Administrative Agent, Issuing Bank and Lender

By:	/s/ Brett Delfino
Name:	Brett Delfino
Title:	Executive Director

By:	/s/ Betty H. Mills
Name:	Betty H. Mills
Title:	Executive Director

Commitment:

$65,000,000

Domestic Lending Office:

245 Park Avenue

New York, NY 10167

LIBOR Lending Office:

245 Park Avenue

New York, NY 10167

SECOND AMENDED AND RESTATED CREDIT AGREEMENT	S-3

BANK OF AMERICA, N.A., as Joint Bookrunner, Co-Syndication Agent and a Lender

By:	/s/ Jamie Freeman
Name:	Jamie Freeman
Title:	Senior Vice President

Commitment:

$30,500,000

Domestic Lending Office:

625 North Flagler Drive
10th Floor
West Palm Beach, FL 33401

LIBOR Lending Office:

2110 Clayton Rd Bldg B
Concord, CA 94520

SECOND AMENDED AND RESTATED CREDIT AGREEMENT	S-4

SUNTRUST ROBINSON HUMPHREY, INC., as Joint Bookrunner

By:	/s/ Berwyn J. Green
Name:	Berwyn J. Green
Title:	Vice President

SUNTRUST BANK, as Co-Syndication Agent and a Lender

By:	/s/ Michael Vegh
Name:	Michael Vegh
Title:	Vice President

Commitment:

$30,500,000

Domestic Lending Office:

303 Peachtree Street

10th Floor

Atlanta, GA 30308

LIBOR Lending Office:

303 Peachtree Street

10th Floor

Atlanta, GA 30308

SECOND AMENDED AND RESTATED CREDIT AGREEMENT	S-5

U.S. BANK NATIONAL ASSOCIATION, as Joint Bookrunner, Co-Documentation Agent and a Lender

By:	/s/ Mark A. Reinert
Name:	Mark A. Reinert
Title:	Vice President

Commitment:

$30,500,000

Domestic Lending Office:

US Bank – Food Group

950 17th Street, 7th Floor

Denver, CO 80202

LIBOR Lending Office:

Complex Credits

555 SW Oak Street

Portland, OR 97204

SECOND AMENDED AND RESTATED CREDIT AGREEMENT	S-6

ING CAPITAL LLC, as Joint Bookrunner, Co-Documentation Agent and a Lender

By:	/s/ Lina A. Garcia
Name:	Lina A. Garcia
Title:	Director

Commitment:

$30,500,000

Domestic Lending Office:

1325 Avenue of the Americas

New York, NY 10019

LIBOR Lending Office:

1325 Avenue of the Americas

New York, NY 10019

SECOND AMENDED AND RESTATED CREDIT AGREEMENT	S-7

AGFIRST FARM CREDIT BANK, as Managing Agent and a Lender

By:	/s/ John W. Burnside, Jr.
Name:	John W. Burnside, Jr.
Title:	Vice President

Commitment:

$30,500,000

Domestic Lending Office:

1401 Hampton Street

Columbia, SC 29201

LIBOR Lending Office:

1401 Hampton Street

Columbia, SC 29201

SECOND AMENDED AND RESTATED CREDIT AGREEMENT	S-8

FARM CREDIT SERVICES OF MID- AMERICA, PCA, as a Lender

By:	/s/ Tom Biggs
Name:	Tom Biggs
Title:	Vice President – Agribusiness

Commitment:

$30,500,000

Domestic Lending Office:

1601 UPS Drive

Louisville, KY 40223

LIBOR Lending Office:

1601 UPS Drive

Louisville, KY 40223

SECOND AMENDED AND RESTATED CREDIT AGREEMENT	S-9

UNITED FCS, PCA d/b/a FCS COMMERCIAL FINANCE GROUP, as a Lender

By:	/s/ Lisa Caswell
Name:	Lisa Caswell
Title:	Assistant Vice President

Commitment:

$23,000,000

Domestic Lending Office:

FCS Commercial Finance Group

600 Hwy. 169 South, Suite 850

Minneapolis, MN 555426

LIBOR Lending Office:

FCS Commercial Finance Group

600 Hwy. 169 South, Suite 850

Minneapolis, MN 555426

SECOND AMENDED AND RESTATED CREDIT AGREEMENT	S-10

FARM CREDIT WEST, PCA, as a Lender

By:	/s/ Ben Madonna
Name:	Ben Madonna
Title:	Vice President

Commitment:

$23,000,000

Domestic Lending Office:

2929 W. Main Street

Suite G

Visalia, CA 93291

LIBOR Lending Office:

2929 W. Main Street
Suite G
Visalia, CA 93291

SECOND AMENDED AND RESTATED CREDIT AGREEMENT	S-11

FARM CREDIT SERVICES OF AMERICA, PCA, as a Lender

By:	/s/ Curt Brown
Name:	Curt Brown
Title:	Vice President

Commitment:

$23,000,000

Domestic Lending Office:

5015 S. 118th Street

Omaha, NE 68137

LIBOR Lending Office:

5015 S. 118th Street

Omaha, NE 68137

SECOND AMENDED AND RESTATED CREDIT AGREEMENT	S-12

FARM CREDIT BANK OF TEXAS, as a Lender

By:	/s/ Alan Robinson
Name:	Alan Robinson
Title:	Vice President

Commitment:

$23,000,000

Domestic Lending Office:

4801 Plaza on the Lake Drive

Austin, TX 78746

LIBOR Lending Office:

4801 Plaza on the Lake Drive

Austin, TX 78746

SECOND AMENDED AND RESTATED CREDIT AGREEMENT	S-13

COBANK, ACB, as a Lender

By:	/s/ Hal Nelson
Name:	Hal Nelson
Title:	Vice President

Commitment:

$23,000,000

Domestic Lending Office:

5500 South Quebec Street

Greenwood Village, CO 80111

LIBOR Lending Office:

5500 South Quebec Street

Greenwood Village, CO 80111

SECOND AMENDED AND RESTATED CREDIT AGREEMENT	S-14

TORONTO DOMINION (NEW YORK) LLC, as a Lender

By:	/s/ Debbi Brito
Name:	Debbi Brito
Title:	Authorized Signature

Commitment:

$16,000,000

Domestic Lending Office:

31 West 52nd Street

22nd Floor

New York, NY 10019

LIBOR Lending Office:

31 West 52nd Street

22nd Floor

New York, NY 10019

SECOND AMENDED AND RESTATED CREDIT AGREEMENT	S-15

1ST FARM CREDIT SERVICES, PCA, as a Lender

By:	/s/ Dale A. Richardson
Name:	Dale A. Richardson
Title:	VP, Illinois Capital Markets Group

Commitment:

$16,000,000

Domestic Lending Office:

1ST Farm Credit Services
2000 Jacobssen Drive
Normal, IL 61761

LIBOR Lending Office:

1ST Farm Credit Services
2000 Jacobssen Drive
Normal, IL 61761

SECOND AMENDED AND RESTATED CREDIT AGREEMENT	S-16

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kathleen H. Reedy
Name:	Kathleen H. Reedy
Title:	Managing Director

Commitment:

$16,000,000

Domestic Lending Office:

Wells Fargo Bank, N.A.

Commercial Banking Service Center

Loan Accounting Department

201 Third Street – 8th Floor

San Francisco, CA 94163

LIBOR Lending Office:

Wells Fargo Bank, N.A.

Commercial Banking Service Center

Loan Accounting Department

201 Third Street – 8th Floor

San Francisco, CA 94163

SECOND AMENDED AND RESTATED CREDIT AGREEMENT	S-17

U.S. AGBANK, FCB, as a Lender

By:	/s/ Travis W. Ball
Name:	Travis W. Ball
Title:	Vice President

Commitment:

$16,000,000

Domestic Lending Office:

245 N. Waco

Wichita, KS 67202

LIBOR Lending Office:

245 N. Waco

Wichita, KS 67202

SECOND AMENDED AND RESTATED CREDIT AGREEMENT	S-18

GREENSTONE FARM CREDIT SERVICES, ACA/FLCA, as a Lender

By:	/s/ Alfred S. Compton, Jr.
Name:	Alfred S. Compton, Jr.
Title:	Sr. Vice President/Managing Director

Commitment:

$16,000,000

Domestic Lending Office:

1760 Abbey Road

East Lansing, MI 48823

LIBOR Lending Office:

1760 Abbey Road

East Lansing, MI 48823

SECOND AMENDED AND RESTATED CREDIT AGREEMENT	S-19

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Robert P. Carswell
Name:	Robert P. Carswell
Title:	Vice President

Commitment:

$12,000,000

Domestic Lending Office:

10 South Dearborn

7th Floor

Chicago, IL 60603-2003

Mail Code: IL1-0010

LIBOR Lending Office:

10 South Dearborn

7th Floor

Chicago, IL 60603-2003

Mail Code: IL1-0010

SECOND AMENDED AND RESTATED CREDIT AGREEMENT	S-20

REGIONS BANK, as a Lender

By:	/s/ Steven Hanas
Name:	Steven Hanas
Title:	Senior Vice President

Commitment:

$12,000,000

Domestic Lending Office:

1900 5th Avenue North

Birmingham, AL 35203

LIBOR Lending Office:

1900 5th Avenue North

Birmingham, AL 35203

SECOND AMENDED AND RESTATED CREDIT AGREEMENT	S-21

BANK OF MONTREAL, as a Lender

By:	/s/ Robert H. Wolohan
Name:	Robert H. Wolohan
Title:	Vice President

Commitment:

$12,000,000

Domestic Lending Office:

111 W. Monroe Street

17th Floor West

Chicago, IL 60603-4095

LIBOR Lending Office:

111 W. Monroe Street

17th Floor West

Chicago, IL 60603-4095

SECOND AMENDED AND RESTATED CREDIT AGREEMENT	S-22

AMERICAN AGCREDIT, PCA, as a Lender

By:	/s/ Gary VanSchuyver
Name:	Gary VanSchuyver
Title:	Vice President

Commitment:

$12,000,000

Domestic Lending Office:

5560 South Broadway

Eureka, CA 95503

LIBOR Lending Office:

200 Concourse Blvd.

Santa Rosa, CA 95402

SECOND AMENDED AND RESTATED CREDIT AGREEMENT	S-23

FARM CREDIT SERVICES OF THE MOUNTAIN PLAINS, PCA, as a Lender

By:	/s/ Bradley K. Leafgren
Name:	Bradley K. Leafgren
Title:	Vice President

Commitment:

$9,000,000

Domestic Lending Office:

4505 29th Street

Greeley, CO 80634

LIBOR Lending Office:

4505 29th Street

Greeley, CO 80634

SECOND AMENDED AND RESTATED CREDIT AGREEMENT	S-24

The undersigned Departing Lenders consent to the amendment and restatement of the Existing Credit Agreement and agree to be bound by Section 9.7(h) of this Agreement.

FORTIS CAPITAL CORP.

By:	/s/ Stephen R. Staples
Name:	Stephen R. Staples
Title:	Director

By:	/s/ Chad Clark
Name:	Chad Clark
Title:	Director

NORDEA BANK FINLAND PLC, NEW YORK BRANCH

By:	/s/ Martin Lunder
Name:	Martin Lunder
Title:	Senior Vice President

By:	/s/ George Fikaris
Name:	George Fikaris
Title:	Assistant Vice President

SECOND AMENDED AND RESTATED CREDIT AGREEMENT	S-25